  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996

                                                REGISTRATION NO. 333-03987
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------


                             AMENDMENT NO. 1

                                    TO

                                 FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                               FILM ROMAN, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      DELAWARE                      7812                        95-4585357
   (STATE OR OTHER            (PRIMARY STANDARD                  (I.R.S.
   JURISDICTION OF               INDUSTRIAL                      EMPLOYER
  INCORPORATION OR             CLASSIFICATION                 IDENTIFICATION
    ORGANIZATION)                CODE NUMBER)                      NO.)

                      12020 CHANDLER BOULEVARD, SUITE 200
                       NORTH HOLLYWOOD, CALIFORNIA 91607
                                (818) 761-2544
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                  PHIL ROMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               FILM ROMAN, INC.
                      12020 CHANDLER BOULEVARD, SUITE 200
                       NORTH HOLLYWOOD, CALIFORNIA 91607
                                (818) 761-2544
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:

               THOMAS W. DOBSON, ESQ.                                GARY I. HOROWITZ, ESQ.
                  LATHAM & WATKINS                                 SIMPSON THACHER & BARTLETT
         633 WEST FIFTH STREET, SUITE 4000                            425 LEXINGTON AVENUE
           LOS ANGELES, CALIFORNIA 90071                            NEW YORK, NEW YORK 10017
                   (213) 485-1234                                        (212) 455-2000

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

             ITEM NUMBER AND HEADING IN
          FORM S-1 REGISTRATION STATEMENT                      PROSPECTUS CAPTION
          -------------------------------                      ------------------
 1. Forepart of the Registration Statement and Out-
     side Front Cover Page of Prospectus............  Outside Front Cover Page of
                                                      Prospectus
 2. Inside Front and Outside Back Cover Pages of
     Prospectus.....................................  Inside Front and Outside Back Cover
                                                       Pages of Prospectus

 3. Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges......................  Prospectus Summary; Risk Factors

 4. Use of Proceeds.................................  Use of Proceeds

 5. Determination of Offering Price.................  Outside Front Cover Page of
                                                       Prospectus; Underwriting

 6. Dilution........................................  Dilution

 7. Selling Security-Holders........................  Principal and Selling Stockholders

 8. Plan of Distribution............................  Outside Front Cover Page of
                                                       Prospectus; Underwriting

 9. Description of Securities to be Registered......  Description of Capital Stock

10. Interests of Named Experts and Counsel..........  Legal Matters; Experts

11. Information with Respect to the Registrant......  Outside and Inside Front Cover
                                                       Pages; Prospectus Summary; Risk
                                                       Factors; Use of Proceeds; Dividend
                                                       Policy; Capitalization; Dilution;
                                                       Selected Financial Information;
                                                       Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Principal and Selling Stockholders

12. Disclosure of Commission Position on Indemnifi-
     cation for Securities Act Liabilities..........  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 12, 1996

PROSPECTUS
     , 1996

                                3,785,000 SHARES

                                FILM ROMAN, INC.

                                  COMMON STOCK

  Of the 3,785,000 shares of Common Stock offered hereby, 3,600,000 shares are being sold by Film Roman, Inc. and 185,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

  Application has been made to include the Common Stock in the Nasdaq National Market under the symbol "ROMN."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                        PRICE       UNDERWRITING     PROCEEDS     PROCEEDS TO
                        TO THE     DISCOUNTS AND      TO THE      THE SELLING
                        PUBLIC     COMMISSIONS(1)   COMPANY(2)    STOCKHOLDERS

- ------------------------------------------------------------------------------
Per Share..........     $              $              $              $
Total(3)...........   $              $              $              $

- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See
    "Underwriting."
(2) Before deducting expenses estimated at $           , which will be paid by
    the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 567,750 additional shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions, and Proceeds to the Company will be $     ,
    $      and $     , respectively. See "Underwriting."

  The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of shares will be made in New York, New York on or about
     , 1996.

DONALDSON, LUFKIN & JENRETTE_________________________ MONTGOMERY SECURITIES
     SECURITIES CORPORATION

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Film Roman, Inc. ("Film Roman Holdings") was incorporated in Delaware in May 1996 in order to acquire all of the outstanding capital stock of Film Roman, Inc., a California corporation ("Film Roman California") in the Reorganization (as defined below). Unless otherwise indicated herein and except as otherwise set forth in the financial statements contained in this Prospectus, (a) the terms the "Company" and "Film Roman" refer collectively to Film Roman Holdings and Film Roman California, (b) the term "Offering" refers to the offering of common stock, $.01 par value, of Film Roman Holdings ("Common Stock") made hereby, and (c) the information in this Prospectus gives effect to the Reorganization (in which each share of common stock of Film Roman California will be converted into 1.25 shares of Common Stock). Unless otherwise stated, all information in this Prospectus assumes an initial public offering price of $11.00 per share and that the Underwriters' over-allotment option is not exercised. Certain animation and film industry terms used in this Prospectus are defined in a Glossary beginning on page 54.

                                  THE COMPANY

  Film Roman creates, develops, produces and distributes high quality, family-oriented animated television programming. Since the Company was founded by Phil Roman in 1984, it has become the leading independent animation studio in North America by producing more animated series for broadcast on the U.S. television networks during the 1996-1997 television season than any other independent animation studio. Film Roman productions include The Simpsons, Garfield & Friends, Bobby's World, Felix the Cat, Mighty Max, The Critic and The Mask. The Company is currently producing 10 animated series (totalling 161 episodes) and one special, and recently completed the production of one additional special, all of which are scheduled to air on ABC, CBS, FOX or the USA Network, as well as in first-run syndication, during the 1996-97 television season. The Company has produced at least three series each season for the television networks since 1990 and, in so doing, has successfully competed against other independent studios, as well as the major studios which have financial and other resources greater than the Company.

  The Company believes that it has a reputation within the entertainment industry as a reliable producer of high-quality animated programming, making it one of a select group of suppliers of animated programming to the television networks. This reputation in the animation industry is critical because animated series are ordered for production without the benefit of a pilot episode. As a result, programmers rely to a significant degree on a studio's track record for producing high quality programming that is delivered on schedule and within budget. As of March 31, 1996, the Company had produced 465 episodes of animated programming. At the conclusion of the 1996-97 broadcast season, the Company projects that it will have produced in excess of 600 episodes of animated programming; there is, however, no assurance that all of the episodes scheduled to be aired will be televised.


  Historically, the Company has produced substantially all of its programming for third parties on a "fee-for-services" basis. Increasingly, the Company is producing programming for which it controls the "proprietary rights" associated with such programming (including, for example, international distribution and licensing and merchandising rights). The Company's strategy is to build a library of proprietary characters and programs which it can exploit through a variety of means, including domestic and international television and home video distribution, licensing and merchandising of consumer products (including toys, apparel, school supplies and books), feature films and interactive software. The Company has retained proprietary rights to four of the ten series it is producing for the 1996-97 television season (Felix the Cat (CBS), C-Bear & Jamal (FOX), BRUNO the Kid (syndication) and Mortal Kombat (USA Network)). The Company will produce 67 episodes of such proprietary programming for the upcoming television season compared to 16 episodes produced last season. In order to implement its strategy, the Company expanded its internal creative development of characters and program concepts and established an international distribution division and a licensing and merchandising division to support the exploitation of its proprietary rights. As a result of these initiatives, the Company has incurred additional overhead and other costs. The Company reported net losses of $1.7 million and $0.5 million for the year ended December 31, 1995 and the quarter ended March 31, 1996, respectively. The Company believes that, through the retention and exploitation of proprietary rights, it can over time earn an attractive return on its investment and, at the same time, build a library of characters and programs that will have lasting value. There is no assurance, however, that the Company will be able to achieve this goal.

  The Company's principal executive offices are located at 12020 Chandler Boulevard, Suite 200, North Hollywood, California 91607, and its telephone number is (818) 761-2544.

                               THE REORGANIZATION

  Film Roman Holdings was incorporated in Delaware in May 1996 in order to hold all of the outstanding capital stock of Film Roman California. Film Roman Holdings currently conducts no operations. A reorganization will be effected immediately prior to the closing of the Offering (the "Reorganization") pursuant to which (i) a wholly-owned subsidiary of Film Roman Holdings will merge with and into Film Roman California; (ii) each outstanding share of common stock, no par value, of Film Roman California ("California Common Stock") will be converted into 1.25 shares of Common Stock (including shares of California Common Stock to be issued immediately prior to such merger upon exercise of all outstanding warrants to purchase California Common Stock and upon conversion of all outstanding shares of Class B convertible preferred stock, $.01 par value, of Film Roman California ("Convertible Preferred Stock")), (iii) each outstanding share of Class A redeemable preferred stock, $.01 par value, of Film Roman California ("California Redeemable Preferred Stock") will be converted into one share of Series A redeemable preferred stock, $.01 par value, of Film Roman Holdings ("Redeemable Preferred Stock"); and (iv) all outstanding employee options for the purchase of California Common Stock will, pursuant to the anti-dilution provisions thereof, become options to purchase shares of Common Stock. As a result of the Reorganization, Film Roman California will become a wholly-owned subsidiary of Film Roman Holdings and the stockholders of Film Roman California will become the stockholders of Film Roman Holdings. Immediately following the Reorganization and the closing of the Offering, Film Roman Holdings will redeem all outstanding shares of Redeemable Preferred Stock (the "Redemption"). See "Certain Transactions--Reorganization."

                                  THE OFFERING

 Shares offered by the Company....  3,600,000
 Shares offered by the Selling
  Stockholders....................  185,000
 Shares outstanding immediately
  after the Offering..............  8,184,636(1)
 Use of Proceeds to the Company...  To pay accumulated but unpaid dividends on the Redeemable Preferred Stock and the
                                    Convertible Preferred Stock, to redeem the
                                    Redeemable Preferred Stock, to repay short-
                                    term borrowings, to fund the production of
                                    animated programming and for general
                                    corporate purposes. See "Use of Proceeds."
 Proposed Nasdaq National Market
  Symbol..........................  ROMN.

- --------------------

(1) Pro forma for the Reorganization in which 4,584,636 shares of Common Stock will be issued as a result of the conversion of (i) 1,713,000 shares of outstanding California Common Stock, (ii) 1,204,709 shares of California Common Stock to be issued upon exercise of warrants and options for shares of California Common Stock and (iii) 750,000 shares of California Common Stock to be issued upon conversion of Convertible Preferred Stock. Excludes 1,227,695 shares of Common Stock issuable upon the exercise of options granted or to be granted under the Company's Stock Option Plan (as defined below), of which 859,375 had been granted at the date of this Prospectus. See "Management--Stock Option Plan."

                         SUMMARY FINANCIAL INFORMATION

                                                                          THREE MONTHS
                                                                             ENDED
                                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                          --------------------------------------------  -----------------
                           1991    1992     1993     1994      1995      1995     1996
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue................  $9,642  $21,943  $27,867  $36,201  $  34,341  $9,111  $   7,461
 Expenses:
 Cost of revenue........   9,021   20,716   25,675   33,190     33,156   8,765      7,111
 Selling, general and
  administrative
  expenses..............     266      699    1,368    1,829      2,963     594        851
                          ------  -------  -------  -------  ---------  ------  ---------
 Operating income
  (loss)................     355      528      824    1,182     (1,778)   (248)      (501)
 Interest income
  (expense), net........       1      (16)     (21)     (28)        89      (9)        30
                          ------  -------  -------  -------  ---------  ------  ---------
 Net income (loss)......     356      512      803    1,154     (1,689)   (257)      (471)
 Pro forma data:
 Pro forma provision for
  income taxes(1).......  $ (142) $  (205) $  (321) $  (462) $     574  $   87  $     --
                          ------  -------  -------  -------  ---------  ------  ---------
 Pro forma net income
  (loss)(1).............  $  214  $   307  $   482  $   692  $  (1,115) $ (170) $    (471)
                          ======  =======  =======  =======  =========  ======  =========
 Pro forma net income
  (loss) attributable to
  common stock(2).......  $  214  $   307  $   482  $   692  $  (2,000) $ (170) $    (954)
                          ======  =======  =======  =======  =========  ======  =========
 Pro forma net income
  (loss) per common
  share, giving effect
  to the
  Reorganization(2)(3)..                                     $   (0.41)         $   (0.20)
                                                             =========          =========
 Pro forma weighted
  average number of
  shares outstanding,
  giving effect to the
  Reorganization(2)(3)..                                     4,861,181          4,861,181
                                                             =========          =========

                                                                 AS OF
                                 AS OF DECEMBER 31, 1995     MARCH 31, 1996
                                 ----------------------- ----------------------
                                         ACTUAL          ACTUAL  AS ADJUSTED(4)
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents......         $ 5,176         $ 4,707    $27,065
 Film costs, net of
  amortization..................          12,379          12,094     12,094
 Total assets...................          18,950          18,575     40,933
 Debt...........................           1,737             487        --
 Redeemable Preferred Stock.....           6,749           6,990        --
 Stockholder's equity...........           1,832             728     31,603

- --------------------

(1) The Company operated as an S Corporation until August 4, 1995. As an S Corporation, the Company was subject to no federal income taxes and only minimum state taxes. Pro forma amounts reflect adjustments for additional income taxes that would have been reported if the Company had been a C Corporation based upon an estimated statutory rate of 40% in 1991, 1992, 1993 and 1994, and 34% in 1995.

(2) For the year ended December 31, 1995, the pro forma net loss attributable to common stock gives effect to the accretion of the difference between the carrying value and the liquidation value of the Redeemable Preferred Stock of $484,929 and to the accrual of dividends of $400,000 on the Redeemable Preferred Stock. For the three months ended March 31, 1996, the pro forma net loss attributable to common stock gives effect to the accretion of the difference between the carrying value and the liquidation value of the Redeemable Preferred Stock of $242,414 and to the accrual of dividends of $240,000 on the Redeemable Preferred Stock.

(3) The pro forma net income (loss) per common share and pro forma weighted average number of shares outstanding give effect to the Reorganization.

(4) Adjusted to reflect the sale by the Company of 3,600,000 shares of Common Stock in the Offering at the initial public offering price of $11.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus and other factors. Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON A LIMITED NUMBER OF TELEVISION PROGRAMS

  The Company's revenue has historically been derived principally from the production of a relatively small number of television programs. The Simpsons, Felix the Cat, The Critic and The Mask accounted for approximately 35%, 15%, 13% and 12%, respectively, of the Company's total revenue for the year ended December 31, 1995. The Simpsons, Mighty Max and The Critic accounted for approximately 28%, 21% and 17%, respectively, of the Company's total revenue for the year ended December 31, 1994. As audiences' tastes change frequently, there can be no assurance that broadcasters will continue to broadcast the Company's "proprietary" or "fee-for-services" programs or that the Company will continue to be engaged to produce the programs that it currently produces on a "fee-for-services" basis. While the Company continually endeavors to develop new programming, there can be no assurance that revenue from existing or future programming will replace a possible loss of revenue associated with the cancellation of any particular program.

LIMITED NUMBER OF TIME SLOTS FOR CHILDREN'S AND ANIMATED TELEVISION PROGRAMMING; VERTICAL INTEGRATION AND STRATEGIC ALLIANCES

  Film Roman competes for time slots with a variety of companies which produce animated or live-action television programming. The number of outlets available to producers of animated programming has expanded in the last decade due, in part, to growth in the number of broadcast and cable networks. However, the number of time slots currently allocated to children's and/or animated television programming remains limited (a "time slot" being a broadcast time period for a program that either airs five times per week (Monday through Friday) or once per week (usually on the weekend)). For the 1995-96 season, children's and/or animated programming occupied (i) approximately 39 time slots each week on FOX, CBS, ABC, UPN and WB networks (the "Networks"); (ii) approximately 16 time slots (excluding time slots primarily occupied by repeat programming) each week on cable networks, such as USA Network, Nickelodeon and HBO; and (iii) approximately 40 time slots in syndication, offered by such syndicators as Buena Vista Television Distribution, Saban Entertainment, New World Entertainment and Bohbot Entertainment. See "Business--Animation Industry Overview." During the 1995-96 television season, the Company's programming occupied five Network time slots and one syndication time slot.

  Over the last decade, broadcasters, distributors and producers of television and motion picture programming have become increasingly integrated vertically through mergers, acquisitions, partnerships, joint ventures or other affiliations. Film Roman has not entered into any such relationships. These relationships, coupled with the recent repeal of certain regulations of the Federal Communications Commission ("FCC") which had limited the ability of ABC, NBC and CBS to control certain rights in television programming (see "Business--Government Regulations"), may result in broadcasters favoring the producers of animated programming with which they are affiliated, thereby reducing the number of time slots available for other producers. There can be no assurance that the number of time slots currently available for children's and/or animated programming and, specifically, for animated programming supplied by independent animation studios such as the Company, will not decrease, or that the Company will compete successfully for available time slots.

DECLINING VALUE OF LICENSE FEE AGREEMENTS AND INCREASING CONTROL OF PROPRIETARY RIGHTS BY BROADCASTERS

  Competition created by the emergence of new broadcasters (such as UPN, WB, Nickelodeon and the USA Network) has provided television audiences with an increased number of available "time slots" for programming, thereby generally reducing the number of viewers watching any one program. As a result, the market share of, and license fees paid by, FOX, CBS and ABC have decreased. Even though the license fees paid by FOX, CBS and ABC have decreased, they continue to be higher than the license fees paid by the newer Networks. As a result, there continues to be intense competition for the time slots offered by the Networks, especially FOX, CBS and ABC. Moreover, broadcasters have recently begun to demand a greater percentage of the revenue generated from the exploitation of proprietary rights associated with the programs which they license, and may seek to control and exploit all of the proprietary rights associated with programs which they license. These industry-wide trends, should they continue, may have a significant adverse impact on the Company's business, results of operations and financial condition.


CONCENTRATION OF CUSTOMERS

  Since the number of outlets for the Company's productions is limited, certain customers have historically accounted for a significant portion of the Company's revenue. The Company derived approximately 35%, 13%, 13%, 12%, and 10% of its total revenue from its top five customers, Twentieth Television (a division of Twentieth Century Fox), Adelaide Productions, Inc. (an affiliate of Columbia Tri-Star), Fox Children's Network (an affiliate of Twentieth Century Fox), Sunbow Productions and CBS, respectively, for the year ended December 31, 1995. The loss of any one or more of these customers could have a material adverse effect on the Company's financial position and results of operations. No assurance can be given that the Company's existing programs will continue to be broadcast by its current customers or that broadcasters will be interested in the Company's new programs.

RISKS RELATED TO EXPANSION OF PRODUCTION OF PROPRIETARY PROGRAMMING

  Substantially all of the programming produced by the Company has historically been on a "fee-for-services" basis ("fee-for-services" programming), in which the Company does not own or control licensing or distribution rights, but may have profit participation rights based on a percentage of adjusted gross profits or net profits earned by the owners of such distribution rights. (For example, the Company has profit participation rights for The Critic, Garfield & Friends, Mighty Max and Bobby's World.) Fees paid to the Company for these production services typically cover all direct production costs plus a profit margin. Increasingly, the Company is producing programming for which it owns or controls licensing and/or distribution rights ("proprietary" programming). Such rights may include domestic and international broadcast distribution, home video distribution, licensing and merchandising, feature film and interactive/game development ("proprietary rights"). While the Company seeks to limit the financial risk associated with its proprietary programming by obtaining commitments prior to production to cover at least 50% of its direct production costs, there can be no assurance that the Company will be able to recover the balance of its production and overhead costs through the exploitation of its remaining rights. See "Business--Funding Production--Proprietary Programming." Revenues derived from the Company's proprietary programming were $5.6 million and $1.9 million for the year ended December 31, 1995 and the quarter ended March 31, 1996, respectively. See "Business--Principal Elements of the Company's Business-- Library." Since the Company has only recently begun to retain the proprietary rights associated with its animated programs, it has a limited history of operations and management experience related to the exploitation of such rights.

POSSIBLE DECLINE IN DEMAND FOR CURRENT PROGRAMS AND UNCERTAINTY OF ACCEPTANCE OF NEW PROGRAMS; NEILSEN RATINGS

  Substantially all of the Company's revenue has been derived from the production and distribution of animated television programs. Each production is an individual artistic work, and there can be no assurance that the Company will be able to continue to create entertaining episodes for its existing programs or new programs that appeal to broadcasters. Since a program's existing (or expected) Neilsen rating is one of the most significant factors that an advertiser considers in determining what it is willing to pay for commercial time during a program's broadcast, a program's existing (or expected) Neilsen rating is an important factor which a broadcaster considers in determining whether or not to license or renew a program. In addition, since producers of syndicated programs often receive payments from syndicators based on a share of the revenue derived from advertisers whose commercials air during a program's broadcast, Neilsen ratings can play an even greater role in determining what programs will be aired in syndication. As a result, the Company attempts to create, develop and produce programs that will perform well in the Neilsen ratings system. The Neilsen ratings associated with the Company's productions, as well as the ultimate commercial success of its productions, depend on a variety of factors, including audience reaction, competing programs, other forms of entertainment, and other factors beyond the Company's control. There can be no assurance that the Company's programs will obtain favorable Neilsen ratings or that broadcasters will license the rights to broadcast any of the Company's programs in development or will renew licenses to broadcast programs currently produced by the Company. Even if licenses to broadcast the Company's existing programming are renewed, the popularity of a particular program and its Neilsen rating may diminish. It is likely that a decrease in the popularity of the Company's programming will result in reduced revenue generated by the Company's licensing, merchandising, distribution and other activities associated with such programs.

OPERATING LOSSES AND FINANCIAL CONDITION

  For the year ended December 31, 1995 and the quarter ended March 31, 1996, the Company had net losses of $1.7 million and $0.5 million, respectively, and at the respective period ends an accumulated retained deficit of $2.9 million and $4.0 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will achieve net income or positive retained earnings. If the Company is unable to do so, the Company may have to reduce overhead, curtail production and development of proprietary programming or obtain further financing, if available.

BUDGET AND COST OVERRUNS

  The Company reviews cost reports and updates its cost projections regularly. Although the Company has generally completed its productions within its budget, there can be no assurance that the actual production costs for its programming will remain within budget. Risks such as production delays, higher talent costs, increased subcontractor costs, political instability overseas, and other unanticipated events may substantially increase production costs and delay completion of the production of any one or more of the Company's programs.

RISKS RELATED TO OVERESTIMATION OF REVENUE OR UNDERESTIMATION OF COSTS

  The Company follows Financial Accounting Standards Board Statement No. 53, "Individual Film Forecast" ("FASB 53"), regarding revenue recognition and amortization of production costs. All costs incurred in connection with an individual program or film, including acquisition, development, production and allocable production overhead costs and interest, are capitalized as television and film costs. These costs are stated at the lower of unamortized cost or estimated net realizable value. Estimated total production costs for an individual program or film are amortized in the proportion that revenue realized relates to management's estimate of the total revenue expected to be received from such program or film. As a result, if revenue or cost estimates change with respect to a program or film, the Company may be required to write-down all or a portion of unamortized costs for such program or film. No assurance can be given that these write-downs will not have a significant impact on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Practices."

SEASONALITY

  Results of operations in any period depend on the Company's production and delivery schedule of television programs. Broadcasters typically make most of their annual programming commitments in the first and second quarters of any calendar year so that new programs will be ready for delivery in the third quarter and, to a greater extent, the fourth quarter of that year. Revenues from license and production agreements are typically recognized when the finished product has been delivered to and accepted by the customer. As a result of the production cycle, the Company's revenue is not recognized evenly throughout the year and a significant portion of such revenue is recognized in the fourth quarter. The Company's results of operations fluctuate materially from quarter to quarter and year to year and the results of any one period are not necessarily indicative of results for future periods. Cash flows also fluctuate and do not necessarily correlate with revenue recognition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenue and Cost Recognition."

COMPETITION

  The creation, development, production and distribution of television programming, together with the exploitation of the proprietary rights related to such programming, is a highly competitive business. The Company faces intense competition from producers, distributors, licensors and merchandisers. While the Company became the leading independent animation studio in North America by producing more animated series for broadcast on the Networks than other independent animation studios, the Company also competes with the film and television animation operations of the major studios, all of which are larger and have greater financial resources than the Company. In addition to competing for available time slots offered by the Networks and other broadcasters (see "--Declining Value of License Fee Agreements and Increasing Control of Proprietary Rights by Broadcasters"), management believes that it faces competition in two other principal areas:

 CREATIVE PROPERTIES AND CREATIVE PERSONNEL

  Film Roman competes with other animation companies in the acquisition of characters, storylines, plots and ideas created by third parties. Such competition is generally on the basis of which animation company is perceived to be best able to create and develop a successful program from the initial idea or character. Film Roman also competes with other animation companies (including the film and television animation operations of major studios) for the animators, writers, producers and other creative personnel needed to successfully develop and produce animated programming. Management believes that it competes for creative properties and creative personnel with a variety of companies including The Walt Disney Company, Warner Bros., Hanna-Barbera, DIC, Klasky-Csupo, Marvel Entertainment, Saban Entertainment, Cinar Films, Dreamworks SKG, Nelvana, Universal Cartoon Studios, Sony Cartoon Studios and Hyperion Productions, many of which have greater financial resources to obtain creative properties and creative personnel.

 LICENSING AND MERCHANDISING

  An important element of the Company's strategy is to license the characters in its proprietary programs to merchandisers that produce and distribute a variety of products, ranging from toys to apparel, throughout the United States and internationally. As a result, the Company competes with other owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors. In connection with the Company's recent initiatives to exploit the proprietary rights associated with its programming, it has entered into several licensing and merchandising agreements. However, for the quarter ended March 31, 1996, the Company derived no significant revenue from its licensing and merchandising activities. See "Business--Principal Elements of the Company's Business--Licensing and Merchandising."

RISKS RELATED TO INTERNATIONAL SUB-CONTRACTING AND SALES

 OVERSEAS SUBCONTRACTORS

  The Company, like other producers of animated programming, subcontracts some of the less creative and more labor-intensive components of its production process to animation studios located in low-cost labor countries, primarily in the Far East. With a growing number of animated feature films and animated television programs being produced in recent years, the demand for the services of overseas studios has increased substantially. This increased demand may lead overseas studios to raise their fees which may result in increased animated programming production costs incurred by the Company or the inability of the Company to contract with its preferred overseas studios.

  Many of the subcontractors used by the Company are located in South Korea and, to a lesser extent, Taiwan, the Philippines and China. Each of these areas has recently experienced some degree of political unrest or military activity. The exacerbation of such conditions could cause significant economic disruptions in the delivery of animation products to the Company. In such event, the Company may be required to retain new subcontractors. No assurance can be given that different subcontracting arrangements will be as favorable to the Company as its current arrangements.

 INTERNATIONAL SALES

  Approximately 5% of the Company's revenue for the year ended December 31, 1995 was derived from licensing international distribution rights to the Company's proprietary programming, and the Company anticipates that revenue from these activities can grow substantially. The Company's ability to continue to expand its international business (as well as its ability to contract upon favorable terms with overseas studios) depends, in part, on the local economic conditions, currency fluctuations, local changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and cultural barriers. In addition, political instability in a foreign nation may adversely affect the ability of the Company to distribute its product in that country. As a result of the foregoing, as well as many other factors affecting domestic businesses, there can be no assurance that the Company's international operations will be profitable. See "Business--Principal Elements of the Company's Business--Distribution of Proprietary Programming-- International Distribution."

TECHNOLOGICAL CHANGES; POSSIBLE CHANGES IN PRODUCTION OF COMPANY'S PRODUCTS

  The proliferation of new production technologies may change the manner in which the Company's programming is created and distributed. Recently, certain animators have begun to use computer-generated animation, including three-dimensional digital animation, instead of two-dimensional cel animation, to create their animated programming. No assurance can be given that the introduction and proliferation of three-dimensional digital animation or other technological changes will not cause the Company's current methods of producing animation to become less cost competitive or less appealing to its audiences. In addition, there can be no assurance that the Company will be able to adapt to such changes in a cost-effective manner.

DEPENDENCE UPON KEY PERSONNEL

  The Company's success depends to a significant extent upon the expertise and services of Phil Roman, the Company's President and Chief Executive Officer, and other key personnel, including William Schultz, its Executive Vice President. The loss of the services of Mr. Roman and/or other key management personnel could have an adverse effect upon the Company's business, results of operations and financial condition. The Company has entered into employment agreements with Messrs. Roman and Schultz and certain of its other key management personnel. For a description of the terms of such agreements, see "Management--Employment Agreements." In addition, the Company maintains $5.0 million and $2.0 million "key man" life insurance policies on Messrs. Roman and Schultz, respectively. There can be no assurance that the Company will be able to retain its existing management personnel. In addition, the Company's continued success is highly dependent on the artistic and production capabilities of its creative staff. The Company is currently a signatory to the Screen

Actors Guild collective bargaining agreement and certain of the Company's voice-over actors are members thereof. The Company believes that its future success will depend, in part, on its continuing ability to attract, retain and motivate qualified personnel.

CASUALTY RISKS

  Substantially all of the Company's operations and personnel are located in its North Hollywood headquarters, resulting in vulnerability to fire or other local conditions, including the risk of seismic activity.

POTENTIAL ANTI-TAKEOVER EFFECTS

  Upon completion of the Offering, Phil Roman, the Company's President and Chief Executive Officer, will beneficially own approximately 35.7% of the Common Stock and therefore may exercise substantial influence over the Company's affairs, including whether the Company's operations are acquired by a third party. The Company's Stock Option Plan and certain of the executive officers' employment agreements provide for the acceleration of the vesting and exercisability of stock options and grants of stock thereunder under certain circumstances, including in the event of certain changes in control of the Company. In addition, provisions of the Certificate of Incorporation and Bylaws of Film Roman Holdings, as well as provisions of the Delaware General Corporation Law, may have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which stockholders might receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they deem to be in their best interest. For example, under the Certificate of Incorporation, the Board of Directors is authorized to issue one or more classes of preferred stock having such designations, rights and preferences as may be determined by the Board. In addition, the directors are divided into three classes, each having a term of three years, with the term of one class expiring each year. These provisions could delay the replacement of a majority of the directors and have the effect of making changes in the Board of Directors more difficult than if such provisions were not in place. Any amendment of the Company's Bylaws by the stockholders or of certain provisions of the Company's Certificate of Incorporation (including provisions regarding the classification and election of directors) requires the affirmative vote of at least 66 2/3% of the shares of Common Stock then outstanding. See "Description of Capital Stock--Delaware Law and Limitations on Change in Control."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations between the Company and the Representatives (as defined below), and there can be no assurance that the market price of the Common Stock after the Offering will equal or exceed the initial public offering price. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Following the consummation of the Offering, the market price of the Common Stock could be subject to significant fluctuations in response to variations in results of operations, general economic and market conditions and other factors.

SUBSTANTIAL DILUTION

  Purchasers of Common Stock offered hereby will experience substantial dilution of $7.14 per share in pro forma net tangible book value per share of Common Stock from the initial public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  There will be 8,184,636 shares of Common Stock outstanding immediately following consummation of the Offering (8,752,386 shares if the Underwriters' over-allotment option is exercised in full). The 3,785,000 shares of Common Stock offered hereby (plus an additional 567,750 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the Securities Act) of the Company. The remaining 4,399,636 shares of Common Stock will be "restricted securities" under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Holders of 1,481,250 shares of Common Stock have certain registration rights, and approximately 90 days after completion of the Offering, the Company will file an S-8 Registration Statement to register up to 1,227,695 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan. See "Management--Stock Option Plan." All holders of Common Stock and all directors and executive officers have agreed with the Underwriters (as defined below) not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of their shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for such Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Shares Eligible For Future Sale." At the expiration of such lock-up period, there will be 2,918,386 shares of Common Stock that will be eligible for sale by "affiliates."

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of Common Stock offered hereby are estimated to be approximately $36.3 million ($42.1 million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discount and offering expenses payable by the Company.

  The Company intends to use the estimated net proceeds of the Offering as follows: (i) approximately $1.5 million to pay accumulated but unpaid dividends on the Redeemable Preferred Stock and the Convertible Preferred Stock, (ii) approximately $12.0 million to pay for the redemption of the Redeemable Preferred Stock, (iii) approximately $487,000 to repay short-term debt under the Company's existing line of credit having a variable interest rate (equal to 10.75% at March 31, 1996) and maturing on September 2, 1996; and (iv) the remaining net proceeds to fund the production of animated programming and for general corporate purposes. See "Capitalization."

                                DIVIDEND POLICY

  The Company does not anticipate paying dividends in the foreseeable future. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained by the Company for investment in its business. The Company expects that any future debt agreements would contain significant restrictions on its ability to pay dividends.

                                CAPITALIZATION

  The following table sets forth the cash and cash equivalents, short-term debt and capitalization of the Company at March 31, 1996, and as adjusted to reflect the Reorganization, the sale of the shares of Common Stock offered by the Company hereby (assuming an offering price of $11.00 per share), and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                            AS OF MARCH 31,
                                                                  1996
                                                            --------------------
                                                                           AS
                                                            ACTUAL      ADJUSTED
                                                             (IN THOUSANDS)
Cash and cash equivalents.................................  $ 4,707     $27,065
                                                            =======     =======
Short-term debt(1)........................................  $   487     $   --
                                                            =======     =======
Redeemable Preferred Stock, $.01 par value, 1,200,000
 shares authorized, issued, and outstanding (actual); none
 authorized, issued and outstanding (as adjusted)(1)......  $ 6,990     $   --
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
   authorized, none issued and outstanding (as adjusted)..      --          --
  Convertible Preferred Stock, $.01 par value, 750,000
   shares authorized, issued and outstanding (actual);
   none authorized, issued and outstanding (as adjusted)..      --  (2)     --
  Common Stock, no par value, 10,000,000 shares
   authorized, 1,713,000 shares issued and outstanding
   (actual); $.01 par value, 20,000,000 shares authorized,
   8,184,636 shares issued and outstanding (as
   adjusted)(3)...........................................        1          83
  Additional paid-in capital..............................    4,716      35,509
  Deficit.................................................   (3,989)     (3,989)
                                                            -------     -------
    Total stockholders' equity............................      728      31,603
                                                            -------     -------
Total capitalization......................................  $ 7,718     $31,603
                                                            =======     =======

- ---------------------
(1) See Notes 4 and 6 of Notes to Financial Statements.

(2) Actual Convertible Preferred Stock balance as of March 31, 1996 rounds to zero.

(3) The adjusted number of shares issued and outstanding gives effect to the Reorganization, the Offering and the Redemption. Excludes 1,227,695 shares of Common Stock issuable upon the exercise of options granted or to be granted under the Company's Stock Option Plan. See "Management--Stock Option Plan."

                                   DILUTION

  At March 31, 1996, the net tangible book value of the Company, adjusted to reflect the effects of the Reorganization, was approximately $728,000 or $0.16 per share. "Net tangible book value per share as adjusted" is defined as the book value of tangible assets of the Company applicable to Common Stock, less all liabilities, divided by the number of shares of Common Stock outstanding after the Reorganization. Without taking into account any changes in the net tangible book value as adjusted after March 31, 1996 (other than to give effect to the sale of Common Stock by the Company in this Offering and the application of the net proceeds therefrom), the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $31,603,000 or $3.86 per share. This represents an immediate increase in pro forma net tangible book value of $3.70 per share to the existing stockholders and an immediate dilution of $7.14 per share to new investors. The following table illustrates the dilution per share:

   Assumed initial public offering price per share(1)(2)..........       $11.00
     Net tangible book value per share before offering as
      adjusted(3)................................................. $0.16
     Increase attributable to purchase by new stockholders in the
      Offering....................................................  3.70
                                                                   -----
   Pro forma net tangible book value as adjusted after the
    Offering......................................................         3.86
                                                                         ------
   Dilution of net tangible book value to new stockholders(4).....       $ 7.14
                                                                         ======

  The following table summarizes, on a pro forma basis as of March 31, 1996, the differences between existing shareholders and new investors with respect to the number of shares owned after the Offering, the total consideration paid, and the average price paid per share in the Offering:

                            SHARES PURCHASED(2)   TOTAL CONSIDERATION
                            -------------------- ---------------------- AVERAGE PRICE
                             NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE   PER SHARE
   Existing stockholders... 4,399,636    53.8%   $    13,000     --           --
   New investors........... 3,785,000    46.2     41,635,000    100%       $11.00
                            ---------   -----    -----------    ---
     Total................. 8,184,636   100.0%   $41,648,000    100%
                            =========   =====    ===========    ===

- ---------------------
(1) Before deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the Offering.

(2) Assuming a maximum initial public offering price of $12.00 per share, the pro forma net tangible book value per share as adjusted after the Offering would be $4.27 and the dilution per share would be $7.73.

(3) Share amounts give effect to the Reorganization.

(4) Dilution is determined by subtracting pro forma net tangible book value per share from the initial public offering price paid by a new investor for one share of Common Stock.

  The computations in the table set forth above assume no exercise of stock options outstanding under the Company's Stock Option Plan. On the date of this Prospectus, there were outstanding options to purchase 859,375 shares of Common Stock at a weighted average exercise price of $7.46 per share. Assuming the exercise of all such options, the per share dilution to new investors would be $6.80 as compared to $7.14 presented above.

                        SELECTED FINANCIAL INFORMATION

  The selected financial data set forth below as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 are derived from the Company's financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The selected financial data presented below as of and for the year ended December 31, 1993 have been derived from the financial statements of the Company audited by Tanner, Mainstain & Hoffer. The selected financial data presented below as of and for the years ended December 31, 1991 and 1992 and the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements. The unaudited financial statements from which such selected financial data are derived include all adjustments which management considers necessary for a fair presentation. Results for the three months ended March 31, 1996 are not necessarily indicative of the results for the year. The selected financial data presented below and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                        THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                   MARCH 31,
                          --------------------------------------------  -------------------
                           1991    1992     1993     1994      1995      1995       1996
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue................  $9,642  $21,943  $27,867  $36,201  $  34,341  $ 9,111  $    7,461
 Expenses:
 Cost of revenue........   9,021   20,716   25,675   33,190     33,156    8,765       7,111
 Selling, general and
  administrative
  expenses..............     266      699    1,368    1,829      2,963      594         851
                          ------  -------  -------  -------  ---------  -------  ----------
 Operating income
  (loss)................     355      528      824    1,182     (1,778)    (248)       (501)
 Interest income
  (expense), net........       1      (16)     (21)     (28)        89       (9)         30
                          ------  -------  -------  -------  ---------  -------  ----------
 Income (loss) before
  provision for income
  taxes.................     356      512      803    1,154     (1,689)    (257)       (471)
 Provision for income
  taxes.................     --       --       --       --         --       --          --
                          ------  -------  -------  -------  ---------  -------  ----------
 Net income (loss)......     356      512      803    1,154     (1,689)    (257)       (471)
 Pro forma provision for
  income taxes(1).......    (142)    (205)    (321)    (462)       574       87         --
                          ------  -------  -------  -------  ---------  -------  ----------
 Pro forma net income
  (loss)(1).............  $  214  $   307  $   482  $   692  $  (1,115) $  (170) $     (471)
                          ======  =======  =======  =======  =========  =======  ==========
 Pro forma net income
  (loss) attributable to
  common stock(2).......  $  214  $   307  $   482  $   692  $  (2,000) $  (170) $     (954)
                          ======  =======  =======  =======  =========  =======  ==========
 Pro forma net income
  (loss) per common
  share(2)(3)...........                                     $   (0.51)               (0.25)
                                                             =========           ==========
 Pro forma net income
  (loss) per common
  share, giving effect
  to the
  Reorganization(4).....                                     $   (0.41)          $    (0.20)
                                                             =========           ==========
 Pro forma weighted
  average number of
  shares outstanding,
  giving effect to the
  Reorganization(4).....                                     4,861,181            4,861,181
                                                             =========           ==========
                                     AS OF DECEMBER 31,                  AS OF MARCH 31,
                          --------------------------------------------  -------------------
                           1991    1992     1993     1994      1995            1996
                                           (IN THOUSANDS)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Cash and cash
  equivalents...........  $  139  $   463  $   448  $   436  $   5,176       $ 4,707
 Film costs, net of
  amortization..........   7,514    7,660   10,603   12,382     12,379        12,094
 Total assets...........   7,958    8,608   11,832   13,694     18,950        18,575
 Short-term debt........     297      356    1,270    1,363      1,737           487
 Redeemable Preferred
  Stock.................     --       --       --       --       6,749         6,990
 Stockholder's equity...     622      345      784    1,691      1,832           728

                                     (Footnotes appear on following page.)

(Footnotes to Selected Financial Information on previous page.)
- ---------------------
(1) The Company operated as an S Corporation until August 4, 1995. As an S Corporation, the Company was subject to no federal income taxes and only minimum state taxes. Pro forma amounts reflect adjustments for additional income taxes that would have been reported if the Company had been a C Corporation based upon an estimated statutory rate of 40% in 1991, 1992, 1993 and 1994, and 34% in 1995.

(2) For the year ended December 31, 1995, the pro forma net loss attributable to common stock gives effect to the accretion of the difference between the carrying value and the liquidation value of the Redeemable Preferred Stock of $484,929 and to the accrual of dividends of $400,000 on the Redeemable Preferred Stock. For the three months ended March 31, 1996 (unaudited), the pro forma net loss attributable to common stock gives effect to the accretion of the difference between the carrying value and the liquidation value of the Redeemable Preferred Stock of $242,414 and to the accrual of dividends of $240,000 on the Redeemable Preferred Stock.

(3) The pro forma net income (loss) per common share gives effect to the split of the Company's Common Stock which occurred in July 1995 and is calculated in accordance with a Staff Accounting Bulletin of the Securities and Exchange Commission whereby common and common equivalent shares issued within a 12-month period prior to an initial public offering are treated as outstanding for all periods presented if the issue price was less than the proposed initial public offering price. In addition, shares issuable upon the exercise of options and warrants and Convertible Preferred Stock within the 12-month period are considered to have been outstanding since inception of the Company. On this basis, the weighted average number of shares outstanding for all periods presented is 3,888,945.

(4) The pro forma net income (loss) per common share and weighted average number of shares outstanding, both giving effect to the Reorganization, reflect the adjustments as outlined under "Prospectus Summary--The Reorganization."

SUPPLEMENTAL LOSS PER SHARE CALCULATION

  Giving effect, at the beginning of the respective periods, to (i) the issuance of shares of Common Stock whose proceeds are to be used to repay the Company's short-term debt and to redeem the Redeemable Preferred Stock, (ii) such short-term debt repayment and Redeemable Preferred Stock redemption, and
(iii) the reduction of the interest and dividend accruals resulting from such repayment and redemption, the supplemental loss per share (not giving effect to the Reorganization) for the year ended December 31, 1995, and the three months ended March 31, 1996, would have been $(1.39) and $(1.19), respectively. The supplemental loss per share, after giving effect to the Reorganization for the year ended December 31, 1995, and the three months ended March 31, 1996, would have been $(1.11) and $(0.95), respectively. The loss attributable to common stockholders used for this supplemental loss per share calculation has been increased by $5,724,212 and $5,239,212 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, for the excess of the price to be paid for the redemption of the Redeemable Preferred Stock over its carrying value. The excess of the price to be paid for the redemption of the Redeemable Preferred Stock over its carrying value will be charged to stockholders' equity in the period in which the Offering is consummated, and reflected in net income (loss) per share applicable to common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Film Roman Holdings was incorporated in Delaware in May 1996 in order to hold all of the outstanding capital stock of Film Roman California. As a result of the Reorganization, Film Roman California will become a wholly-owned subsidiary of Film Roman Holdings immediately prior to the closing of the Offering. See "Certain Transactions--Reorganization."

  In 1995 Film Roman California privately placed the California Redeemable Preferred Stock and warrants to purchase California Common Stock with certain investors for an aggregate purchase price of $12 million. See "Certain Transactions--1995 Private Placement."

  Film Roman creates, develops, produces and distributes high quality, family-oriented animated television programming. Historically, the Company has produced substantially all of its programming for third parties on a "fee-for-services" basis. Increasingly, the Company is producing programming for which it controls the "proprietary rights" associated with such programming (including, for example, international distribution and licensing and merchandising rights).

  The Company produces a limited number of television series in any year and is substantially dependent on revenues from licensing these programs to broadcasters. The Company's future performance will be affected by issues facing all producers of animated programming, including risks related to the limited number of time slots allocated to children's and/or animated television programming, the intense competition for those time slots and the declining license fees paid to producers of programming by broadcasters. In addition, the Company has recently begun to expand its internal creative development of proprietary characters and program concepts by establishing an international distribution division and a licensing and merchandising division to support the exploitation of its proprietary rights. As a result of these new initiatives, the Company has incurred additional overhead and other costs which has depressed operating results. While the Company seeks to limit its financial risk associated with its proprietary programming by obtaining commitments prior to production to cover at least 50% of its direct production costs, there can be no assurance that the Company will be able to cover the balance of its production costs and overhead costs relating to production, licensing and distribution through the exploitation of its proprietary rights. As a result of the foregoing risks, there can be no assurance that the Company will be able to generate revenues that exceed its costs. See "Risk Factors."

1996 PRODUCTION

  The Company is currently producing 161 episodes of programming to be aired during the 1996-97 broadcast season. The Company estimates that approximately 120 of such episodes will be produced and delivered to broadcasters in 1996. The approximately 120 episodes that the Company expects to produce and deliver in 1996 represent an increase of 47 episodes (or 64%) from the number of episodes produced and delivered in 1995. See "Business--The Company's Television Programming." Approximately 42% of these episodes are proprietary productions for which the Company expects to recognize revenues over a period of years (unlike fee-for-services productions, for which all or most revenues are recognized upon delivery). The Company expects that its losses will continue through the second quarter and perhaps beyond.

REVENUE AND COST RECOGNITION

  The Company follows FASB 53 for accounting practices related to revenue recognition and amortization of production costs for its fee-for-services and proprietary programming.

  Revenues from license and production agreements, which may provide for the receipt by the Company of nonrefundable guaranteed amounts, are recognized when the license period begins and the programming is available pursuant to the terms of the agreement, typically when the finished episode has been delivered to and accepted by the customer. Amounts in excess of minimum guarantees under such agreements are recognized when earned. Cash collected in advance of the time of availability of programming is recorded as deferred revenue ($7.4 million at March 31, 1996).

  Broadcasters typically make most of their annual programming commitments in the first and second quarters so that programs will be ready for broadcast in the third and fourth quarters of the same year. As a result, the Company's revenues are concentrated in the third and fourth quarters.


  All costs incurred in connection with an individual program or film, including acquisition, development, production and allocable production overhead costs and interest are capitalized as film costs. At March 31, 1996, the Company's capitalized film costs balance was $12.1 million. These costs are stated at the lower of unamortized cost or estimated net realizable value. Estimated total production costs for an individual program or film are amortized in the proportion that revenue realized relates to management's estimate of the total revenue expected to be received from such program or film. Estimated liabilities for third party participations are accrued and expensed in the same manner as film costs are amortized. Due to the inherent uncertainties of forecasting both total revenue and total expense, at any time one or the other can be overstated or understated, resulting in potential adjustments to the financial statements, including losses. See Note 1 to Notes to Financial Statements.

  The Company's cash flows are not necessarily related to revenue recognition and amortization of production costs. Cash is received and costs are incurred (and paid) throughout the year. In the fourth quarter, and to a lesser extent the third quarter, cash used in operations typically exceeds cash generated by operations as completed shows are delivered to broadcasters.

OVERHEAD ALLOCATION

  Overhead is allocated to particular productions on the basis of the total allocable overhead times the ratio of direct production costs incurred on a program to total production costs incurred during the period. Total allocable overhead is determined on the basis of management's estimates of the percentage of overhead costs which can be attributed to the productions in progress during the period.

INCOME TAXES

  Prior to August 4, 1995, the Company was an S Corporation subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the net income of the Company, for federal (and some state) income tax purposes, was reported by and taxed directly to the Company's sole stockholder, rather than the Company. The Company's S Corporation status terminated on August 4, 1995 and the Company became a C Corporation subject to corporate taxation. No adverse tax consequences to the persons who become stockholders in the Offering are expected to result from the Company's change to C Corporation status. Pro forma amounts reflect adjustments for income taxes that would have been reported if the Company had been a C Corporation based upon an estimated statutory rate of 40% in 1993 and 1994, and 34% in 1995.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1995

  Total revenue for the three months ended March 31, 1996 decreased by 18% to $7.5 million from $9.1 million for the same period in 1995. This decrease was primarily attributable to a decrease in the total number of episodes produced and delivered from 16 to 12 ($1.4 million) and a decrease in revenue from profit participations

(which are dependent on the activities of owners or their licensees in exploiting their rights) ($0.4 million). This decrease was partially offset by an increase in other revenue ($0.2 million), primarily related to an increase in revenue derived from commercials and specials.

  Cost of revenue for the three months ended March 31, 1996 decreased by 19% to $7.1 million from $8.8 million for the same period in 1995, primarily due to a decrease in production costs related to decreased episodes in production. Cost of revenue, as a percentage of revenue, decreased to 95% for the three months ended March 31, 1996 from 96% for the same period in 1995.

  Total selling, general and administrative expenses increased for the three months ended March 31, 1996 by 43% to $0.9 million from $0.6 million for the same period in 1995. The increase was primarily due to the expansion of the Company's licensing and merchandising division ($0.1 million), international division ($0.1 million) and interactive division ($0.1 million). As a percentage of total revenue, selling, general and administrative expenses increased to 11% for the three months ended March 31, 1996 from 7% for the same period in 1995.

  Operating loss increased to $0.5 million for the three months ended March 31, 1996 from $0.2 million for the same period in 1995.

  The pro forma income tax benefit was $0.1 million for the three months ended March 31, 1995. The Company became a C corporation on August 4, 1995 and therefore there was no pro forma income tax provision for the three months ended March 31, 1996.

  As a result of the above, pro forma net loss increased to $0.5 million for the three months ended March 31, 1996 from $0.2 million for the same period in 1995.

 YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

  Total revenue decreased by 5% to $34.3 million in 1995 from $36.2 million in 1994, primarily due to a decrease in the total number of episodes produced and delivered. For the three series that were produced and delivered in both 1994 and 1995, six fewer episodes were produced and delivered in 1995 than in 1994 ($1.3 million). In addition, the Company produced three series in 1994 which were not renewed ($12.8 million). This was partially offset by three new series produced and delivered in 1995 ($10.8 million). These three new series produced in 1995 represented 19 fewer episodes than the three series produced in 1994. Although 25 fewer episodes were produced and delivered in 1995 than in 1994, revenues per episode increased 22%. This decrease in total revenue was partially offset by an increase in 1995 of revenue from profit participations ($0.9 million) and an increase in other revenue ($0.5 million), primarily related to an increase in revenue derived from commercials and specials.

  Although 25 fewer episodes were produced and delivered in 1995, cost of revenue was $33.2 million in 1995 and 1994. Cost of revenue, as a percentage of revenue, increased to 97% in 1995 from 92% in 1994. This increase was primarily due to higher direct production costs of new shows produced and delivered in 1995 and an increase in total allocable overhead.

  Total selling, general and administrative expenses increased by 62% to $3.0 million in 1995 from $1.8 million in 1994, primarily due to increased costs related to the expansion of the Company's licensing and merchandising division ($0.4 million), interactive division ($0.2 million) and international division ($0.2 million) and an increase in rent and salaries ($0.3 million). As a percentage of total revenue, selling, general and administrative expenses increased to 8.6% in 1995 from 5.0% in 1994.

  Operating income (loss) decreased by $3.0 million to ($1.8 million) in 1995 from $1.2 million in 1994.

  The pro forma income tax benefit was $0.6 million in 1995, compared to a provision of $0.5 million in 1994.

  As a result of the above, there was a pro forma net loss of $1.1 million in 1995 compared to pro forma net income of $0.7 million in 1994.

 YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

  Total revenue increased by 30% to $36.2 million in 1994 from $27.9 million in 1993. This increase was primarily due to an increase of 20 episodes produced and delivered.

  Cost of revenue increased by 29% to $33.2 million in 1994 from $25.7 million in 1993, primarily due to an increase in production costs related to increased episodes in production. As a percentage of revenue, cost of revenue was 92% for 1993 and 1994.

  Total selling, general and administrative expenses increased by 34% to $1.8 million in 1994 from $1.4 million in 1993, primarily due to the establishment of the Company's international division ($0.2 million) and the addition of new personnel ($0.2 million). As a percentage of total revenue, selling, general and administrative expenses were 5% in 1994 and 1993.

  Operating income increased by 43% to $1.2 million in 1994 from $0.8 million in 1993. As a percentage of total revenue, operating income was 3% in 1993 and 1994.

  The pro forma income tax provision was $0.5 million in 1994, an increase from $0.3 million in 1993 as a result of the increase in pretax income.

  As a result of the above, pro forma net income increased to $0.7 million in 1994 from $0.5 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  As the Company endeavors to develop and produce more proprietary programs, retain more of the proprietary rights thereto, and increase its presence in the licensing and merchandising and international distribution markets, greater capital resources will be required. The Company seeks to limit the financial risk associated with its proprietary programming by obtaining commitments prior to production to cover at least 50% of its direct production costs, but the Company must utilize its own funds to cover remaining production costs and overhead costs relating to production, licensing and distribution.

  For the year ended December 31, 1995, net cash used in operating and investing activities was $4.6 million, an increase of $4.9 million from the same period in 1994, due to a net loss of $1.7 million in 1995, as compared to a net profit of $1.2 million in 1994, a decrease in deferred revenue, and fluctuations in other operating assets and liabilities. For the year ended December 31, 1995, net cash provided by financing activities was $9.4 million, an increase of $9.5 million from the same period in 1994, due primarily to $10.7 million in net proceeds from the issuance of Redeemable Preferred Stock and warrants. For the three months ended March 31, 1996, net cash provided by operating and investing activities was $0.8 million, an increase of $1.1 million from the same period in 1995, due to an increase in deferred revenue and fluctuations in other operating assets and liabilities. For the three months ended March 31, 1996, cash used in financing activities was $1.3 million, an increase of $1.1 million from the same period in 1995, due primarily to repayments of debt.

  The Company has a $1,230,000 revolving credit facility (the "Revolving Credit Facility") with a bank. Borrowings under the Revolving Credit Facility accrue interest at a variable rate. The obligations under the Revolving Credit Facility are secured by various assets of the Company and are guaranteed by Phil Roman. At March 31, 1996, $450,000 in principal amount was outstanding under the Revolving Credit Facility; all borrowings outstanding are due and payable on September 2, 1996. See Note 4 of Notes to Financial Statements.

  The Company is seeking to obtain a new bank facility in the principal amount of approximately $5.0 million. There can be no assurance that it will be able to obtain a new bank facility on terms that are satisfactory to the Company. Management believes that, after the consummation of the Offering, the Company's cash and cash equivalents and anticipated cash flow from operations will be sufficient to fund the Company's operating requirements for at least the next year, whether or not the Company enters into a new bank facility.

                                   BUSINESS

OVERVIEW

  Film Roman creates, develops, produces and distributes high quality, family-oriented animated television programming. Since the Company was founded by Phil Roman in 1984, it has become the leading independent animation studio in North America by producing more animated series for broadcast on the Networks during the 1996-97 television season than any other independent animation studio. The Company is currently producing 10 animated series (Bobby's World, King of the Hill, The Mask (CBS), The Mask (syndication), Richie Rich, The Simpsons, BRUNO the Kid, C-Bear & Jamal, Felix the Cat and Mortal Kombat) and one special (The Story of Santa Claus), and recently completed production of an additional special (The Magic Pearl), all of which are scheduled to air on ABC, CBS, FOX or the USA Network, as well as in first-run syndication, during the 1996-97 television season. Additional previously-produced Film Roman series that will air during the upcoming television season include Garfield & Friends, Mighty Max, The Critic and Klutter. The Company has produced at least three series each season for the Networks since 1990 and, in so doing, has successfully competed against other independent studios, as well as the major studios which have financial and other resources greater than the Company.

  The Company believes that it has a reputation within the entertainment industry as a reliable producer of high quality animated programming, making it one of a select group of suppliers of animated programming to the Networks. This reputation in the animation industry is critical because animated series are ordered for production without the benefit of a pilot episode. As a result, programmers rely to a significant degree on a studio's track record for producing high quality programming that is delivered on schedule and within budget. As of March 31, 1996, the Company produced 465 episodes of animated programming. At the conclusion of the 1996-97 broadcast season, the Company projects that it will have produced in excess of 600 episodes of animated programming, substantially all of which will have been broadcast at least once; there is, however, no assurance that all episodes scheduled to air during the 1996-97 television season will be televised.

HISTORY

  Phil Roman began his animation career in 1955 at The Walt Disney Company as an assistant animator on Sleeping Beauty. Over the next 30 years, Mr. Roman worked at many of the major studios, including MGM Animation and Warner Bros. Cartoons, and was an animator on such productions as The Cat in the Hat, How the Grinch Stole Christmas, George of the Jungle, Popeye, Snoopy Come Home and Lord of the Rings. Mr. Roman also directed 13 Emmy-nominated Charlie Brown specials.

  From its inception in 1984, the Company quickly developed its reputation for producing quality animation with the production of the Emmy award-winning television special, Garfield In The Rough. Based upon the success of that and subsequent Garfield specials, the Company was engaged to produce a weekly half-hour Garfield series on CBS which, in its second season, was expanded to a weekly one-hour block. In 1989, the Company, together with comedian Howie Mandel, developed the concept for the series Bobby's World, which the Company produced on a "fee-for-services" basis for Fox Children's Network. Bobby's World, entering its seventh season, continues to be a highly-rated program. As a result of the Company's strong record of producing high quality animated series, Gracie Films and Twentieth Television (a division of Twentieth Century
Fox) approached Film Roman in 1991 to produce on a "fee-for-services" basis the successful Simpsons series, which had been previously produced by a competitor of the Company. To date, Film Roman has produced 96 episodes of The Simpsons and has another 26 episodes currently in production.

  Historically, the Company has produced substantially all of its programming for third parties on a "fee-for-services" basis. Increasingly, the Company is producing programming for which it controls the proprietary rights associated with such programming (including, for example, international distribution and licensing and merchandising rights). Through the retention and exploitation of these proprietary rights, the Company believes that it can earn an attractive return on its investment and, at the same time, build a library of characters and programs that will have lasting value. Four of the 10 series the Company is producing for the 1996-97 television season are proprietary--Felix the Cat (CBS), C-Bear & Jamal (FOX), BRUNO the Kid (syndication) and Mortal Kombat (USA Network).

STRATEGY

  Film Roman's business strategy is to:

  . CREATE AND DEVELOP POPULAR CHARACTERS AND PROGRAMS. The Company seeks to create and develop popular characters and programs that will form the foundation of enduring character and program franchises. Because the Company was founded by an animator and has a corporate culture that emphasizes artistic integrity, the Company believes that it has consistently attracted some of the most creative artists and storytellers in the animation industry. The Company believes that popular characters and program concepts, when creatively developed and artistically produced, have substantial value in many areas of exploitation, such as international distribution, licensing and merchandising, feature film and interactive rights. Popular characters and programs also enhance the value of the Company's library and may provide opportunities for exploitation in the future as other means of exploitation emerge. With its track record of producing high quality, popular programs, the Company believes it is well-positioned to create character and program franchises.

  . INCREASE PRODUCTION OF PROPRIETARY PROGRAMMING. The Company intends to continue increasing the amount of proprietary programming it produces while maintaining a base of "fee-for-services" programming. The Company believes that its profits can be enhanced by retaining the proprietary rights to its characters and programs because the Company can better exploit these rights due to its superior understanding of its properties. The Company can also optimize its investment in each of its character and program franchises by coordinating all licensing, merchandising, international distribution and other activities in order to maximize the value of such franchises. Moreover, by controlling proprietary rights, the Company eliminates third party agency and distributor fees and, at the same time, may capture the profits such third parties would otherwise retain. As of March 31, 1996, the Company had produced 17 half-hour episodes and 12 one-hour episodes of proprietary programming. See "--Principal Elements of the Company's Business--Funding Production--Proprietary Programming."

  . EXPLOIT LICENSING AND MERCHANDISING RIGHTS. The Company intends to exploit the licensing and merchandising of its proprietary characters in order to generate revenue and to increase the popularity of its characters and programs. By licensing its proprietary characters to select manufacturers and distributors of consumer products such as toys, apparel, school supplies, housewares and books, the Company seeks to capture a portion of the growing licensing and merchandising market which features entertainment properties, such as animated characters. In 1995, this segment of the merchandising and licensing market had retail sales in the United States and Canada in excess of $16 billion. Through March 31, 1996, the Company derived no significant revenue from these activities. See "--Principal Elements of the Company's Business-- Licensing and Merchandising."

  . CONTROL AND EXPAND INTERNATIONAL DISTRIBUTION. The Company intends to generate revenue from the distribution of its proprietary programming to the growing international market. The Company's programs are currently broadcast in over 50 countries. Due in part to the growth in the number of international television outlets, the global demand for animated programming continues to expand. Recently, the Company has begun to distribute its proprietary programming internationally through its international division, rather than selling these international distribution rights to third parties. By retaining these rights, the Company seeks to earn distribution fees while ensuring that its international distribution rights are properly managed, thereby increasing the popularity of its characters and programming worldwide. For the year ended December 31, 1995 and the quarter ended March 31, 1996, the Company's international distribution activities generated revenues of $1.8 million and $0.9 million, respectively (or 5% and 13%, respectively, of total revenues for such periods). See "--Principal Elements of the Company's Business-- Distribution of Proprietary Programming--International Distribution."

  . PURSUE NEW BUSINESS OPPORTUNITIES WHILE MINIMIZING FINANCIAL RISK. The Company intends to pursue new business opportunities beyond the production of animated television programming, particularly those which capitalize on the Company's proprietary rights. The Company intends to minimize the financial risk associated with such opportunities through various means, including the receipt by the Company of commitments from third parties to cover its direct costs of production prior to commencing production. The Company is currently producing two interactive projects and is exploring new areas for possible exploitation, including on-line services. The Company also seeks strategic alliances with third parties in pursuing feature film opportunities and currently has one film in development at Universal Pictures/MCA. Although the Company continuously explores new ideas and seeks new business opportunities outside animated television programming, the Company has no material obligations to produce new projects, except as described herein. See "--Principal Elements of the Company's Business--Interactive Products; --Feature Films."

  . BUILD A LIBRARY. The Company intends to build a library of proprietary programs which can be licensed and relicensed in the growing television marketplace. The Company's ownership and control of distribution rights, coupled with the Company's enduring and popular characters, should provide permanent and increasing value for the Company's programming. The Company believes that, as the number of exhibition outlets grows domestically and internationally, its library will become increasingly valuable. See "--Principal Elements of the Company's Business--Library."

  There can be no assurance given that the Company will be successful in implementing this strategy. The discussion of the Company's strategy contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors described elsewhere in this Prospectus or other factors. See "Risk Factors."

ANIMATION INDUSTRY OVERVIEW

  Animation has been a major entertainment medium for decades. Since cartoon characters appear the same dubbed in any language, animation easily crosses national and language barriers. In addition, animation generally does not become "dated" as does live-action programming, allowing an animated series to be enjoyed by each new generation of children.

  Children are the primary target market for animated television programming. Nielsen data indicate that children aged two to eleven are the nation's heaviest consumers of television, watching an average of almost 22 hours each week. Growth in advertising spending targeted at children and the expansion in the number of television channels dedicated to children's programming around the world have caused an increase in the demand for animated television programming.

  Animated programming has expanded beyond the traditional Saturday morning line-up. Monday through Friday mornings and afternoons now attract an even greater number of young viewers than Saturday morning. There are many programming blocks targeted toward children, including "The Disney Afternoon," Fox Children's Network and WB Kids. In addition, UPN and the USA Network, as well as many first-run syndicators, provide programming blocks of animation on Sunday mornings. Furthermore, programming successes such as The Simpsons and Beavis & Butthead demonstrate that animation also appeals to adults.

  Increases in cable and satellite channels worldwide and the privatization, new entry and expansion in the international broadcast, satellite and cable industry are providing additional opportunities for growth for animation companies, especially those companies which own and distribute their own programs.

 U.S. TELEVISION

  Networks. The United States network television market is the most valuable market to producers of animated programming. Networks generally reach the largest audiences and pay the highest license fees, enabling a producer to finance a more significant portion of its production costs through network license fees than if a program is licensed to a cable network or first-run syndicator. Weekend morning children's programming now airs on ABC, CBS, FOX, UPN and WB. In addition, FOX and WB broadcast animated programming for young audiences during weekday mornings and afternoons. NBC has not broadcast children's programming, including animation, since 1992.

  Since network programming generally reaches a larger audience than programming provided by syndicators and/or cable programmers, programming that airs on network television is often more widely recognized by audiences. As a result, the Company believes that an initial network license generally increases the value of the program in other markets, particularly in the international television market and "runs" subsequent to network broadcast in the U.S. cable, syndication, and home-video markets, as well as in the market for toys, apparel and games that feature characters from network programs. For the 1995-96 season, animated programming occupied 33 of the approximately 39 Network time slots dedicated to animated and/or children's programming each week.

  Syndication. Syndication provides an important first-run, as well as repeat, broadcast market for animated programs. Traditionally, syndication has been populated by programs that support merchandise and whose characters are featured in toy lines, apparel and other consumer products. For the 1995-96 season, animated programming (distributed by such syndicators as Buena Vista Television Distribution, Saban Entertainment, Bohbot Entertainment and New World Entertainment) occupied 28 of the approximately 40 syndicated time slots dedicated to animated and/or children's programming each week.

  Cable and Direct Broadcast Satellite ("DBS"). Cable and DBS are increasing their audience share among children. The growth in the number of cable channels and the development of DBS provides additional outlets for animated programming. The cable channels which currently broadcast animated programs include Nickelodeon, USA Network, The Disney Channel, The Cartoon Network, The Comedy Channel, The Family Channel, HBO, Showtime and MTV. For the 1995-96 season, animated programs occupied approximately 16 time slots (excluding slots primarily occupied by repeat programming) each week on United States cable networks.

 INTERNATIONAL TELEVISION

  The growth in the number of international television outlets has created additional global demand for animated programming. The privatization of the international television industry has encouraged a ratings/revenue-oriented focus among international broadcasters, thereby increasing the demand for high-quality television entertainment. Animated programs produced in the United States have enjoyed wide acceptance internationally. In addition, the international market has experienced an increase in the number of cable and satellite programming services. These added programming services have created an opportunity for distributors, including the Company, to license simultaneously both traditional broadcast and satellite programming rights within the same territory. International television, cable, satellite and home video sales of an animated program produced in the United States can account for half or more of the revenue for a given program. See "--Principal Elements of the Company's Business--Distribution of Proprietary Programming-- International Distribution."

 LICENSING AND MERCHANDISING

  Due to the significant revenue that can be generated from licensing and merchandising television characters, producers and owners of animated characters seek to drive sales of toys and other licensed products through the production and distribution of programs featuring their characters. According to "The Licensing Letter" (a licensing and merchandising trade periodical that is published monthly), U.S. and Canadian retail sales of products derived from licensed entertainment properties were approximately
$16 billion in 1995. Numerous programs (such as The Teenage Mutant Ninja Turtles, G.I. Joe, Power Rangers, Sonic the Hedgehog and Transformers) were initially produced in large part to support the sales of merchandise associated with these programs. See "--Principal Elements of the Company's Business--Licensing and Merchandising."

THE COMPANY'S TELEVISION PROGRAMMING

  During the 1996-97 television season, Film Roman expects that 14 of its series occupying 15 "time slots" (or approximately 17 hours) of animated programming (including new and repeat programming) will air each week, as described below. The Company is in the process of producing the 161 new episodes listed in the table below.

      FILM ROMAN TELEVISION PROGRAMMING TO BE AIRED DURING 1996-97 SEASON
- --------------------------------------------------------------------------------

                                                     CURRENT
                 EPISODES IN                     BROADCASTER(S)
                 PRODUCTION              YEARS        (AND
                 FOR 1996-97   PROGRAM     ON      SYNDICATOR,
      SERIES      SEASON(1)  SCHEDULE(2) AIR(3)  AS APPLICABLE)         PROGRAM DESCRIPTION
- --------------------------------------------------------------------------------------------------
  "FEE-FOR-SERVICES PROGRAMMING":
- --------------------------------------------------------------------------------------------------
  Bobby's World        3      Mon.-Fri.    7     FOX             Emmy nominated series starring
                                                                 Howie Mandel.
- --------------------------------------------------------------------------------------------------
  King of the         13         TBD       1     FOX             Prime-time series based on
   Hill                                                          characters created by Mike Judy,
                                                                 creator of Beavis & Butthead.
- --------------------------------------------------------------------------------------------------
  The Mask             9      Saturday     2     CBS             Based on the blockbuster film
                                                                 starring Jim Carrey.
- ---------------------------------------------------------------------------------
  The Mask            30      Mon.-Fri.    1     First-run
                                                 Syndication
                                                 (Bohbot)
- --------------------------------------------------------------------------------------------------
  Richie Rich         13         TBD       1     First-run       Cartoon shorts based on Harvey
                                                 Syndication     Comics' classic character.
                                                 (Claster)
- --------------------------------------------------------------------------------------------------
                      26       Sunday      5(4)  FOX             Emmy award-winning prime-time
                                                                 series starring Homer, Marge,
                                                                 Bart, Lisa and Maggie Simpson.
            -------------------------------------------------------------
  The Simpsons
                       0      Mon.-Fri.    5(4)  Syndication
                                                 (Twentieth
                                                 Television)
- --------------------------------------------------------------------------------------------------
  The Critic           0         TBD       2     Comedy Central  Highly acclaimed series which
                                                                 originally aired on ABC in prime-
                                                                 time featuring the voice of Jon
                                                                 Lovitz.
- --------------------------------------------------------------------------------------------------
  Garfield &           0      Mon.-Fri.    7     Cartoon Network Emmy award-winning series
  Friends                                        and TBS         featuring that lazy, lasagna-
                                                                 eating cat.
- --------------------------------------------------------------------------------------------------
  Mighty Max           0         TBD       3     USA Network     Based on Mattel's popular
                                                                 children's toy line.
- --------------------------------------------------------------------------------------------------
  Klutter              0      Mon.-Fri.    2     FOX             Cartoon comedy starring a pile of
                                                                 clothes that comes to life.

  "PROPRIETARY PROGRAMMING":
- --------------------------------------------------------------------------------
  BRUNO the Kid       36      Mon.-Fri.    1     First-Run       Features voice and persona of
                                                 Syndication     Bruce Willis as a 12-year-old
                                                 (Active         spy.
                                                 Entertainment)
- --------------------------------------------------------------------------------------------------
  C-Bear & Jamal      10      Saturday     1(5)  FOX             Features the voice of rap star
                                                                 Tone Loc as a street-wise teddy
                                                                 bear.
- --------------------------------------------------------------------------------------------------
  Felix the Cat        8      Saturday     2     CBS             Features the wonderful, wonderful
                                                                 cat popular with children and
                                                                 adults for decades.
- --------------------------------------------------------------------------------------------------
  Mortal Kombat       13       Sunday      1     USA Network     Loosely based on the hit video
                                                                 game.
- --------------------------------------------------------------------------------------------------

                             (Footnotes to table appear on following page.)

(Footnotes to table on previous page.)

(1) Each episode runs for a half hour, except for the 13 Richie Rich cartoons which run for seven minutes each.

(2) Program schedule for the season includes a combination of new and/or repeat half-hour episodes. "TBD" (i.e., "to be determined") indicates that, to the Company's knowledge, the broadcaster has not yet determined the time slot during which the series will air. The program schedule does not include the Company's two specials The Magic Pearl and The Story of Santa Claus.

(3) Number of seasons for which new episodes were/are being produced, including production for the 1996-97 season. The 1996-97 broadcast season will begin around the second week of September 1996 and end around the second week of September 1997.

(4) The Simpsons has been produced by the Company for five seasons and has run in syndication for two seasons.
(5) Three additional episodes were produced for broadcast during the 1995-96 season.

PRINCIPAL ELEMENTS OF THE COMPANY'S BUSINESS

  The Company's business of creating, developing, producing and distributing high quality, family-oriented animated television programming, together with the exploitation of any proprietary rights controlled by the Company, is described in the sections below and includes: (i) acquiring, creating and developing programming properties; (ii) funding the production of proprietary programming; (iii) producing its programs; (iv) distributing its programming domestically and internationally; (v) licensing and merchandising the rights to its proprietary programs; (vi) producing feature films; (vii) developing and licensing distribution rights to interactive software products; and (viii) building a library.

 ACQUISITION, CREATION AND DEVELOPMENT OF PROGRAMMING

  The Company pursues ideas and properties it believes feature unique and popular characters with broad appeal. These ideas and properties may originate from a variety of sources. As a result of the Company's reputation and position in the industry, many creators, rightsholders and even broadcasters bring new concepts to the Company for development and production. The Company may enter into an option agreement to acquire rights to an existing character, such as Felix the Cat, develop internally a new character based on an existing persona or consumer product, such as C-Bear & Jamal and Mighty Max, respectively, or create or acquire an entirely new idea or character.

  Once the Company has created a new property or acquired the rights to an existing property, the Company begins development by preparing a presentation to "pitch" the project to targeted domestic broadcasters (and, on some occasions, to international broadcasters and product licensees). These presentations generally consist of artwork featuring character designs and "set-ups" (characters in a story scene) and may also include a brief written description of the characters and sample storylines. If a broadcaster is interested in developing an idea further, it will acquire an exclusive option to order the production of episodes based upon the idea and will agree to reimburse the Company for a portion of the further development costs if it does not ultimately order production of any episodes. A broadcaster generally collaborates in the further stages of development and will have the right to approve the selection of writer, director and voice-over actors and the creation of a pilot script. The creation, acquisition and development of a new program normally occurs during a period of three to twelve months (usually averaging approximately six months).

  The Company currently has numerous projects in various stages of internal development, including Shamu and the Crew and Sea Toons (both being developed with a division of Anheuser-Busch, owner of Sea World), and 21 (a project which is featured in a popular comic book series and for which the Company has secured a master toy license with Playmates Toys), which are in the early stages of development, and Blues Brothers (based on the Dan Aykroyd and John Belushi characters), which is in the later stages of development. The Company has already developed the characters, sample storylines and "set ups" for the Blues Brothers and is in the final stages of negotiating a license agreement with UPN for the production of 13 episodes to be aired during the

1996-97 television season. No assurance can be given, however, that the Company will finalize a license agreement or that the Blues Brothers series will be aired during the upcoming television season. Although the Company has many projects in development and is continuously considering new ideas, only a relatively small number of such projects will ultimately be produced.

 FUNDING PRODUCTION--PROPRIETARY PROGRAMMING

  Historically, the Company has produced programming almost exclusively on a "fee-for-services" basis. Fees paid to the Company for these production services generally range from $300,000 to $500,000 per episode and typically cover all direct production costs plus a profit margin.

  For its proprietary programming, the Company generally does not commence production unless the Company has obtained commitments to cover at least 50% of the Company's direct production costs through a combination of one or more of the following sources: (i) network, cable, syndication, or other license fees for audiovisual exploitation of the program in the United States, (ii) licensing of merchandising, home video, and international distribution and interactive rights, and (iii) strategic partners. For example, production costs for the Company's first two proprietary programs, Felix the Cat and C-Bear & Jamal, were covered prior to production by a combination of domestic licensing commitments from the Networks and international distribution arrangements. With capital provided by a 1995 equity private placement, the Company was able to cover the balance of production costs without having to sell its other proprietary rights, including licensing and merchandising rights for C-Bear & Jamal. Through the retention and exploitation of these rights, the Company seeks to earn an attractive return on its investment while at the same time building a library of programming which will have lasting value. Although historically the Company produced almost all of its programming on a "fee-for-services" basis, as of March 31, 1996, the Company had produced 17 half-hour episodes and 12 one-hour episodes of proprietary programming and the Company expects that 67 episodes of its proprietary programming will be produced and aired during the 1996-97 television season.

  While the Company seeks to limit its financial risk associated with its proprietary programming by obtaining commitments prior to production to cover at least 50% of its direct production, there can be no assurance that the Company will be able to cover the balance of its production costs and overhead costs relating to production, licensing and distribution through the exploitation of its remaining rights. Reasons the Company may not cover its costs include: (i) a proprietary program may be cancelled; (ii) a proprietary program and/or its related licensed products may not appeal to the Company's targeted audience or may not appeal to the same audience targeted by a licensee; or (iii) a licensee may not effectively market and distribute the Company's programming domestically or internationally. Moreover, since certain international distribution arrangements and other domestic and international licensing activities are conditioned upon the U.S. broadcast of a minimum number of programming episodes on a network or cable channel, no assurance can be given that any series will be broadcast in the U.S. for a sufficient period in order to meet these contractual conditions.

  Unlike television production of proprietary programming, the Company does not intend to commence production of an interactive or feature film projects unless substantially all of the direct costs of production are funded by a third party.

 ANIMATED TELEVISION PRODUCTION

  The Company generally commences production of a program during the first and second quarters of any year for delivery during the third quarter, and to a larger extent, the fourth quarter of that same year. The Company typically has seven to nine months to produce and deliver an order of 13 half-hour episodes (the number of episodes commonly ordered for the first year of a program). The first step of the Company's production process is the creation of the script. The Company selects a story editor to supervise the preparation of each episode's script by various freelance script writers. The artists depict the story and action in storyboards which provide a blueprint for the animation process. Voices and songs are recorded and the recordings are analyzed and timed so that the animation can be synchronized to the voice track. Based on the script and storyboard, the Company's artists create character designs, as well as key background drawings and paintings. These essential elements are assembled into a pre-production package for each episode which is then shipped to an overseas subcontractor. Subcontractors use the pre-production materials to perform most of the labor-intensive aspects of production. Most of these subcontractors are located in low-cost labor countries in the Far East, including South Korea, Taiwan, China and the Philippines. The subcontractor ships the negative and work print for each episode to Film Roman. The film is then taken through a post-production process which includes editing the picture and dialogue, transferring the filmed images to video tape, creating sound effects, composing and producing the musical score and mixing and synchronizing the sound to the picture. After the post production process, an episode is ready for delivery.

 DISTRIBUTION OF PROPRIETARY PROGRAMMING

  Domestic Television Distribution. Prior to commencing production of its proprietary programming, the Company generally licenses broadcast rights to a U.S. broadcaster. See "--Funding Production--Proprietary Programming." License fees paid by Networks and cable networks for the Company's proprietary programming generally cover over 50% of the Company's direct production costs. License fees paid by first-run syndicators for the Company's proprietary programming generally cover less than 50% of the Company's direct production costs, and, under certain circumstances, first-run syndicators pay no license fees. The Company may choose to enter into such a no-license-fee arrangement when it can share in a portion of the revenues generated from the sale of advertising aired by a syndicator during the broadcast of the Company's programming and when the Company has obtained financing to cover a portion of its direct production costs from sources other than the syndicator. If the Company's program is highly rated in syndication, the Company may earn more in revenues from advertisers (since those advertisers will often be willing to pay higher fees to have their commercials aired during the broadcast of the Company's program) than the Company would have earned in revenues from a license fee arrangement with a syndicator that does not require the syndicator to share advertising revenues with the Company. Conversely, however, if the Company's program is poorly rated in syndication, the Company will likely earn less in revenues than if it had negotiated to receive a license fee.

  The license agreement typically includes provisions governing the license fee, the term during which the program will be broadcast, the number of episodes and the territories in which the episodes will be broadcast. Upon the expiration of an initial broadcast license, the exhibition rights for the applicable program revert to the Company and are available for relicensing. In 1995, substantially all of the Company's revenue was generated from the domestic distribution of its programming to U.S. television broadcasters.

  International Distribution. In 1993, the Company began its transition to the production of proprietary programming with the establishment of its international division to capture the economic benefits of owning and controlling the international distribution rights to its proprietary programming. The Company believes that by owning and controlling the international distribution rights to its programming, it can not only generate significant revenue from the licensing of such programming, but also it can establish an international presence for the Company and its properties which should support its international licensing and merchandising efforts. Furthermore, a strong international division provides the Company with direct access to market information and feedback which will enable it to produce programs that are even more marketable on a worldwide basis. Since the establishment of its international distribution division, the Company has entered into audio-visual license arrangements with international broadcasters and distributors to exhibit and distribute certain of the Company's proprietary programming. The Company has also entered into a significant distribution and co-production agreement with TaurusFilm GmbH ("TaurusFilm"), a division of Kirch Group, a German media conglomerate. Under the terms of the agreement, TaurusFilm has an exclusive right to review Film Roman's proprietary programs in development and to license those programs for distribution in certain European territories prior to the Company providing any other entity with such an opportunity. Important features of this arrangement are: (i) TaurusFilm pays a license fee, ranging from $60,000 to $100,000 (depending on whether the program was first aired in first-run syndication or by a Network/cable network and depending on the number of European territories covered by the license), subject to an annual increase, during production of each program licensed under the agreement (which the Company estimates will account for between one-third and two-thirds of the Company's total international audio-visual revenue derived from any such program); (ii) once TaurusFilm licenses a program, it is required to license all episodes of that program for all seasons of production; (iii) TaurusFilm is required to license at least five of the Company's proprietary programs produced for the 1995-96 through the 1998-99 broadcast seasons; and (iv) the term of the license for each program is 22.5 years. The Company expects that its international distribution activities will increase as it produces more proprietary programming. For the year ended December 31, 1995 and the quarter ended March 31, 1996, the Company's international distribution activities generated revenues of $1.8 million and $0.9 million, respectively (or 5% and 13%, respectively, of total revenues for such periods).

  Home Video Distribution. The Company may also license to a home video distributor the rights to manufacture and distribute video cassettes and disks for a specified term and in a defined territory. The Company generally receives a non-refundable advance to be applied against royalties which may range from 8% to 25% of the wholesale selling price of a video cassette or disk. Although the Company expects that revenue from licensing its home video distribution rights will increase substantially in the future, the Company derived less than 1% of its total revenue from such licensing activities in 1995.

 LICENSING AND MERCHANDISING

  The Company's licensing and merchandising division seeks licensing and merchandising opportunities for characters and programs to which the Company retains proprietary rights. Controlling licensing and merchandising rights provides the Company the opportunity to earn revenue from the sale of products bearing the likeness of its proprietary characters and other distinctive features of a program. The Company also evaluates the licensing potential of characters the Company is considering for development, formulates a licensing strategy, and creates artwork depicting proposed licensed products and merchandise featuring its characters for use in soliciting prospective licensees. Although the Company incurs expenses to develop and establish a licensing campaign, the Company does not incur the cost or assume the risk associated with manufacturing, distributing and marketing the merchandise. The revenue derived from licensing and merchandising depends not only on the success, recognition and appeal of a character, but also on the quality and extent of the marketing efforts of the Company and its licensees. Sales of licensed products in turn promote the programs in which the Company's characters appear.

  Historically, under traditional "fee-for-services" arrangements, after developing and selling a program for United States broadcast, Film Roman has had to turn over control of its merchandising rights to those entities which financed the production of its programming. For example, even though Bobby's World was created by Film Roman, Twentieth Television acquired most of the proprietary rights, including the licensing and merchandising rights to such program. Recently, however, Film Roman was appointed as the agent to administer the worldwide licensing and merchandising rights to the Bobby's World property.

  The Company expects that it will typically earn royalties between 5% and 12% of the wholesale revenue derived from the sale of licensed products. The Company has recently entered into licenses with manufacturers and distributors of various products related to its proprietary characters C-Bear and Jamal, including a master toy license. Although the Company believes that these activities can have a significant impact on future earnings, prior to December 31, 1995, the Company derived no revenue from its licensing and merchandising activities, and for the quarter ended March 31, 1996, the Company derived no significant revenue from these activities.

 FEATURE FILMS

  In 1991 and 1992, the Company produced on a "fee-for-services" basis a feature film, Tom & Jerry: The Movie, which was released theatrically by Miramax Films. Although the Company has produced no other feature films, it is pursuing feature film opportunities. The Company, together with Universal Pictures/MCA and Dustin Hoffman's Punch Productions, is currently developing (on a fee-for-services basis) the feature film There Goes The Neighborhood, which is a project featuring a mixture of live-action and animation (similar to that of Who

Framed Roger Rabbit?). Universal Pictures has agreed to pay for the development of a screenplay and the artwork for the project. No assurance can be given that There Goes the Neighborhood will be produced. If the feature film is produced, the Company will earn a fee for its services and may earn revenues from financial participations based upon the success of the film and the exploitation of the Company's rights. The Company currently has a number of feature film projects in early stages of internal development, primarily featuring the Company's proprietary characters. Although the Company is not currently producing any feature films (nor has the Company entered into any agreements to produce any such films), the Company intends to obtain financing for its feature films through strategic alliances with third parties, such as major motion picture studios, prior to the production of any such films. As a result, the Company may be unable to retain control all or any of the licensing and merchandising rights associated with its feature films.

 INTERACTIVE PRODUCTS

  In 1995, Film Roman established an interactive division to produce high-quality interactive software products for consumer use. Such products may feature characters from the Company's programs or may introduce new characters which may become the basis for the development of future television series and marketed to broadcasters. By combining its creative and production talent with computer and software technology, the Company is focusing on existing and new market opportunities created by the popularity of dedicated game machines (such as those manufactured by Sony, Nintendo and Sega) and by wide-spread computer use by children and adults. The Company may be able to apply technology developed in connection with interactive products to the production of animated programming. The Company intends to license distribution rights for its interactive products to strategic partners who in turn will fund substantially all of the Company's direct costs of production. For example, the interactive division is producing two videogames, one based upon Felix the Cat and the other based upon the BRUNO the Kid. Both projects are being financed by International Business Machines Corporation ("IBM"). For the year ended December 31, 1995 and the quarter ended March 31, 1996, the Company earned no revenues from its interactive division.

 LIBRARY

  A library of proprietary programming can provide a future revenue stream as such programs are re-licensed for broadcast after the expiration of the initial broadcast license. Programs in the Company's library can also be licensed to new channels and outlets in emerging markets around the world. The Company began building its library in 1993 with the production of Animated Classic Showcase, a restoration of existing classic Russian animation. The Company added to its library the proprietary programming it produced during the 1995-96 season, including three episodes of C-Bear & Jamal and 13 episodes of Felix the Cat. In addition, during the 1996-97 season, the Company expects to add to its library 10 episodes of C-Bear & Jamal, 8 episodes of Felix the Cat, 36 episodes of BRUNO the Kid and 13 episodes of Mortal Kombat. Revenues generated from the proprietary programs in the Company's library were $5.6 million (including $3.6 million from domestic television distribution) and $1.9 million (including $0.8 million from domestic television distribution) for the year ended December 31, 1995 and the quarter ended March 31, 1996, respectively.

  The Company has retained the proprietary rights set forth below associated with the programs in its library. The Company holds the proprietary rights associated with the Animated Classic Showcase for fifteen years. The Company holds most of the other proprietary rights listed in the table below in perpetuity, subject to the rights granted to its licensees.


              NUMBER OF                                    LICENSING
   SERIES      EPISODES      DOMESTIC     INTERNATIONAL       AND
   TITLE      PRODUCED*    DISTRIBUTION   DISTRIBUTION   MERCHANDISING INTERACTIVE
  --------  -------------- -------------- ---------------------------- -----------
                                   HOME           HOME
                            TV     VIDEO   TV     VIDEO
- ----------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------
  Animated
   Classic
   Showcase 12 (X 1 hr.)        X       X      X       X        X            X
- ----------------------------------------------------------------------------------
  Felix
   the Cat  21 (X 1/2 hr.)      X       X      X       X                     X
- ----------------------------------------------------------------------------------
  C-Bear &
   Jamal    13 (X 1/2 hr.)      X       X      X       X        X            X
- ----------------------------------------------------------------------------------
  BRUNO
   the Kid  36 (X 1/2 hr.)      X       X      X       X        X            X
- ----------------------------------------------------------------------------------
  Mortal
   Kombat   13 (X 1/2 hr.)      X       X      X       X
- ----------------------------------------------------------------------------------

* Includes episodes currently in production for the 1996-97 season.

COMPETITION

  The creation, development, production and distribution of television programming, together with the exploitation of the proprietary rights related to such programming, is a highly competitive business. The Company faces intense competition from producers, distributors, licensors and merchandisers, many of whom are larger and have greater financial resources than the Company. Management believes that it faces competition with a variety of companies in three principal areas: (i) for the time slots for animated programming offered by broadcasters, (ii) for the acquisition of characters, story lines, plots and ideas and (iii) for the right to license and distribute its products throughout the United States and internationally. See "Risk Factors-- Competition."

GOVERNMENT REGULATIONS

  The FCC repealed its financial interest and syndication rules, effective as of September 21, 1995. Those FCC rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (ABC, CBS and NBC) to own (or to be owned by) a syndicated television programmer and to own financial interests in programming aired on their networks. The impact of the repeal of the FCC's financial interest and syndication rules on the Company's operations cannot be predicted at the present time, although it is expected that there will be an increase in in-house productions of television programming for the networks' own use and in the network programs in which a network holds a financial interest. It is possible that this change will have a negative impact on the Company's business to the extent that the networks target children's programming.

  Broadcast customers of the Company are subject to the provisions of the Children's Television Advertising Act of 1990 and the follow-up rules issued by the FCC which require broadcasters to offer educational and informational programs to their viewers. As a result, while the Company is not subject to the direct jurisdiction of the FCC, the content of the Company's programming may be affected by these rules in order for the Company to place programs on FCC-licensed television stations. The Company may be subject to local content and quota requirements in the international markets, which effectively prohibit or limit access to particular markets. The Company also seeks to comply with self-regulatory rules relating to children's programming of the Children's Advertising Review Unit of The Council of Better Business Bureaus and of the national television networks by reviewing the proposed content of each property prior to acquisition and acquiring rights to and distributing only those properties for which there will be no material restrictions on exhibition to children.

TRADEMARKS

  The Company has applications pending with the United States Patent and Trademark Office to register several trademarks, including Film Roman, C-Bear & Jamal, King of the Hill and BRUNO the Kid. Pursuant to arrangements with the owners of the programs it produces, the Company utilizes certain trademarks and copyrighted materials, including The Simpsons, Garfield, Bobby's World, Felix the Cat, The Mask, Richie Rich, Mortal Kombat and Mighty Max.

FACILITIES

  The Company conducts its operations through its 65,000 square foot studio and headquarters located in North Hollywood, California. These facilities are occupied pursuant to a lease that expires in August 1999 (and contains renewal options).

EMPLOYEES

  As of March 31, 1996, the Company had approximately 234 full-time employees and 2 part-time employees. The Company also regularly engages numerous freelance creative staff and other independent contractors on a project-by-project basis. The Company is subject to the terms in effect from time to time of various industry-wide collective bargaining agreements, including the Screen Actors Guild. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings and is not aware of any pending or threatened litigation that, if decided adversely to the Company, would have a material adverse effect upon the Company's business, results of operations or financial condition.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of the Company are identified below:

                 NAME                 AGE             POSITION(1)
 Phil Roman..........................  65 President, Chief Executive Officer
                                           and Chairman of the Board of
                                           Directors (Class III Director)
 William Schultz.....................  36 Executive Vice President
 Jon F. Vein.........................  32 Senior Vice President
 Jacqueline Blum.....................  34 Senior Vice President--Worldwide
                                           Licensing and Marketing
 Gregory Arsenault...................  39 Senior Vice President--Finance and
                                           Administration
 Robert Cresci(3)....................  52 Class I Director
 Dixon Q. Dern(2)....................  67 Class III Director
 Dennis W. Draper(2).................  47 Class II Director
 Theodore T. Horton, Jr.(2)..........  45 Class I Director
 Peter Mainstain(3)..................  47 Class II Director

- ---------------------
(1) Each director holds office until his resignation or removal and until his successor shall have been duly elected and qualified. Elections with respect to the Class I Directors, Class II Directors and Class III Directors will be held at the annual meeting of stockholders in 1997, 1998, and 1999, respectively.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

  The principal occupations and positions for the past five years and in certain cases prior years, of the directors and executive officers named above are as follows.

  Phil Roman, President, Chief Executive Officer and Director. Mr. Roman has been the Company's Chief Executive Officer since the Company was founded in 1984. Phil Roman began his animation career in 1955 at The Walt Disney Company as an assistant animator on Sleeping Beauty. Over the next 30 years, Mr. Roman worked at many of the major studios, including MGM Animation and Warner Bros. Cartoons, and was an animator on such productions as The Cat in the Hat, How the Grinch Stole Christmas, George of the Jungle, Popeye, Snoopy Come Home and Lord of the Rings. Mr. Roman also directed 13 Emmy-nominated Charlie Brown specials.

  William Schultz, Executive Vice President. In 1989, Mr. Schultz joined the Company as a Vice President and in 1993 was promoted to Executive Vice President. Mr. Schultz currently oversees production and development, as well as the Company's international division, and coordinates new business opportunities. Prior to joining the Company, Mr. Schultz was employed by New World Entertainment, where he served in a variety of positions including Production Controller and Director of Development at the animation studio Marvel Productions, a subsidiary of New World Entertainment. Mr. Schultz received his Bachelor of Science degree from the University of Illinois at Champaign--Urbana in 1982.

  Jon F. Vein, Senior Vice President. In February 1995, Mr. Vein joined Film Roman as a Senior Vice President where he oversees business and legal affairs for the Company. Mr. Vein also established and oversees the Company's feature film and interactive divisions. Prior to joining the Company, Mr. Vein practiced entertainment law at Dern & Donaldson from 1990 to 1993 and at Dern & Vein from 1993 to 1995. Mr. Vein received his Bachelor of Science degree in electrical engineering-computer science and material sciences engineering from University of California at Berkeley in 1986 and his Juris Doctor degree from The Harvard Law School in 1989.

  Jacqueline Blum, Senior Vice President--Worldwide Licensing and
Marketing. Ms. Blum joined the Company in 1993 as a Vice President to establish and oversee the Company's licensing and merchandising division. In 1996, she was promoted to Senior Vice President. Mr. Blum also oversees the Company's publicity and creative services departments. Prior to joining the Company, Ms. Blum co-founded Imagination Factory, a licensing and merchandising agency, in 1991. Previously, Ms. Blum was a principal of Brentwood Licensing Properties, handling television packaging and merchandising of the multi-million dollar property Kliban's Cat.

  Gregory Arsenault, Senior Vice President--Finance and Administration. Mr. Arsenault joined the Company in 1991 as Accounting Manager, served as Controller for two years, served as Vice President of Finance for two years and was promoted to Senior Vice President--Finance and Administration in 1996. Mr. Arsenault oversees the Company's accounting department. Prior to joining Film Roman, Mr. Arsenault served as an accounting systems consultant for LIVE Entertainment. Mr. Arsenault received his Bachelor of Science degree in accounting from the University of Southern California in 1980.

  Robert Cresci--Director. Mr. Cresci has been a Director of Film Roman since August 1995 and has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the board of directors of Bridgeport Machines, Inc., Serv-Tech, Inc., EIS International, Inc., Sepracor, Inc., Vestro Natural Foods, Inc., Olympic Financial, Ltd., GeoWaste, Inc., Hitox, Inc., Natures Elements, Inc., Garnet Resources Corporation, HarCor Energy, Inc. and Meris Laboratories, Inc.

  Dixon Q. Dern--Director. Mr. Dern has been a Director of Film Roman since August 1995. Mr. Dern has practiced entertainment law for over 40 years and currently owns and operates his own private practice which specializes in entertainment, copyright and communications law.

  Dennis W. Draper--Director. Mr. Draper has been a Director of Film Roman since August 1995 and has been an Associate Professor of Finance at the University of Southern California's School of Business since 1977. Mr. Draper serves as trustee of the Pacifica Funds.

  Theodore T. Horton, Jr.--Director. Mr. Horton has been a Director of Film Roman since August 1995 and has been a Managing Director of BCI Advisors, Inc., an investment management firm, since January 1990. Mr. Horton also serves as a director of People's Choice TV.

  Peter Mainstain--Director. Mr. Mainstain has been a Director of Film Roman since August 1995 and has been a partner of Tanner, Mainstain & Hoffer, an accountancy corporation, since 1976.

BOARD OF DIRECTORS

  The Company's Bylaws provide that directors are divided into three classes, each having a term of three years, with the term of one class expiring each year. The directors shall be elected by a plurality vote, with no cumulative voting, at the annual meeting of stockholders. Each elected director holds office until his resignation or removal and until his successor shall have been duly elected and qualified.

  Compensation Committee and Audit Committee; Interlocks and Insider Participation. The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, comprised of Messrs. Dern, Draper and Horton, makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company and administers the Stock Option Plan. See "--Stock Option Plan." The Audit Committee, comprised of Messrs. Cresci and Mainstain, reviews the results and scope of the audit and other accounting related services. Each of the members of the Compensation Committee and the Audit Committee is an independent director who has no significant relationship with the Company or its officers or directors.

  Director Compensation. Directors receive $6,000 per year as compensation for serving on the Board of Directors, $500 for attendance at each meeting of the Board of Directors and $250 for attendance at each meeting of a committee of the Board of Directors. The Company's Stock Option Plan provides that non-employee directors may be granted stock options. Each of Messrs. Dern, Draper and Mainstain have been granted options to purchase shares of Common Stock under the Company's Stock Option Plan. See "--Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table provides for the periods shown certain summary information concerning compensation paid or accrued by the Company to or on behalf of (i) the Company's Chief Executive Officer and each of the four highest paid executive officers of the Company (collectively, the "Named Executive Officers") and (ii) the Company's two highest paid employees other than the Named Executive Officers:

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                        ANNUAL COMPENSATION        COMPENSATION
                                  -------------------------------- ------------
                                                                    SECURITIES
                                                                    UNDERLYING
     NAME AND PRINCIPAL                             OTHER ANNUAL   OPTIONS/SAR#
          POSITION           YEAR  SALARY   BONUS  COMPENSATION(1)     (2)
Phil Roman.................. 1995 $306,500      --     $41,974            --
 President and Chief         1994  247,500      --      36,413            --
 Executive Officer           1993  208,000      --      41,493            --
William Schultz............. 1995 $221,912 $71,839          --        75,000
 Executive Vice President    1994  188,827  47,185          --            --
                             1993  189,462      --          --            --
Jon F. Vein(3).............. 1995 $128,800      --          --            --
 Senior Vice President
Jacqueline Blum............. 1995 $123,962      --          --            --
 Senior Vice President--     1994  109,346      --          --            --
 Worldwide Licensing and     1993   93,846      --          --            --
 Marketing
Gregory Arsenault........... 1995 $144,160      --          --            --
 Senior Vice President--     1994  103,680      --          --            --
 Finance and Administration  1993   92,900      --          --            --
Guy Vasilovich.............. 1995 $156,000      --          --            --
 Creative Director of        1994  157,850      --          --            --
  Development
                             1993  137,750      --          --            --
Gary Hartle................. 1995 $157,480 $25,000          --            --
 Producer of The Mask        1994  142,000      --          --            --
                             1993  102,610      --          --            --

- ---------------------
(1) Each individual in the table, other than Mr. Roman, received annually (i) a contribution pursuant to the Company's 401(k) profit sharing plan amounting to less than $2,000 and (ii) perquisites and other persoanl benefits, securities or property aggregating less than $50,000 or 10% of the total annual salary and bonus reported for such individual. Mr. Roman received annually (i) approximately $30,000 in automobile insurance, service and lease payments, (ii) approximately $2,300 in contributions pursuant to the Company's 401(k) profit sharing plan and (iii) payments for personal travel and accounting services which accounted for the remainder of Mr. Roman's other annual compensation.
(2) The securities underlying the options are shares of the Company's Common Stock. For a description of terms pertaining to such options and other information relating thereto, see "--Stock Option Plan."
(3) Mr. Vein began employment with the Company in February 1995.

  During the periods indicated above, none of the individuals listed above received any awards under any long-term incentive plan, and the Company does not have a pension plan.

EMPLOYMENT AGREEMENTS

  The Company has entered into the following employment agreements with the Named Executive Officers:

  Mr. Roman. On August 7, 1995, Mr. Roman and the Company entered into an employment agreement that expires on August 7, 2000. Pursuant to the terms of the agreement, Mr. Roman shall serve as the Company's President and Chief Executive Officer, and the Company will pay Mr. Roman a base salary equal to $325,000 per year. In the event the Company attains certain earnings goals, Mr. Roman is entitled to receive an additional $25,000 as base salary during the fourth year of employment and an additional $50,000 per year as base salary during the fifth year of employment.

  Mr. Roman is also entitled to an incentive bonus for each calendar year based on the relationship of earnings to earnings goals for such calendar year. Upon the adoption of the Company's management bonus plan (see "-- Management Bonus Plan"), Mr. Roman's employment agreement is expected to be amended to remove such incentive bonus provisions and Mr. Roman will become eligible to receive a bonus under the Company's management bonus plan. The Company is entitled to terminate Mr. Roman's agreement upon his death or disability or "for cause" (e.g., commission of a felony, gross negligence or material breach of his employment agreement).

  Mr. Schultz. On August 7, 1995, Mr. Schultz and the Company entered into an employment agreement that expires on August 7, 1998, and may be extended, at the Company's option, for up to two additional one-year periods. Pursuant to the terms of the agreement, Mr. Schultz shall serve as the Company's Executive Vice President, and the Company will pay Mr. Schultz a base salary equal to
(i) $250,000 per year for each of the first three years of employment, (ii) $275,000 during the fourth year of employment, if his contract is extended to a fourth year and, (iii) $300,000 during the fifth year of employment, if his contract is extended to a fifth year. In the event the Company meets or exceeds certain earnings goals, Mr. Schultz is entitled to receive an additional $25,000 per year as base salary during each of the fourth and fifth years of employment. Mr. Schultz is also entitled to an incentive bonus for each calendar year based on the relationship of earnings to earnings goals for such calendar year. Upon the adoption of the Company's management bonus plan (see "--Management Bonus Plan"), Mr. Schultz's employment agreement is expected to be amended to remove such incentive bonus provisions and Mr. Schultz will become eligible to receive a bonus under the Company's management bonus plan. The Company is entitled to terminate Mr. Schultz's agreement upon his death or disability, "for cause" (e.g., commission of a felony, gross negligence or material breach of his employment agreement) or "without cause" (reasons other than for his death or disability or for cause). Mr. Schultz is entitled to terminate the agreement if Mr. Roman ceases to be President of the Company and Mr. Schultz is not selected to replace him or if Mr. Schultz is required to report to any other person other than Mr. Roman at any time. Pursuant to the terms of Mr. Schultz's agreement, the Company granted Mr. Schultz options for the purchase of 60,000 shares of California Common Stock at an exercise price of $.01 per share and options for the purchase of 124,000 shares of California Common Stock at an exercise price of $10.00 per share. See "--Stock Option Plan."

  Mr. Vein. On February 14, 1995, Mr. Vein and the Company entered into an employment agreement that expires on February 12, 1997. Pursuant to the terms of the agreement, Mr. Vein shall serve as a Senior Vice President of the Company, and the Company will pay Mr. Vein a base salary equal to $145,600 during the first year of employment and $160,160 during the second year of employment. The Company is entitled to terminate Mr. Vein's agreement upon his death or disability, "for cause" (e.g., commission of a felony, gross negligence or material breach of his employment agreement) or "without cause" (reasons other than for his death or disability or for cause). Mr. Vein is entitled to terminate the agreement if Mr. Roman ceases to be the President of the Company.

  Ms. Blum. On December 15, 1995, Ms. Blum and the Company entered into an employment agreement that expires on January 1, 1998, and may be extended, at the Company's option, for an additional year. Pursuant to the terms of the agreement, Ms. Blum shall serve as the Company's Senior Vice President-- Worldwide Licensing and Marketing, and the Company will pay Ms. Blum a base salary equal to $150,000 during the first year of employment, $157,500 during the second year of employment, and, if such employment is extended by the Company, $165,375 during the third year of employment. At the end of each calendar year, Ms. Blum is eligible to receive a bonus in an amount determined by the Board of Directors. The Company is entitled to terminate Ms. Blum's agreement upon her death or disability, "for cause" (e.g., commission of a felony, gross negligence or material breach of her employment agreement) or "without cause" (reasons other than for her death or disability or for cause). Pursuant to the terms of Ms. Blum's agreement, the Company granted Ms. Blum options for the purchase of 35,000 shares of California Common Stock at an exercise price of $10.00 per share. See "--Stock Option Plan."

  Mr. Arsenault. On January 2, 1996, Mr. Arsenault and the Company entered into an employment agreement that expires on January 2, 1999, and may be extended at the Company's option for one additional year. Pursuant to the terms of the agreement, Mr. Arsenault shall serve as the Company's Senior Vice President--Finance and Administration and the Company will pay Mr. Arsenault a base salary equal to $160,160 during the first year of employment, $168,168 during the second year of employment and $176,576 during the third year of employment. If Mr. Arsenault's agreement is extended to include a fourth year of employment, Mr. Arsenault's base salary during such year will be $194,234. At the end of each calendar year, Mr. Arsenault is eligible to receive a bonus in an amount determined by the Board of Directors. The Company is entitled to terminate Mr. Arsenault's agreement upon his death or disability, "for cause" (e.g., commission of a felony, gross negligence or material breach of his employment agreement) or "without cause" (reasons other than for his death or disability or for cause). Mr. Arsenault is entitled to terminate the agreement if Mr. Roman ceases to be President of the Company. Pursuant to the terms of Mr. Arsenault's agreement, the Company granted Mr. Arsenault options for the purchase of 35,000 shares of California Common Stock at an exercise price of $10.00 per share.

401(K) PROFIT SHARING PLAN

  The Company has a defined contribution 401(k) Profit Sharing Plan which covers substantially all of its employees. The plan became effective on January 1, 1991 and was amended effective January 1, 1992. Under the terms of the plan, employees can elect to defer up to 15% of their wages, subject to certain Internal Revenue Service limitations, by making voluntary contributions to the plan. Additionally, the Company, at the discretion of management, can elect to match up to 100% of the voluntary contributions made by its employees. For the years ended December 31, 1993, 1994 and 1995, the Company contributed $42,398, $73,103, and $93,081, respectively, to the plan on behalf of its employees.

STOCK OPTION PLAN

  In January 1996, Film Roman California granted to certain directors, officers and employees of the Company options to purchase 493,000 shares of California Common Stock (having a per share exercise price of $10.00). In May 1996, Film Roman California granted to Phil Roman, a consultant and certain other employees of the Company options to purchase 134,500 shares of California Common Stock (having a per share exercise price of $10.65). Upon the effectiveness of the Reorganization and pursuant to the antidilution provisions of the options, (i) the January 1996 options will become options for 616,250 shares of Film Roman Holdings at $8.00 per share, and (ii) the May 1996 options will become options for 168,125 shares of Film Roman Holdings at $8.52 per share. See "Certain Transactions--Reorganization."

  Set forth below is a table describing the options granted by the Company to each of the Named Executive Officers during the year ended December 31, 1995.

                               STOCK OPTION PLAN

                                                                                        POTENTIAL REALIZABLE VALUE AT
                                                                                           ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION
                                          INDIVIDUAL OPTION GRANTS(1)                        FOR OPTION TERM(2)
                         -------------------------------------------------------------- ------------------------------
                            NUMBER OF    PERCENT OF TOTAL            MARKET
                             SHARES      OPTIONS GRANTED  EXERCISE  PRICE AT
        NAME AND           UNDERLYING    TO EMPLOYEES IN    PRICE    GRANT   EXPIRATION
 PRINCIPAL POSITION(3)   OPTIONS GRANTED      PERIOD      PER SHARE   DATE      DATE          5%            10%
Phil Roman..............       --               --           --        --        --           --             --
 President and Chief
 Executive Officer
William Schultz.........     75,000            100%         $0.01    $3.20      2005          $378,716       $620,552
 Executive Vice
 President
Jon F. Vein.............       --               --           --        --        --           --             --
 Senior Vice President
Jacqueline Blum.........       --               --           --        --        --           --             --
 Senior Vice President
Gregory Arsenault.......       --               --           --        --        --           --             --
 Senior Vice President

- ---------------------
(1) After giving effect to the Reorganization (i.e., options for the purchase of one share of California Common Stock will be exchanged for options for the purchase of 1.25 shares of Holdings Common Stock, and the per share exercise price for Film Roman Holdings options will be equal to 80% of the per share exercise price of Film Roman California options).
(2) The potential realizable value assumes a rate of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.
(3) In addition, Messrs. Roman, Schultz, Vein and Arsenault and Ms. Blum were granted options in 1996 as follows (and giving effect to the Reorganization): 125,000 at $8.52; 155,000 at $8.00; 62,500 at $8.00;
    43,750 at $8.00; and 43,750 at $8.00, respectively.

  The following table sets forth the number and value as of December 31, 1995 of shares underlying unexercised options held by each of the Named Executive Officers. Prior to the Offering, no stock options will be exercised by any Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SHARES        VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED        "IN-THE-MONEY"
                                  OPTIONS AS OF             OPTIONS AS OF
                                DECEMBER 31, 1995         DECEMBER 31, 1995
         NAME AND           ------------------------- -------------------------
    PRINCIPAL POSITION      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
Phil Roman.................      --          --             --         --
 President and Chief
 Executive Officer
William Schultz............   75,000         --        $599,250        --
 Executive Vice President
Jon F. Vein................      --          --             --         --
 Senior Vice President
Jacqueline Blum............      --          --             --         --
 Senior Vice President--
 Worldwide Licensing and
 Marketing
Gregory Arsenault..........      --          --             --         --
 Vice President--Finance

  Administration of the Plan. The Plan is administered by the Board of Directors and/or the Compensation Committee. No person is eligible to serve on the Compensation Committee unless such person is then a "disinterested person" within the meaning of paragraph (c)(2) of Rule 16b-3 and an "outside director" within the meaning of Section 162(m)(4)(C)(ii) of the Code. The Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-qualified stock option under the Federal tax laws, the exercise schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

  Eligibility. All regular salaried employees of the Company may, at the discretion of the Compensation Committee, be granted incentive and non-qualified stock options to purchase shares of Common Stock at an exercise price not less than 100% of the fair market value of such shares on the grant date. Directors of the Company, consultants and other persons who are not regular salaried employees of the Company are not eligible to receive incentive stock options, but are eligible to receive non-qualified stock options.

  Number of Shares Subject to Plan. The Company has reserved up to 1,227,695 shares of Common Stock for issuance pursuant to the Plan, 859,375 of which have been granted under the Stock Option Plan as of the date of this Prospectus.

  Purchase Price of Shares Subject to Options. The price of the shares of Common Stock subject to each option shall be set by the Committee; provided, however, that the price per share of an option shall be not less than 100% of the fair market value of such shares on the date such option is granted; provided, further, that, in the case of an incentive stock option, the price per share shall not be less than 110% of the fair market value of such shares on the date such option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company, any subsidiary or any parent corporation ("greater than 10% stockholders").

  Non-Assignability. Options may be transferred only by will or by the laws of descent and distribution. During a participant's lifetime, options are exercisable only by the participant.

  Terms and Exercisability of Options. Unless otherwise determined by the Board of Directors or the Compensation Committee, all options granted under the Plan are subject to the following conditions: (i) options exercisable in installments, on a cumulative basis, at the rate of twenty (20%) each year beginning on the first anniversary of the date of the grant of the option, until the options expire or are terminated, and (ii) following an optionee's termination of employment, the Company has the right to repurchase any outstanding vested options or any shares of Common Stock issued to an optionee upon exercise of an option by notifying the optionee of the Company's decision to so purchase the shares or options within 60 days of such termination of employment. The purchase price for the shares of Common Stock is the difference between the fair market value of the shares of Common Stock at the date of notification and the exercise price of such options.

  Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. The optionee has no stockholder rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares.

  To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be taxed as non-qualified stock options. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For this purpose, the fair market value of stock shall be determined as of the time that the option with respect to such stock is granted.

  Options are exercisable in whole or in part by written notice to the Company, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The option price may be paid:
(i) in cash or by certified or cashier's check payable to the order of the Company, (ii) by cancellation of indebtedness owed by the Company to the optionee, (iii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of the optionee, (iv) if authorized by the Board of Directors or the Committee or if specified in the option agreement for the option being exercised, by a recourse promissory note made by the optionee in favor of the Company or through installment payments to the Company, or (v) in such other manner as the Board of Directors or the Committee may specify in order to facilitate the exercise of options by the holders thereof, including but not limited to a guarantee by the Company of a third party loan to the optionee.

  On the date the option price is to be paid, the optionee (or his or her successor) must make full payment to the Company of all amounts that must be withheld by the Company for federal, state or local tax purposes.

  Termination of Employment; Death or Permanent Disability. If a holder of an option ceases to be employed by the Company for any reason other than for cause or the optionee's death or permanent disability, such optionee's stock option shall expire three months after the date of such cessation of employment unless by its terms it expires sooner; provided, however, that during such period after cessation of employment, such stock option may be exercised only to the extent it was exercisable according to such option's terms on the date of cessation of employment. If an optionee dies or becomes permanently disabled while the optionee is employed by the Company, such optionee's option shall expire three months (or such other period as specified in such optionee's option agreement) after the date of such optionee's death or permanent disability unless by its terms it expires sooner. During such period after death, such stock option may, to the extent it remains unexercised upon the date of such death, be exercised by the person or person's to whom the optionee's rights under such stock option are transferred under the laws of descent and distribution.

  Acceleration of Exercisability. In the event the Company is acquired by merger, consolidation or asset sale, each outstanding option which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will, at the election of the Board of Directors (or if so provided in an option or other agreement with an optionee), automatically accelerate in full.

  Adjustments. In the event any change is made to the Common Stock issuable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of shares issuable under the Plan and (ii) the number and/or class of shares and price per share in effect under each outstanding option.

  Amendments to the Plan. The Board of Directors may at any time suspend or terminate the Plan. The Board of Directors or Committee may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained, (i) increase the maximum number of shares which may be acquired pursuant to options granted under the Plan (except for adjustments as described in the foregoing paragraph), (ii) change the minimum purchase price required under the Plan, (iii) increase the maximum term of options provided under the Plan or (iv) change the classes of persons eligible to receive options under the Plan.

  Termination. The Plan will terminate on August 7, 2005, unless sooner terminated by the Board of Directors.

  Registration Statement on Form S-8. Approximately 90 days after the consummation of the Offering, the Company expects to cause to be filed with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of Common Stock underlying options granted under the Plan.

 FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN

  The following summary of the material federal income tax consequences to participants in the Plan is based on current law, is for general information only and is not tax advice. The summary does not purport to discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

  A participant may be subject to state or local taxation in various state or local jurisdictions in which he or she works or resides. State and local tax treatment of the participants are not discussed in this summary, and such state and local tax treatment may not conform to the federal income tax consequences discussed in this summary.

  Non-Qualified Stock Options. A participant who is granted non-qualified stock options does not realize income as a result of the grant of such options. However, the participant normally realizes compensation income at the time the options are exercised, in the amount by which the fair market value of the Common Stock on the date the options are exercised exceeds the option exercise price paid. This compensation income is taxable at ordinary income rates, and the Company is required to withhold taxes on the amount treated as ordinary income to the participant.

  The participant's tax basis for Common Stock acquired upon the exercise of a non-qualified stock option is the price paid to exercise the option plus the amount of ordinary income realized by the participant as a result of the exercise of the option. Any appreciation in the value of such Common Stock may qualify for capital gains treatment, provided that applicable holding period requirements are satisfied.

  The tax consequences resulting from a participant's exercise of non-qualified options by surrendering Common Stock already owned by the participant are not completely certain. In published rulings, the Internal Revenue Service (the "IRS") has taken the position that, to the extent that the number of shares acquired is equivalent to the number of shares surrendered, the participant recognizes no gain and the participant's basis in the shares acquired upon such exercise is equal to the participant's basis in the surrendered shares, that any additional shares acquired upon such exercise is compensation to the participant taxable under the rules described above, and that the participant's basis in any such additional shares will be their fair market value.

  Incentive Stock Options. A participant who is granted incentive stock options is not treated as having received taxable income upon either the grant or the exercise of the options. Instead, such participant is taxed at the time of the sale or other taxable disposition of the Common Stock acquired pursuant to the exercise of the option. Generally, such participants pay taxes at long term capital gains rates on the difference between the amount realized on the sale or other disposition of the shares and the option exercise price. To qualify for such capital gains treatment, the participant (i) must not sell or dispose of the shares earlier than either two years from the date of grant of the incentive stock option or one year from the date of transfer of the shares to the participant upon exercise, and (ii) must be an employee of the Company at all times during the period beginning with the date of the grant of the option and ending three months before the date of exercise. If the shares of stock are sold or otherwise disposed of before the end of the one-year period or the two-year period, a portion of the gain, if any, may be treated as compensation taxable as ordinary income rather than as capital gain.

  The tax consequences resulting from a participant's exercise of incentive stock options by surrendering shares of Common Stock already owned by the participant are not completely certain. In published rulings and proposed regulations, the IRS has taken the position that generally the participant recognizes no income upon such stock-for-stock exercise, that to the extent that the number of shares acquired is equivalent to the number of shares surrendered, the participant's basis in the shares acquired upon such exercise is equal to the participant's basis in the surrendered shares increased by any compensation income recognized by the participant, that the participant's basis in any additional shares acquired by such exercise is zero, and that any sale or other disposition of the acquired shares within the one-year period or the two-year period described above is viewed as a disposition of the shares with the lowest basis first.

  Alternative minimum tax must be paid when it exceeds a taxpayer's regular federal income tax. Alternative minimum tax is calculated based on alternative minimum taxable income, which is taxable income for federal income tax purposes, modified by certain adjustments and increased by tax preference items. For purposes of the foregoing, the difference between the exercise price and the fair market value of shares of Common Stock acquired pursuant to the exercise of an incentive stock option is classified as alternative minimum taxable income for the year of exercise. For alternative minimum tax purposes (but not for regular income tax purposes), the participant's basis in the acquired shares is the fair market value of the shares at the time the incentive stock option is exercised. A disqualifying disposition of the acquired shares during the same year in which the incentive stock option was exercised will cancel the alternative minimum taxable income generated upon exercise of the incentive stock option. Should there be a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for alternative minimum tax purposes.

 FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

  The following summary of the material federal income tax consequences to the Company is based on current law, is for general information only and is not tax advice.

  Section 162(m) Limitation. Subject to a limited number of exceptions,
Section 162(m) of the Code denies a deduction to a publicly held corporation for payments of remuneration to certain employees to the extent the employee's remuneration for the taxable year exceeds $1,000,000. For this purpose, remuneration attributable to stock options is included within the $1,000,000 limitation. However, to the extent that the remuneration is payable solely on account of the attainment of one or more performance goals and certain other procedural requirements are met, then such remuneration is not subject to the $1,000,000 limitation.

  The Company has attempted to structure the Plan in such a manner that the remuneration attributable to the stock options will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

  Non-Qualified Stock Options. Subject to the limitations set forth in Code
Section 162(m) and discussed above, the Company is entitled to deduct from its taxable income the amount that the participant is required to include in ordinary income at the time of such inclusion.

  Qualified Stock Options. The Company is not entitled to any deduction on account of the grant of the incentive stock options or the participant's exercise of the option to acquire Common Stock. However, in the event of a subsequent disqualifying disposition of such shares under circumstances resulting in taxable compensation to the participant, subject to the limitations set forth in Code Section 162(m) and discussed above, the Company is entitled to a tax deduction equal to the amount treated as taxable compensation to the participant.

MANAGEMENT BONUS PLAN

  Following the consummation of the Offering, the Company expects to adopt a management bonus plan covering the Named Executive Officers and other officers and employees of the Company. Although the provisions of the plan have not yet been determined by the Company, the Company anticipates that bonuses under the plan would be awarded to an employee based on the performance of that employee, on the Company's earnings performance and on other factors that the Board of Directors and/or the Compensation Committee deem relevant. The Company intends to retain a consultant to advise the Company with regard to the terms and provisions of such a plan.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Film Roman Holdings' Common Stock immediately following the Reorganization and the redemption of the Redeemable Preferred Stock and as adjusted to give effect to the Offering by: (i) each Selling Stockholder (i.e., Phil Roman, the Company's President and Chief Executive Officer, Oppenheimer & Co., Inc., and a partnership managed by Oppenheimer & Co., Inc.), (ii) each person known by Film Roman Holdings' to own beneficially 5% or more of the outstanding Common Stock of Film Roman Holdings, (iii) each director and Named Executive Officer of Film Roman Holdings, and (iv) all directors and executive officers as a group. The Company has been advised that no director or Named Executive Officer will purchase more than 5,000 shares of Common Stock in the Offering. Mr. Roman has advised the Company that he will not purchase any shares of Common Stock in the Offering.

                          BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)                AFTER OFFERING(1)
                          --------------------               --------------------
                                                 NUMBER OF
          NAME            NUMBER OF               SHARES     NUMBER OF
          ----             SHARES   PERCENT(2) BEING OFFERED  SHARES   PERCENT(3)
Phil Roman(3)...........  3,078,750    67.1%      160,364    2,918,386    35.7%
BCI Growth III, L.P.(4).    740,625    16.1             0      740,625     9.1
Pecks Management
 Partners Ltd.(5).......    740,625    16.1             0      740,625     9.1
Oppenheimer & Co.,
 Inc.(6)................     24,636       *        24,636            0       0
William Schultz(2)(3)...     75,000     1.6             0       75,000       *
Jon F. Vein(2)(3).......          0       0             0            0       0
Jacqueline Blum(2)(3)...          0       0             0            0       0
Gregory Arsenault(2)(3).          0       0             0            0       0
Robert J. Cresci(5)(7)..    740,625    16.1             0      740,625       9.1
Dixon Q. Dern(2)(8).....          0       0             0            0       0
Dennis W. Draper(2)(9)..          0       0             0            0       0
Theodore T. Horton,
 Jr.(4)(10).............    740,625    16.1             0      740,625       9.1
Peter Mainstain(2)(11)..          0       0             0            0       0
All Directors and
 executive officers as a
 Group(10 persons)(2)...  4,635,000    99.8%      185,000    4,474,636    54.7%

- -------------------
  *Less than 1%.
 (1) Assumes that the persons in the table do not purchase shares in the Offering and that the Underwriters' over-allotment option is not exercised. Adjusted to reflect the Reorganization and the redemption of the Redeemable Preferred Stock (see "Certain Transactions-- Reorganization").
 (2) Shares which each identified stockholder has the right to acquire within the 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person. Does not include shares which will become issuable upon exercise of options in September 1996, as follows: Mr. Schultz--12,500 shares; Mr. Vein--12,500 shares; Ms. Blum--8,750 shares; Mr. Arsenault--8,750 shares; Mr. Dern-- 5,000 shares; Mr. Draper--5,000 shares; and Mr. Mainstain--5,000 shares.
 (3) The mailing address for such person is: c/o Film Roman, Inc., 12020 Chandler Boulevard, Suite 200, North Hollywood, California 91607.
 (4) Teaneck Associates L.P. is the sole general partner of BCI Growth III, L.P. BCI Advisors, Inc., the investment advisor to BCI Growth III, L.P., has sole investment and voting power with respect to the shares beneficially owned by BCI Growth III, L.P. Mr. Horton, a director of the Company, is a general partner of Teaneck Associates L.P., and a Managing Director of BCI Advisors, Inc. The mailing address for BCI Growth III, L.P. is c/o BCI Advisors, Inc., Glenpointe Centre West, Teaneck, New Jersey, 07666. Teaneck Associates L.P. and BCI Advisors, Inc. disclaim beneficial ownership of such shares.

 (5) 500,000, 141,500 and 99,125 of such shares are beneficially owned by Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holding Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc., respectively. Pecks Management Partners Ltd., as investment manager for these beneficial owners, has sole investment and voting power with respect to such shares. Mr. Cresci, a director of the Company, is a managing partner of Pecks Management Partners Ltd. The mailing address for Pecks Management Partners Ltd. is One Rockefeller Plaza, New York, New York 10020. Pecks Management Partners Ltd. disclaims beneficial ownership of such shares.
 (6) 18,750 and 5,886 of such shares are beneficially owned by OPCO Senior Executive Investment Partnership, L.P. and Oppenheimer & Co., Inc., respectively. Oppenheimer & Co., Inc. and OPCO Senior Executive Investment Partnership, L.P. are affiliates. The mailing address for Oppenheimer & Co., Inc. is One World Financial Center, 200 Liberty Street, New York, New York 10281.

 (7) Includes 740,625 shares held by pension trusts and a pension fund which are managed by Pecks Management Partners Ltd. and for which Mr. Cresci disclaims any beneficial ownership. The mailing address for Mr. Cresci is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.
 (8) The mailing address for Mr. Dern is 1901 Avenue of the Stars, Suite 400, Los Angeles, California 90067.
 (9) The mailing address for Mr. Draper is c/o The University of Southern California Business School, University Park, Los Angeles, California.

(10) Includes 740,625 shares held by BCI Growth III, L.P. which is managed by BCI Advisors, Inc. and for which Mr. Horton disclaims any beneficial ownership. The mailing address for Mr. Horton is c/o BCI Advisors, Inc., Glenpointe Centre West, Teaneck, New Jersey 07666.
(11) The mailing address for Mr. Mainstain is c/o Tanner, Mainstain & Hoffer, 10866 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024.

                             CERTAIN TRANSACTIONS

1995 PRIVATE PLACEMENT

  In 1995, Film Roman California entered into a Securities Purchase Agreement pursuant to which Film Roman California issued 1,200,000 shares of California Redeemable Preferred Stock and warrants (the "Investor Warrants") to purchase an aggregate of 1,200,000 shares of California Common Stock to certain investors (the "Investors") for an aggregate purchase price of $12 million (collectively, the "1995 Private Placement"). Of the securities issued in the 1995 Private Placement, (i) 592,500 shares of California Redeemable Preferred Stock and Investor Warrants to purchase 592,500 shares of California Common Stock were issued to a private equity partnership managed by BCI Advisors, Inc., for an aggregate purchase price of $5.925 million; (ii) 592,500 shares of California Redeemable Preferred Stock and Investor Warrants to purchase 592,500 shares of California Common Stock were issued to certain pension trusts and a pension fund, which are managed by Pecks Management Partners Ltd., for an aggregate purchase price of $5.925 million; and (iii) 15,000 shares of California Redeemable Preferred Stock and Investor Warrants to purchase 15,000 shares of California Common Stock were issued to a partnership managed by Oppenheimer & Co., Inc. ("Oppenheimer") for an aggregate purchase price of $150,000. Pursuant to a shareholders agreement (the "Shareholders Agreement"), so long as the Investors hold a certain amount of California Redeemable Preferred Stock, the Investors are entitled to designate two directors to Film Roman California's Board of Directors. Mr. Horton, a managing director of BCI Advisors, Inc., and Mr. Cresci, a managing director of Pecks Management Partners Ltd., currently serve as directors of Film Roman California and Film Roman Holdings. See "--Reorganization."

  Concurrently with the 1995 Private Placement, Film Roman California also (a) issued to Oppenheimer a warrant (the "Oppenheimer Warrant") for the purchase of 37,000 shares of California Common Stock and (b) effected a recapitalization pursuant to which Mr. Roman received in exchange for his 1,000 shares of capital stock of Film Roman California, (i) 750,000 shares of Convertible Preferred Stock, (ii) 1,713,000 shares of California Common Stock, and (iii) a warrant (the "Roman Warrant") for the purchase of 185,000 shares of California Common Stock of Film Roman California.

REORGANIZATION

  Film Roman Holdings was incorporated in Delaware in May 1996 in order to hold all of the outstanding capital stock of Film Roman California. Film Roman Holdings currently conducts no operations. In the Reorganization, which will be effected immediately prior to the Offering, (i) a wholly-owned subsidiary of Film Roman Holdings will merge with and into Film Roman California; (ii) each outstanding share of California Common Stock will be converted into 1.25 shares of Common Stock (including shares of California Common Stock to be issued immediately prior to such merger upon exercise of the Investor Warrants and the Oppenheimer Warrant and upon conversion of all outstanding shares of Convertible Preferred Stock); (iii) each outstanding share of California Redeemable Preferred Stock will be converted into one share of Redeemable Preferred Stock; (iv) all outstanding employee options for the purchase of California Common Stock will, pursuant to the anti-dilution provisions thereof, become options to purchase Common Stock; (v) the Shareholders Agreement will terminate; and (vi) the Roman Warrant will be cancelled. As a result of the foregoing, Film Roman California will become a wholly-owned subsidiary of Film Roman Holdings and the stockholders of Film Roman California will become stockholders of Film Roman Holdings. The Reorganization will be effected pursuant to a Plan of Reorganization Agreement dated as of May 15, 1996 by and among Film Roman Holdings, Film Roman California, the Investors, Oppenheimer and Phil Roman. Immediately following the Reorganization and the closing of the Offering, Film Roman Holdings will redeem all outstanding shares of Redeemable Preferred Stock. Accrued dividends on the Redeemable Preferred Stock and Convertible Preferred Stock will be paid to the date of redemption and conversion, respectively.

OTHER TRANSACTIONS

  Mr. Roman guarantees all of the Company's obligations under its existing debt agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Mr. Dern provides legal services to the Company on a regular basis and receives customary fees for such services. In 1995, Mr. Dern was paid approximately $84,000 for such services. Mr. Dern and Mr. Vein, a Senior Vice President of the Company, were partners at the law firm of Dern & Vein from 1993 to 1995. Mr. Draper provides independent financial consulting services to the Company on an ongoing basis and receives customary fees for such services. Mr. Mainstain is a shareholder of Tanner, Mainstain & Hoffer, an accountancy corporation that provides accounting services to the Company on a regular basis, and such firm receives customary fees for such services.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Film Roman Holdings was incorporated in May 1996 in order to hold all of the outstanding capital stock of Film Roman California upon completion of the Offering and the Reorganization. See "Certain Transactions--Reorganization." Film Roman Holdings currently conducts no operations. Film Roman Holdings' certificate of incorporation (the "Certificate of Incorporation") authorizes 20,000,000 shares of a single class of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, none of which shares of preferred stock will be issued and outstanding immediately after completion of the Offering and the redemption of the Redeemable Preferred Stock. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

  The discussion below describes the capital stock of Film Roman Holdings, unless otherwise noted.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that may be designated and issued by the Company in the future. Subject to any restrictions contained in preferred stock issued by the Company, if any, and to restrictions imposed by certain debt agreements of the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, subject to the rights of holders of shares of preferred stock, if any, holders of Common Stock are entitled to share pro rata in any distribution to the stockholders. Holders of Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

  Pursuant to Section 2115 of the California Corporations Code (the "California Law"), a corporation incorporated in a State other than California (such as the Company, which is incorporated in Delaware) may nevertheless be subject to certain of the provisions of the California Law (as specified in Section 2115 of the California Law) applicable to California corporations (commonly designated a "Quasi-California Corporation") if more than one-half of its outstanding voting securities are owned of record by persons having addresses in California and more than half of its business is conducted in California (generally, the average of its property factor, payroll factor and sales factor (as defined in Sections 25129, 25132 and 25134 of the California Revenue and Taxation Code) is more than 50 percent during its latest full income year). Such a foreign corporation will not be treated as a Quasi-California Corporation, however, if it has outstanding securities trading on the Nasdaq National Market and has at least 800 holders of its equity securities as of the record date of its most recent annual shareholders' meeting. Prior to this Offering, all of the Company's outstanding voting securities were owned of record by persons having addresses in California. It is expected that such percentage will be reduced significantly as a result of this Offering. To the extent, however, that the Company meets the requirements set forth in Section 2115 of the California Law, the Company could become a Quasi-California Corporation subject to the California Law which, among other things, requires cumulative voting and is more restrictive than Delaware law concerning dividends and other distributions to stockholders.

PREFERRED STOCK

  The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 5,000,000 shares of preferred stock, par value $0.01 per share, in such series and with such rights, privileges and preferences as the Board of Directors may from time to time determine. Issuance of preferred stock may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred dividends. Issuance of shares of preferred stock may also have the effect of preventing or delaying a change in control of the Company without further action by the stockholders and could make removal of present management of the Company more difficult. The Company currently has no plans to designate and/or issue any shares of preferred stock.

OPTIONS

  For a description of the Company's Stock Option Plan, see "Management--Stock Option Plan."

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

  Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

  The Company's Bylaws generally require 60 days advance notice of any action to be proposed at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. There are also specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Certificate of Incorporation provides that a special meeting of the Company's stockholders may only be called by certain officers of the Company or by the Board of Directors; no such meeting may be called by the stockholders. Further, the Certificate of Incorporation eliminates the ability of stockholders to act by written consent and consequently stockholders may only act at meetings thereof. Any amendment of the Bylaws or certain provisions of the Certificate of Incorporation by stockholders will require the affirmative vote of at least 66 2/3% of the shares of Common Stock then outstanding.

  In addition, the Directors are divided into three classes, each having a term of three years, with the term of one class expiring each year. Directors may be removed only with cause. These provisions could delay the replacement of a majority of the Directors and have the effect of making changes in the Board of Directors more difficult than if such provisions were not in place.

  These provisions of the Bylaws and the Certificate of Incorporation, including the provisions authorizing the Board of Directors to issue preferred stock without stockholder approval, and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Risk Factors--Control by Management; Potential Anti-Takeover Effects."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. The Company has entered into, or intends to enter into, agreements to provide indemnification for the Company's directors and executive officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorney's fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 8,184,636 shares of Common Stock (8,752,386 shares if the Underwriters' over-allotment option is exercised in full). All of the 3,785,000 shares (assuming the Underwriters' over-allotment option is not exercised) sold in this Offering will be freely tradeable by persons other than affiliates of the Company.

RULE 144

  In general, Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon certain exemptions from registration under the Securities Act ("Restricted Shares") for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (beginning on the 91st day immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. The Company and each of the Company's present stockholders, executive officers and directors have agreed, subject to certain exceptions relating to the Company, that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of or transfer any shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting."

  After the expiration of the lock-up period, (a) Mr. Roman's 2,918,386 shares of Common Stock will be eligible for sale pursuant to Rule 144, subject to certain volume limitation and other requirements, and (b) the Investors' 1,481,250 shares of Common Stock will be eligible for sale pursuant to Rule 144 following satisfaction of the Rule's holding period and other requirements. Approximately 90 days after consummation of the Offering, the Company expects to file with the Commission a Registration Statement on Form S-8 covering the 1,227,695 shares of Common Stock issuable upon exercise of options granted or to be granted under the Company's Stock Option Plan. After the expiration of the lock-up period, a maximum of 213,250 shares issuable upon exercise of currently outstanding employee stock options will become freely tradeable, except that persons deemed "affiliates" of the Company will be required to comply with the terms and conditions of Rule 144 under the Securities Act when selling such shares.

  Prior to the Offering, there has been no public market for the shares of Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an Offering of its equity securities.

REGISTRATION RIGHTS

  Pursuant to a Registration Rights Agreement entered into in connection with the 1995 Private Placement (the "Registration Rights Agreement"), the Investors (and Oppenheimer) were granted two demand and unlimited piggyback registration rights with respect to Common Stock. Upon the closing of this Offering, there will be 1,481,250 shares of Common Stock owned by the Investors subject to the Registration Rights Agreement. Demand registration rights can be exercised at any time after the date of this Prospectus subject to the 180-day lock-up period described under "Underwriting."

                                 UNDERWRITING

  Subject to certain terms and conditions contained in the Underwriting Agreement, the syndicate of Underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders an aggregate of 3,785,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                        NUMBER
                             UNDERWRITERS                              OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
Montgomery Securities.................................................
                                                                       ---------
    Total............................................................. 3,785,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

  Prior to the Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby has been determined by negotiation between the Company and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a
concession not to exceed $    per share. The Underwriters may allow, and such
dealers may reallow, discounts not in excess of $    per share to any other
Underwriter and certain other dealers.

  The Underwriters have reserved approximately     shares of the Common Stock
for sale, at the initial public offering price, to directors, officers and employees of the Company, their business affiliates and related parties, in each case as such persons have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares of Common Stock. Any reserved shares of the Common Stock not so purchased will be offered by the Underwriters to the general public on the same basis as the shares of the Common Stock offered pursuant to the Offering. The Company has been advised that no director or Named Executive Officer will purchase more than 5,000 shares of Common Stock in the Offering. Mr. Roman has advised the Company that he will not purchase any shares of Common Stock in the Offering.

  The Company has granted to the Underwriters an option to purchase up to 567,750 additional shares of Common Stock, at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the effective date of the Registration Statement of which this Prospectus is part. To the extent that the Underwriters exercise such option each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The Company's directors, executive officers and all other stockholders of the Company have agreed that they will not directly or indirectly offer, sell, contract to sell, or otherwise dispose or transfer any shares of Common Stock of the Company owned by them without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, directly or indirectly offer, sell, issue, distribute or otherwise dispose of any equity securities or any options, rights or warrants with respect to any equity securities, except for (i) shares of Common stock offered hereby, (ii) shares of Common Stock issued pursuant to the exercise of options outstanding on the date of this Prospectus and (iii) options granted after the date of this Prospectus pursuant to the Stock Option Plan. "See Shares Available for Future Sale."

  The Representatives have informed the Company and the Selling Stockholder that the Underwriters do not intend to confirm sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Latham & Watkins provides legal services to the Representatives.

                                    EXPERTS

  The financial statements of Film Roman, Inc. at December 31, 1994 and 1995, and for each of the two years in the period ended December 31, 1995 and the Balance Sheet of Film Roman, Inc. (Delaware) at May 16, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Film Roman, Inc. for the year ended December 31, 1993, appearing in this Prospectus and Registration Statement, have been audited by Tanner, Mainstain & Hoffer, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20459, at prescribed rates. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports for each of the first three quarters of each year containing unaudited, condensed financial statements.

                                 GLOSSARY

  "Cable network" is a "network" (as defined below) that transmits its programming by way of fibre-optic or coaxial cable and amplifiers (as opposed to transmitting programming through the use of antennae and over-the-air transmissions). USA Network, Nickelodeon and HBO are examples of cable networks.

  "Character or program franchise" is a character (or a program based on a set of characters) which because of its popularity, becomes or may become the foundation for related activities in a number of businesses, including television production, international television distribution, home video distribution, licensing and merchandising, and interactive products.

  "Direct production costs" are the costs incurred by the Company that relate solely to the production of a particular series (i.e., excluding overhead expenses and other general and administrative expenses not attributable to production). Overhead expenses and other general and administrative expenses are not included in direct production costs since these items would have been incurred regardless of the production of a particular series.

  "Exploitation" is the process of generating revenue from licensing proprietary rights.

  "Fee-for-services programming" is programming whose entire cost of production is funded by a person or entity other than the producer of such programming. The producer receives a "fee" for producing fee-for-services programming, and the person or entity paying such fee expects to generate revenue in excess of such fee by retaining and exploiting the proprietary rights to such programming. As a result, the producer does not usually retain any of the proprietary rights associated with the programming it produces on a fee-for-services basis.

  "First-run syndication" means the initial broadcast of new episodes of a series in syndication (as opposed to the second broadcast or "re-run" of previously aired episodes).

  "Independent animation studio" is a studio that produces animation and is not affiliated with any of the major studios. Film Roman is an independent animation studio.

  "Interactive products/rights" includes the development or production of video games, multimedia software products, on-line service content or other software products or the right to create such products.

  "Library" refers to a catalogue of films, series, program episodes or proprietary rights. To the extent that a series or episodes continue to appeal to audiences, a library is considered to have value such that an owner of the series or episodes (or the proprietary rights associated with such series or episodes) can generate future revenues by exploiting the contents of the library.

  "Major studio" is an established movie studio such as Universal
Pictures/MCA, 20th Century Fox, Paramount Studios, Warner Bros. or The Walt Disney Company.

  "Nielsen ratings" refers to a television audience rating system measured and compiled by The Nielsen Ratings Service. Through a series of systems of diaries and set-top devices, known as "people meters," The Nielsen Ratings Service collects data, analyzes it, and publishes its analyses in the form of ratings. A program's Nielsen rating is one of the factors that an advertiser considers in determining whether to air a commercial during such program's broadcast (and in determining what it is willing to pay for such commercial time). Therefore, broadcasters and producers monitor Nielsen ratings carefully to determine success in attracting an audience.

  "Network" is a programming entity which broadcasts or exhibits programs through a group of affiliates. Generally, this programming entity buys programming from suppliers for distribution across the group. For purposes of this Prospectus, the Company has used the capitalized term "Networks" to refer to FOX, CBS, ABC, UPN and WB networks since these networks are generally considered by the television industry to be the "major networks." NBC is also considered by the television industry to be a major network; however, since NBC does not currently reserve slots of its programming for animation, the term "Networks," as used in this Prospectus, excludes NBC. See also "Cable network" above.

  "Proprietary programming" is programming produced by the Company with respect to which the Company owns or controls a significant portion or all of the proprietary rights associated with the programming.

  "Proprietary rights" are the intellectual property rights associated with a program or property. Such rights include domestic and international broadcast distribution, home video distribution, licensing and merchandising, feature film and interactive/game development.

  "Storyboard" is an illustrated depiction of a television script that includes an artist's drawing of every scene including the characters in the scene, as well as the location, the camera angle and camera movement. The storyboard also indicates the dialogue and sometimes any sound effects needed. The storyboard acts as a blueprint for the remaining production.

  "Syndication" means the sale of a program to syndicators (as opposed to networks or cable networks), such as Buena Vista Television Distribution, Saban Entertainment, New World Entertainment and Bohbot Entertainment.

  "Television season or broadcast season" generally begins during the second week of September and ends during the same time in the following year.

  "Time Slot" is a broadcast time period for a program that either airs five times per week (Monday through Friday) or once per week (usually on the weekend).

  "Workprint" is the positive film print that is obtained from the developed camera negative and used by an editor for cutting or editing the length of a television episode. A workprint is not meant to be viewed by the audience.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Index to Financial Statements.............................................  F-1
FILM ROMAN, INC.
  Report of Independent Auditors..........................................  F-2
  Report of Independent Auditors (Ernst & Young LLP)......................  F-3
  Balance Sheets as of December 31, 1994 and 1995 and as of the Three
   Months
   Ended March 31, 1996 (unaudited).......................................  F-4
  Statements of Operations for the Years Ended December 31, 1993, 1994 and
   1995, and
   for the Three Months Ended March 31, 1995 and 1996 (unaudited).........  F-5
  Statements of Stockholder's Equity at December 31, 1993, 1994 and 1995,
   and
   at March 31, 1996 (unaudited)..........................................  F-6
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
   1995, and for
   the Three Months Ended March 31, 1995 and 1996 (unaudited).............  F-7
  Notes to Financial Statements...........................................  F-8
FILM ROMAN, INC. (a Delaware corporation)
  Report of Independent Auditors.......................................... F-18
  Balance Sheet as of May 16, 1996........................................ F-19
  Notes to Financial Statements........................................... F-20

                      REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Film Roman, Inc.

  We have audited the accompanying statement of operations, stockholder's equity and cash flows of Film Roman, Inc. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Film Roman, Inc. as of December 31, 1993 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

TANNER, MAINSTAIN & HOFFER

AN ACCOUNTANCY CORPORATION

Los Angeles, California

May 13, 1994

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Film Roman, Inc.

  We have audited the accompanying balance sheets of Film Roman, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Film Roman, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
May 16, 1996

                                FILM ROMAN, INC.

                                 BALANCE SHEETS

                                               DECEMBER 31,         MARCH 31,
                                          -----------------------  -----------
                                             1994        1995         1996
                                                                   (UNAUDITED)
                 ASSETS
Cash and cash equivalents................ $   435,580 $ 5,176,090  $ 4,707,216
Accounts receivable......................     383,121     430,184      582,785
Film costs, net of accumulated
 amortization of $85,160,597 (1994),
 $118,316,120 (1995) and $125,426,827
 (1996) (Notes 1 and 2)..................  12,382,019  12,379,146   12,094,386
Property and equipment, net of
 accumulated depreciation and
 amortization of $418,719 (1994),
 $549,028 (1995) and $596,124 (1996)
 (Notes 1 and 3).........................     263,747     336,875      535,287
Refundable income taxes..................         --      487,500      487,500
Deposits and other assets................     229,768     140,583      167,615
                                          ----------- -----------  -----------
    Total assets......................... $13,694,235 $18,950,378  $18,574,789
                                          =========== ===========  ===========
             LIABILITIES AND
          STOCKHOLDER'S EQUITY
Accounts payable......................... $   205,835 $   508,433  $   559,452
Accrued expenses.........................     724,508     682,183    1,355,270
Dividends payable (Notes 6 and 7)........         --      650,000    1,040,000
Debt (Note 4)............................   1,362,576   1,737,145      486,711
Deferred revenue (Note 1)................   9,710,417   6,791,779    7,415,392
                                          ----------- -----------  -----------
    Total liabilities....................  12,003,336  10,369,540   10,856,825
Commitments (Note 8)
Class A Redeemable Preferred Stock, $.01
 par value, 1,200,000 shares authorized,
 issued and outstanding, $12,000,000
 liquidation preference (Notes 1 and 6)..         --    6,748,788    6,989,574
Stockholder's equity (Note 7):
  Class B Convertible Preferred stock,
   $.01 par value, 750,000 shares
   authorized, issued and outstanding,
   $7,500,000 liquidation preference.....         --          300          300
  Common stock, no par value, 10,000,000
   shares authorized, 2,463,000 shares
   issued and outstanding in 1994 and
   1,713,000 shares issued and
   outstanding in 1995 and 1996                 1,000         700          700
  Additional paid-in capital.............         --    4,716,656    4,716,656
  Retained earnings (deficit)............   1,689,899  (2,885,606)  (3,989,266)
                                          ----------- -----------  -----------
    Total stockholder's equity...........   1,690,899   1,832,050      728,390
                                          ----------- -----------  -----------
      Total liabilities and stockholder's
       equity............................ $13,694,235 $18,950,378  $18,574,789
                                          =========== ===========  ===========

                            See accompanying notes.

                                FILM ROMAN, INC.

                            STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------  ----------------------
                             1993         1994         1995         1995        1996
                                                                      (UNAUDITED)
Revenue (Note 1)........  $27,867,300  $36,201,103  $34,340,620  $9,110,613  $7,460,762
Cost of revenue.........   25,675,371   33,190,002   33,155,523   8,764,819   7,110,707
Selling, general and
 administrative
 expenses...............    1,367,601    1,829,126    2,963,211     594,110     851,215
                          -----------  -----------  -----------  ----------  ----------
Operating income (loss).      824,328    1,181,975   (1,778,114)   (248,316)   (501,160)
Interest income.........        4,472        5,470      151,534          98      45,768
Interest expense........      (26,004)     (32,559)     (62,596)     (9,472)    (15,854)
                          -----------  -----------  -----------  ----------  ----------
Income (loss) before
 provision for
 income taxes...........      802,796    1,154,886   (1,689,176)   (257,690)   (471,246)
Provision for income
 taxes..................          --           --           --          --          --
                          -----------  -----------  -----------  ----------  ----------
Net income (loss).......  $   802,796  $ 1,154,886  $(1,689,176) $ (257,690) $ (471,246)
                          ===========  ===========  ===========  ==========  ==========
Pro forma data (Note 12,
 unaudited):
  Historical net income
   (loss)...............  $   802,796  $ 1,154,886  $(1,689,176) $ (257,690) $ (471,246)
  Pro forma provision
   (benefit) for income
   taxes................      321,118      461,954     (574,319)    (87,615)        --
                          -----------  -----------  -----------  ----------  ----------
  Pro forma net income
   (loss)...............  $   481,678  $   692,932  $(1,114,857) $ (170,075) $ (471,246)
                          ===========  ===========  ===========  ==========  ==========
  Net income (loss)
   attributable to
   common stock.........  $   481,678  $   692,932  $(2,000,000) $ (170,075) $ (953,660)
                          ===========  ===========  ===========  ==========  ==========
  Pro forma net income
   (loss) per share.....                            $     (0.51)             $    (0.25)
                                                    ===========              ==========
  Pro forma weighted
   average number of
   shares outstanding...                              3,888,945               3,888,945
                                                    ===========              ==========


                            See accompanying notes.

                                FILM ROMAN, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                CLASS B
                                              CONVERTIBLE
                                               PREFERRED
                            COMMON STOCK         STOCK      ADDITIONAL  RETAINED        TOTAL
                          -----------------  --------------  PAID-IN    EARNINGS    STOCKHOLDER'S
                           SHARES    AMOUNT  SHARES  AMOUNT  CAPITAL    (DEFICIT)      EQUITY
Balance as of December
 31, 1992...............  2,463,000  $1,000      --  $ --   $      --  $   344,242   $   345,242
 Dividends paid to
  common stockholder....        --      --       --    --          --     (364,172)     (364,172)
 Net income.............        --      --       --    --          --      802,796       802,796
                          ---------  ------  ------- -----  ---------- -----------   -----------
Balance as of December
 31, 1993...............  2,463,000   1,000      --    --          --      782,866       783,866
 Dividends paid to
  common stockholder....        --      --       --    --          --     (247,853)     (247,853)
 Net income.............        --      --       --    --          --    1,154,886     1,154,886
                          ---------  ------  ------- -----  ---------- -----------   -----------
Balance as of December
 31, 1994...............  2,463,000   1,000      --    --          --    1,689,899     1,690,899
Exchange of 750,000
 shares of common stock
 to Class B Convertible
 Preferred Stock, $.01
 par value..............   (750,000)   (300) 750,000   300         --          --            --
Issuance of the Class A
 Stock Warrants.........        --      --       --    --    4,474,256         --      4,474,256
Dividends paid to common
 stockholder............        --      --       --    --          --   (1,751,500)   (1,751,500)
Dividends accrued to
 Class A Preferred
 Stockholder............        --      --       --    --          --     (400,000)     (400,000)
Dividends accrued to
 Class B Convertible
 Preferred Stockholder..        --      --       --    --          --     (250,000)     (250,000)
Accretion of Class A
 Preferred Stock........        --      --       --    --          --     (484,829)     (484,829)
Issuance of common stock
 options to an employee.        --      --       --    --      242,400         --        242,400
Net loss................        --      --       --    --          --   (1,689,176)   (1,689,176)
                          ---------  ------  ------- -----  ---------- -----------   -----------
Balance as of December
 31, 1995...............  1,713,000     700  750,000   300   4,716,656  (2,885,606)    1,832,050
Dividends accrued to
 Class A Preferred
 Stockholder............        --      --       --    --          --     (240,000)     (240,000)
Dividends accrued to
 Class B Convertible
 Preferred Stockholder..        --      --       --    --          --     (150,000)     (150,000)
Accretion of Class A
 Preferred Stock........        --      --       --    --          --     (242,414)     (242,414)
Net loss................        --      --       --    --          --     (471,246)     (471,246)
                          ---------  ------  ------- -----  ---------- -----------   -----------
Balance as of March 31,
 1996 (unaudited).......  1,713,000  $  700  750,000 $ 300  $4,716,656 $(3,989,266)  $   728,390
                          =========  ======  ======= =====  ========== ===========   ===========

                            See accompanying notes.

                               FILM ROMAN, INC.

                           STATEMENTS OF CASH FLOWS

                                                                     THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                   MARCH 31,
                         ----------------------------------------  ------------------------
                             1993          1994          1995         1995         1996
                                                                         (UNAUDITED)
OPERATING ACTIVITIES:
 Net income (loss).....  $    802,796  $  1,154,886  $ (1,689,176) $  (257,690) $  (471,246)
 Adjustments to
 reconcile net income
 (loss) to net cash
 (used in) provided by
 operating activities:
 Depreciation and
  amortization.........        92,211       106,800       130,309       26,700       47,096
 Amortization of film
  costs................    25,675,371    33,190,002    33,155,523    8,764,819    7,110,707
 Compensation expense
  in connection with
  the issuance of
  common stock options
  to an employee.......           --            --        242,400          --           --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..       (93,894)     (165,179)      (47,063)     277,641     (152,601)
  Film costs...........   (28,618,639)  (34,969,106)  (33,152,650)  (6,714,127)  (6,825,947)
  Refundable income
   taxes...............           --            --       (487,500)         --           --
  Deposits and other
   assets..............      (146,606)       25,538        89,185      (24,223)     (27,032)
  Accounts payable.....       553,748      (885,174)      302,598      (13,505)     166,019
  Accrued expenses.....       366,174        28,577       (42,325)     159,955      558,087
  Deferred revenue.....       951,131     1,719,514    (2,918,638)  (2,487,036)     623,613
                         ------------  ------------  ------------  -----------  -----------
   Net cash (used in)
    provided by
    operating
    activities.........      (417,708)      205,858    (4,417,337)    (267,466)   1,028,696
INVESTING ACTIVITIES:
 Additions to property
  and equipment........      (147,380)      (62,881)     (203,437)     (38,240)    (245,508)
                         ------------  ------------  ------------  -----------  -----------
   Net cash used in
    investing
    activities.........      (147,380)      (62,881)     (203,437)     (38,240)    (245,508)
FINANCING ACTIVITIES:
 Proceeds from issuance
  of Class A Preferred
  Stock and Warrants,
  net of issuance
  costs................           --            --     10,738,215          --        (1,628)
 Borrowings under debt.     6,165,000     6,350,000    12,350,000    2,250,000    1,000,000
 Repayments on debt....    (5,250,859)   (6,257,639)  (11,975,431)  (2,275,213)  (2,250,434)
 Dividends declared and
  paid to common
  stockholder..........      (364,172)     (247,853)   (1,751,500)     (94,999)         --
                         ------------  ------------  ------------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities.........       549,969      (155,492)    9,361,284     (120,212)  (1,252,062)
                         ------------  ------------  ------------  -----------  -----------
 Net (decrease)
  increase in cash.....       (15,119)      (12,515)    4,740,510     (425,918)    (468,874)
 Cash and cash
  equivalents at
  beginning of period..       463,214       448,095       435,580      435,580    5,176,090
                         ------------  ------------  ------------  -----------  -----------
 Cash and cash
  equivalents at end of
  period...............  $    448,095  $    435,580  $  5,176,090  $     9,662  $ 4,707,216
                         ============  ============  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for:
 Interest..............  $     48,210  $     65,118  $    112,355  $    18,944  $    44,545
                         ============  ============  ============  ===========  ===========
 Income taxes..........  $     16,500  $     19,950  $    487,500  $       --   $       --
                         ============  ============  ============  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

  In 1995, the Company accrued dividends of $400,000 due to the Redeemable Preferred stockholders and $250,000 due to the Convertible Preferred stockholder. In addition, the Company recorded accretion of the difference between the carrying value and the Liquidation Value of $484,829 on the Redeemable Preferred Stock. See Note 6.

  For the three months ended March 31, 1996, the Company accrued dividends of $240,000 due to the Redeemable Preferred stockholders and $150,000 due to the Convertible Preferred stockholder. In addition, the Company recorded accretion of the difference between the carrying value and the Liquidation Value of $242,414 on the Redeemable Preferred Stock. See Note 6.

                            See accompanying notes.

                               FILM ROMAN, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BUSINESS AND ORGANIZATION

  Film Roman, Inc. (the "Company") was incorporated under the laws of the State of California on October 17, 1989. The Company is the successor company to Film Roman, a sole proprietorship, which was established by Phil Roman. The Company's primary business is the production of animated series and specials, and the distribution of such animation product throughout the world.

  In July 1995, the Company amended its Articles of Incorporation to authorize the issuance of three classes of capital stock--Common Stock, Class A Preferred Stock ("Redeemable Preferred Stock"), and Class B Convertible Preferred Stock ("Convertible Preferred Stock"). Pursuant to the amendment, the sole stockholder exchanged each share of common stock, no par value, of the Company ("Common Stock") then outstanding into 2,463 shares of Common Stock, resulting in the number of shares of Common Stock outstanding to increase from 1,000 to 2,463,000. The financial statements have been adjusted to give retroactive treatment for this split. Also pursuant to the amendment, the sole stockholder exchanged 750,000 shares of Common Stock for 750,000 shares of Convertible Preferred Stock (see Note 6). The total number of shares of authorized capital stock is 11,950,000, consisting of 10,000,000 shares of Common Stock, 1,200,000 shares of Redeemable Preferred Stock, and 750,000 shares of Convertible Preferred Stock.

  Further, in July 1995, pursuant to a Securities Purchase Agreement entered into among the Company, BCI Growth III, L.P., and several other purchasers, such entities purchased 1,200,000 shares of Redeemable Preferred Stock and 1,200,000 stock purchase warrants (the "Warrants") from the Company for $12,000,000.

 REORGANIZATION

  In May 1996, Film Roman, Inc., a Delaware corporation ("Film Roman Holdings"), was incorporated in order to hold all of the outstanding capital stock of the Company. Film Roman Holdings currently conducts no operations. A reorganization (the "Reorganization") will be effected immediately prior to the offering (the "Offering") of 3,600,000 shares of Common Stock, $.01 par value ("Holdings Common Stock"), of Film Roman Holdings, pursuant to which (i) a wholly-owned subsidiary of Film Roman Holdings will merge with and into the Company; (ii) each outstanding share of Common Stock will be converted into
1.25 shares of Holdings Common Stock (including shares of Common Stock to be issued immediately prior to such merger upon the "cashless" exercise of the Warrants and a warrant for the purchase of 37,000 shares of Common Stock and upon conversion of all outstanding shares of Convertible Preferred Stock);
(iii) each outstanding share of Redeemable Preferred Stock will be converted into one share of redeemable preferred stock of Film Roman Holdings, $.01 par value, of Film Roman Holdings ("Holdings Redeemable Preferred Stock"); (iv) all outstanding employee options for the purchase of Common Stock will, pursuant to the anti-dilution provisions thereof, become options to purchase Holdings Common Stock (with options to purchase each share of Common Stock becoming options to purchase 1.25 shares of Holdings Common Stock at 80% of the exercise price theretofore applicable); and (v) a warrant issued to the President of the Company for the purchase of 185,000 shares of Common Stock will be cancelled. As a result of the foregoing, the Company will become a wholly-owned subsidiary of Film Roman Holdings and the stockholders of the Company will become stockholders of Film Roman Holdings. The Reorganization will be effected pursuant to an Plan of Reorganization Agreement dated as of May 15, 1996 by and among Film Roman Holdings, the Company, and the Company's stockholders. Immediately following the Reorganization and the closing of the Offering, Film Roman Holdings will redeem all outstanding shares of Holdings Redeemable Preferred Stock. Accrued dividends on the Holdings Redeemable Preferred Stock and Convertible Preferred Stock will be paid to the date of redemption and conversion, respectively.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 INTERIM FINANCIAL INFORMATION

  The unaudited consolidated financial statements as of March 31, 1996, and for the three months ended March 31, 1995 and 1996, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Operating results for the three months ended March 31, 1996, are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

 CASH AND CASH EQUIVALENTS AND CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit, quality financial institutions with original maturities when purchased of three months or less and therefore are subject to little risk. The Company has not incurred any losses relating to these investments.

  The Company performs production services for various companies within the entertainment industry and licenses various rights in its animation product to distributors throughout the world. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. At December 31, 1995, substantially all of the Company's trade receivables were from customers in the entertainment industry. Receivables generally are due within 30 days. Credit losses relating to customers in the entertainment industry consistently have been within management's expectations.

 FINANCIAL INSTRUMENTS

  Financial instruments are carried at historical cost which approximates fair value.

 REVENUE RECOGNITION

  The Company recognizes revenues in accordance with the provisions of Financial Accounting Standards Board Statement No. 53 (FAS 53). Revenues from license and production agreements, which may provide for the receipt by the Company of nonrefundable guaranteed amounts, are recognized when the license period begins and the programming is available pursuant to the terms of the agreement, typically when the finished product has been delivered to and accepted by the customer. Amounts in excess of minimum guarantees under such agreements are recognized when earned. Cash collected in advance of the time of availability of programming is recorded as deferred revenue.

 FILM COSTS

  Costs incurred in connection with the acquisition of story rights, the development of stories, production and allocable production overhead and interest are capitalized as film costs. Film costs are stated at the lower of unamortized cost or estimated net realizable value. In accordance with FAS 53, the individual film forecast method is used to amortize film costs. Costs accumulated in the production of a film are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for third party participations are accrued and expensed in the same manner as film costs are amortized.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  Revenue estimates on a film-by-film basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. Based on this review, if estimated future gross revenues from a film are not sufficient to recover the unamortized costs, the unamortized film cost shall be written down to net realizable value. In unusual cases, such as a change in public acceptance of certain types of films or actual costs substantially in excess of budgeted costs, a write-down to net realizable value may be required before the film is released.

 DEPRECIATION AND AMORTIZATION

  Property and equipment are recorded at cost. Depreciation on furniture and equipment is computed by the double-declining balance method over their estimated useful lives, ranging from five to seven years. Leasehold improvements are amortized over their estimated useful lives, or the remaining term of the related lease, whichever is shorter, using the straight-line method.

 INCOME TAXES

  Effective January 1, 1994, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. Adoption of the new statement did not have an effect on the Company's financial position or results of operations.

  Prior to August 4, 1995 (the "Termination Date"), the Company was treated as a Subchapter S Corporation for federal and state income tax purposes. Upon the Termination Date, the Company is subject to federal and state corporate income taxes.

 STOCK-BASED COMPENSATION

  The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees" and intends to continue to do so.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 FINANCIAL STATEMENT PRESENTATION

  Certain amounts shown in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

 PRO FORMA NET INCOME (LOSS) PER COMMON SHARE

  The per share data is based on the weighted average number of common and common equivalent shares outstanding during the period and are calculated in accordance with a Staff Accounting Bulletin of the Securities

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
and Exchange Commission whereby common and common share equivalents issued within a 12-month period prior to an initial public offering are treated as outstanding for all periods presented if the issue price was less than the proposed initial public offering price. In addition, shares issuable upon the exercise of options and warrants and convertible preferred stock within the 12-month period are considered to have been outstanding since inception of the Company. For the year ended December 31, 1995, the net loss per Common Share gives effect to the accretion of the difference between the carrying value and the Liquidation Value of the Redeemable Preferred Stock of $484,829 and to the accrual of dividends of $400,000 on the Redeemable Preferred Stock.

  For the three months ended March 31, 1996 (unaudited), the net loss per Common Share gives effect to the accretion of the difference between the carrying value and the Liquidation Value of the Redeemable Preferred Stock of $242,414 and to dividends of $240,000 on the Redeemable Preferred Stock.

  The supplemental loss per share for the year ended December 31, 1995 and the three months ended March 31, 1996 would be $(1.39) and $(1.19), respectively. This calculation gives effect to (i) the reduction of the interest and dividend accruals resulting from the repayment of the outstanding debt and the redemption of the Redeemable Preferred Stock, and (ii) the offering of additional shares of common stock whose proceeds are to be used to repay the debt and redeem the Redeemable Preferred Stock. In addition, the loss attributable to common stockholders used for the supplemental loss per share calculation has been increased by $5,724,212 and $5,239,212, respectively, for the year ended December 31, 1995 and the three months ended March 31, 1996, which represents the excess of the price to be paid for the redemption of the Redeemable Preferred Stock over its carrying value.

2. FILM COSTS

  The components of unamortized film costs consist of the following:

                                          AS OF DECEMBER 31,    AS OF MARCH 31,
                                        ----------------------- ---------------
                                           1994        1995          1996
                                                                  (UNAUDITED)
   Animated film productions released,
    less amortization.................  $ 4,427,443 $ 5,391,275   $ 7,125,589
   Animated film productions in
    process...........................    7,355,012   6,253,597     4,181,009
   Animated film productions in
    development.......................      599,564     734,274       787,788
                                        ----------- -----------   -----------
                                        $12,382,019 $12,379,146   $12,094,386
                                        =========== ===========   ===========

  Based on management's estimates of future gross revenues as of December 31, 1995, approximately 78% of unamortized film costs applicable to released films will be amortized during the three years ending December 31, 1998.

  Interest capitalized to film costs in 1993, 1994, and 1995 was, $26,004, $32,559, and $62,596, respectively.

  Interest capitalized to film costs for the three months ended March 31, 1995 and 1996 was $9,472 and $15,854, respectively.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                           AS OF DECEMBER 31,
                                                           --------------------
                                                             1994       1995
   Leasehold improvements................................. $ 117,937  $ 137,373
   Furniture and fixtures.................................   205,176    213,138
   Office equipment.......................................   359,353    535,392
                                                           ---------  ---------
                                                             682,466    885,903
   Less accumulated depreciation and amortization.........  (418,719)  (549,028)
                                                           ---------  ---------
                                                           $ 263,747  $ 336,875
                                                           =========  =========

4. DEBT

  At December 31, 1995, the Company had a revolving line of credit of $2,250,000 which was subsequently reduced to $1,230,000. The line of credit bears interest at 1% over the commercial base rate (11% at December 31, 1995) which is paid monthly, is secured by the assets of the Company and personally guaranteed by the President of the Company, and matures on September 2, 1996. The line of credit agreement restricts the payment of dividends as long as the line of credit is outstanding. At December 31, 1994 and 1995 and March 31, 1996, $1,200,000, $1,675,000 and $450,000, respectively, of the line had been drawn upon.

  The Company has a demand note with a bank with a balance of $143,826, $55,066 and $32,638 outstanding as of December 31, 1994 and 1995 and March 31, 1996, respectively. The note requires payments of $7,476 per month, including interest at 1% over the commercial base rate (11% at December 31, 1995), is secured by a life insurance policy on the President of the Company, and is personally guaranteed by the President of the Company. The note matures on August 9, 1996.

  The Company believes that the bank intends to extend the terms of both of these notes when they mature.

  Additionally, the Company has a term loan with a bank with a balance of $18,750, $7,079 and $4,073 outstanding as of December 31, 1994 and 1995 and March 31, 1996, respectively. The note is secured by equipment and is personally guaranteed by the President of the Company. The loan calls for payments, including interest at 12% per annum, of approximately $1,100 per month and matures on July 15, 1996.

5. INCOME TAXES

  Prior to the Termination Date, the Company was treated as a Subchapter S Corporation under the Internal Revenue Code ("IRC") and, consequently, was not subject to federal income tax prior to that date; the sole shareholder of the Company included the income (loss) of the Company through the Termination Date in his own income tax return for federal income tax purposes. Accordingly, the Company has not recognized any deferred taxes and has no available federal net operating loss carryforwards prior to the Termination Date. S Corporations pay tax to the State of California on their taxable incomes at a rate of 2.5% in 1993 and 1.5% in 1994 and 1995. The state tax provision recorded by the S Corporation prior to the Termination Date is immaterial to the financial statements.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  As of December 31, 1995, significant components of the Company's net deferred tax assets, for which a 100% valuation allowance has been provided and which have not been recognized in the Company's financial statements, are as follows:

      Film costs..................................................... $  97,000
      Fixed assets...................................................     9,000
      Nondeductible accrual..........................................    21,000
      Net operating loss carryforwards...............................   262,000
                                                                      ---------
                                                                        389,000
      Valuation allowance............................................  (389,000)
                                                                      ---------
                                                                      $     --
                                                                      =========

  A reconciliation of income tax computed at the statutory federal income tax rate to the effective tax rate for the Company for the year ended December 31, 1995 is as follows:

      Provision for income taxes at statutory rate of 35%........... $(551,000)
      Taxable loss incurred prior to the Termination Date...........   154,000
      Benefit of deferred tax assets not currently recognized.......   397,000
                                                                     ---------
                                                                     $     --
                                                                     =========

  At December 31, 1995, the Company had available federal and state tax net operating loss carryforwards of approximately $689,000 and $345,000, respectively, expiring through 2010.

6. REDEEMABLE PREFERRED STOCK

  The Redeemable Preferred Stock has a par value of $0.01 per share. The holders of such stock are entitled to an annual dividend of $0.80 per share, as declared by the Board of Directors. Dividends of $400,000 and $240,000 were declared and accrued on the Redeemable Preferred Stock as of December 31, 1995 and March 31, 1996, respectively. The Redeemable Preferred Stock ranks senior to the Convertible Preferred Stock and common stock. The terms of the Redeemable Preferred Stock contained in the Company's Articles of Incorporation restrict the declaration or payment of dividends as long as the Redeemable Preferred Stock remains outstanding. The liquidation value of each share of Redeemable Preferred Stock is $10 ("Liquidation Value"). The net proceeds from the issuance of the Redeemable Preferred Stock and Warrants were $10,738,000. The Company determined the fair value of the Warrants to be approximately $4,474,000, net of issuance costs, and, as such, allocated $4,474,000 of the net proceeds to the Warrants and $6,264,000 to the Redeemable Preferred Stock. The difference between the carrying value and the Liquidation Value of the Redeemable Preferred Stock is being amortized to retained deficit on a straight-line basis from the issuance date to the mandatory redemption dates. Accretion recorded for the year ended December 31, 1995 and for the three months ended March 31, 1996 was $484,829 and $242,414, respectively. The Redeemable Preferred Stock is subject to mandatory redemption beginning July 31, 2000, or upon the occurrence of a liquidation, dissolution, or winding up of the Company, or a Liquidity Event, as defined (which includes a public offering in which the aggregate price paid by the public for such shares is at least $20,000,000) ("Liquidity Event"). In addition, the Company may redeem the Redeemable Preferred Stock at any time. The liquidation preference is equal to the Liquidation Value of their

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
shares plus any accrued and unpaid dividends. If after July 2000, a Liquidity Event does not occur, any holder of more than 20% of the Redeemable Preferred Stock may exercise a put option. The purchase price for any put security to be purchased by the Company will be equal to the fair market value. The holders of the Redeemable Preferred Stock are not entitled to any voting rights unless the Company defaults on its redemption requirements or dividend payments; if such a default occurs, the Redeemable Preferred Stockholders shall be entitled to elect a majority of the directors of the Company. In connection with the Reorganization as described in Note 1, all of the outstanding shares of the Redeemable Preferred Stock will be redeemed.

7. STOCKHOLDER'S EQUITY

  The Convertible Preferred Stock has a par value of $0.01 per share. The holder of such stock, who is the sole common shareholder of the Company, is entitled to an annual dividend of $0.80 per share, as declared by the Board of Directors. Dividends of $250,000 and $150,000 were declared and accrued on the Convertible Preferred Stock as of December 31, 1995 and March 31, 1996, respectively. Dividends are payable (i) upon redemption of the Redeemable Preferred Stock, (ii) upon the occurrence of a liquidation, dissolution, or winding up of the Company, or (iii) upon a Liquidity Event. The liquidation value of each share of Convertible Preferred Stock is $10 (Liquidation Value). The Convertible Preferred Stock is junior to the Redeemable Preferred stock but senior to the common stock. The Convertible Preferred Stock is convertible at any time into an equal number of common stock shares, subject to adjustment. The Convertible Preferred Stock is subject to mandatory redemption upon the occurrence of a public offering in which the aggregate price paid by the public for such shares is at least $20,000,000 ("Public Offering"). In connection with the Reorganization as described in Note 1, the holder has agreed to convert the Convertible Preferred Stock into common stock. The liquidation preference is equal to the Liquidation Value of such shares plus any accrued and unpaid dividends. The holder of the Convertible Preferred Stock is entitled to vote along with the common stock with each share entitled to as many votes as the number of shares of common stock into which it may be converted.

  The Company issued 1,200,000 Warrants to purchase shares of the Company's common stock as part of the Redeemable Preferred Stock financing. The Warrants are exercisable at $0.01 per share after the earlier of July 2000 or the occurrence of the Liquidity Event. The holders of the Warrants are entitled to vote along with the common stock and Convertible Preferred Stock stockholder with each Warrant entitled to as many votes as the number of shares of common stock into which it may be converted. In connection with the Reorganization as described in Note 1, the Warrants will be exercised.

  In August 1995, the Company issued a warrant to purchase 37,000 shares of the Company's common stock at an exercise price of $12.00. In connection with the Reorganization as described in Note 1, such warrant will be exercised. In addition, the Company issued a warrant to the President of the Company to purchase 185,000 shares of the Company's common stock at an exercise price of $32.43. However, upon the occurrence of a Public Offering, such warrant expires 60 days from the Public Offering date. In connection with the Reorganization as described in Note 1, such warrant will be cancelled.

  In August 1995, an officer was granted options to purchase 60,000 shares of common stock at an exercise price of $0.01 per share in accordance with his employment agreement. Such options are exercisable immediately and will remain exercisable during such officer's employment with the Company and for a period of one year following the expiration of his employment with the Company or until a Liquidity Event, if later. The Company recorded compensation expense of $242,400 associated with the granting of these options as such options were granted at an exercise price less than the deemed fair value of the common stock at the date of grant.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  In 1996 the Company adopted a stock option plan ("Plan"). All regular salaried employees of the Company may, at the discretion of the compensation committee of the Board of Directors, be granted incentive and non-qualified stock options to purchase shares of Common Stock at an exercise price not less than 100% of the fair market value of such shares on the grant date. Directors of the Company, consultants and other persons who are not regular salaried employees of the Company are not eligible to receive incentive stock options, but are eligible to receive non-qualified stock options.

  The maximum number of shares subject to the Plan is 982,156 and the Plan will terminate on August 7, 2005, unless sooner terminated by the Board of Directors. The options vest over a five-year period.

  Pursuant to the Plan, in January 1996, the Company granted options to certain employees and directors of the Company to purchase 419,000 shares of the Company's common stock at an exercise price of $10.00 per share, which was deemed to be the fair market value at that time. In May 1996, the Company granted options to an officer to purchase 100,000 shares and options to certain employees and directors of the Company to purchase 34,500 shares of the Company's common stock at $10.65 per share, which was deemed to be the fair market value at that time. Further pursuant to the plan, in May 1996, the Company granted options to an officer to purchase 74,000 shares of the Company's common stock at $10.65 per share, which was deemed to be the fair market value at that time. These options vest (i) upon reaching certain performance goals, (ii) upon certain extensions of the officer's employment agreement, or (iii) upon the sixth anniversary of the grant, whichever occurs earlier.

  As of December 31, 1995, 2,674,500 shares of common stock are reserved for future issuances related to the Convertible Preferred Stock, Redeemable Preferred Stock and warrants and options.

8. COMMITMENTS

  The Company leases facilities for office space and its animation studios under an operating lease that was amended in April 1994. Under the terms of the lease agreement, as amended, the Company is required to pay a pro-rata share of the building's operating expenses, maintenance and property taxes. The lease is for a five year period expiring August 31, 1999 with an option for an additional five year term. The lease agreement includes certain free rent periods and an escalation in the monthly rental amount, as defined. The accompanying statement of operations for the year ended December 31, 1995 reflects rent expense on a straight-line basis over the term of the lease. The Company also has various lease agreements for equipment which expire through 1999, certain of which are personally guaranteed by the President of the Company. The following is a schedule of the future minimum lease payments under all noncancelable operating lease agreements:

      YEAR ENDING DECEMBER 31
         1996....................................................... $1,296,393
         1997.......................................................  1,298,585
         1998.......................................................  1,243,540
         1999.......................................................    829,911
                                                                     ----------
         Total minimum lease payments............................... $4,668,429
                                                                     ==========

  Rent expense for the years ended December 31, 1993, 1994 and 1995, prior to any allocation of rent to capitalized film costs, was $776,449, $875,935, and $1,109,006, respectively.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  At December 31, 1995, the Company had outstanding employment agreements with various employees with initial terms ranging from two to five years. Under the terms of the agreements, the Company is obligated to pay the following amounts:

      YEAR ENDING DECEMBER 31
         1996........................................................ $2,547,296
         1997........................................................  1,219,221
         1998........................................................    942,488
         1999........................................................    840,068
         2000........................................................    393,750
                                                                      ----------
                                                                      $5,942,823
                                                                      ==========

  Collectively, these employment agreements provide for minimum annual compensation that can be increased for incentives based on the Company obtaining certain earning levels, the relationship of earnings to projected earnings, and/or discretionary incentives to be determined by the Board of Directors. Such incentives shall not exceed 100% of the employees' base salary.

9. 401(K) PROFIT SHARING PLAN

  The Company has a defined contribution Profit Sharing 401(k) Savings Plan which covers substantially all of its employees. The plan became effective on January 1, 1991 and was amended effective January 1, 1992. Under the terms of the plan, employees can elect to defer up to 15% of their wages, subject to certain Internal Revenue Service (IRS) limitations, by making voluntary contributions to the plan. Additionally, the Company, at the discretion of management, can elect to match up to 100% of the voluntary contributions made by its employees. The Company has received determination letters from the IRS indicating that the above plan is qualified within the terms of the applicable provisions of the Employee Retirement Income Security Act of 1974.

  For the years ended December 31, 1993, 1994 and 1995, the Company contributed $42,398, $73,103, and $93,081, respectively, to the plan on behalf of its employees.

10. SIGNIFICANT CUSTOMERS

  In 1993, the Company earned revenues from four significant customers of $9,377,000 (34%), $4,550,000 (16%), $4,225,000 (15%) and $3,892,000 (14%). In
1994, the Company earned revenues from four significant customers of $10,025,000 (28%), $7,695,000 (21%), $5,743,000 (16%), and $4,485,000 (12%).
In 1995, the Company earned revenues from five significant customers of approximately $11,967,000 (35%), $4,516,000 (13%), $4,400,000 (13%),
$4,229,000 (12%), and $3,575,000 (10%). In 1996, the Company earned revenues from two significant customers of approximately $4,695,000 (63%) and $1,042,000 (14%).

11. SUBSEQUENT EVENT

  On May 9, 1996, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission to sell 3,600,000 shares of its common stock.

                               FILM ROMAN, INC.

                               DECEMBER 31, 1995

  (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND TO THE THREE MONTH PERIODS
                                     ENDED

                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

12. PRO FORMA DATA (UNAUDITED)

  The Company operated as an S Corporation through the Termination Date. Pro forma amounts reflect adjustments for additional income taxes that would have been reported if the Company had been a C Corporation based upon an estimated effective tax rate of 40% in 1993 and 1994 and 34% in 1995.

13. RELATED PARTY TRANSACTIONS

  A firm in which an outside director of the Company is a partner acts as a financial consultant to the Company and fees paid to that firm during 1995 amounted to $66,000. A firm in which an outside director of the Company is a partner acts as a legal consultant to the Company and fees paid to that firm during 1995 amounted to $84,000. An outside director of the Company acts as a financial consultant to the Company and fees paid to this director during 1995 amounted to $22,000.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Film Roman, Inc. (a Delaware corporation)

  We have audited the accompanying balance sheet of Film Roman, Inc. (a Delaware corporation) as of May 16, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Film Roman, Inc. (a Delaware corporation) as of May 16, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
May 16, 1996

                   FILM ROMAN, INC. (A DELAWARE CORPORATION)

                                 BALANCE SHEET

                                  MAY 16, 1996

                                ASSETS
Cash................................................................... $10,000
                                                                        -------
      Total assets..................................................... $10,000
                                                                        =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities
Stockholders' equity:
  Common stock, $.01 par value: 20,000,000 shares authorized, 100
   shares issued and outstanding....................................... $     1
  Preferred stock, $.01 par value: 5,000,000 shares authorized, no shares issued
   and outstanding.....................................................     --
  Additional paid-in capital...........................................   9,999
                                                                        -------
      Total stockholders' equity....................................... $10,000
                                                                        =======



                            See accompanying notes.

                   FILM ROMAN, INC. (A DELAWARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                                 MAY 16, 1996

1. DESCRIPTION OF BUSINESS

  In May 1996, the Company was incorporated in Delaware in order to hold all of the outstanding capital stock of Film Roman, Inc., a California corporation ("Film Roman California"). The Company currently conducts no operations. A reorganization (the "Reorganization") will be effected immediately prior to the offering (the "Offering") of 3,600,000 shares of common stock, $.01 par value ("Common Stock"), of the Company, pursuant to which (i) a wholly-owned subsidiary of the Company will merge with and into Film Roman California;
(ii) each outstanding share of common stock, no par value ("California Common Stock") of Film Roman California will be converted into 1.25 shares of Common Stock (including shares of California Common Stock to be issued immediately prior to such merger upon the "cashless" exercise of certain warrants for the purchase of California Common Stock and upon conversion of all outstanding shares of convertible preferred stock, $.01 par value (the "Convertible Preferred Stock") of Film Roman California); (iii) each outstanding share of redeemable preferred stock of Film Roman California will be converted into one share of redeemable preferred stock of the Company, $.01 par value ("Redeemable Preferred Stock"); (iv) all outstanding employee options for the purchase of California Common Stock will, pursuant to the anti-dilution provisions thereof, become options to purchase Common Stock (with options to purchase each share of California Common Stock becoming options to purchase
1.25 shares of Common Stock at 80% of the exercise price theretofore applicable); and (v) a warrant issued to the President of the Company for the purchase of 185,000 shares of California Common Stock will be cancelled. As a result of the foregoing, Film Roman California will become a wholly-owned subsidiary of the Company and the stockholders of Film Roman California will become stockholders of the Company. The Reorganization will be effected pursuant to a Plan of Reorganization Agreement dated as of May 15, 1996 by and among Film Roman California, the Company, and Film Roman California's stockholders. Immediately following the Reorganization and the closing of the Offering, the Company will redeem all outstanding shares of Redeemable Preferred Stock. Accrued dividends on the Redeemable Preferred Stock and Convertible Preferred Stock will be paid to the date of redemption and conversion, respectively.

PREFERRED STOCK

  The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 5,000,000 shares of preferred stock, par value $0.01 per share, in such series and with such rights, privileges and preferences as the Board of Directors may from time to time determine. Issuance of preferred stock may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred dividends. Issuance of shares of preferred stock may also have the effect of preventing or delaying a change in control of the Company without further action by the stockholders and could make removal of present management of the Company more difficult. The Company currently has no plans to designate and/or issue any shares of preferred stock.

STOCK OPTION PLAN

  On May 9, 1996, the Company adopted a stock option plan, substantially similar to the stock option plan of Film Roman California. Pursuant to the Reorganization, holders of options to purchase stock of Film Roman California will contribute such options to the Company and the Company will issue options with substantially the same rights, conditions and restrictions as the options contributed (except that each option for the purchase of one share of California Common Stock will be exchanged for an option to purchase 1.25 shares of Common Stock, and the per share exercise price for Company options will be equal to 80% of the per share exercise price of the Film Roman California options).

                            PROGRAM HIGHLIGHTS


 GARFIELD AND FRIENDS. Garfield and Friends is an example of how the Company develops a program based on an existing character. Although the Company produced the program on a "fee-for-services" basis, the Company was able to participate in the profits of the program. One of the first programs produced by the Company was a Garfield production special entitled Garfield: In the Rough. Based upon the success of that Emmy-award winning special and subsequent Garfield specials produced by the Company, the Company was engaged to produce a weekly half hour series entitled Garfield and Friends which, in its second season, was expanded to a one-hour block. Repeat episodes of the program ran in syndication for the two years and the show is currently broadcast on the Cartoon Network.
 Garfield and Friends has also enjoyed significant success in the international television market.
 During the 1995-96 television season, the show was broadcast in over 50 countries. Film Roman, through its international distribution division, has assisted in securing significant international distribution sales.

 BOBBY'S WORLD. Bobby's World is an example of how the Company created, developed and produced a program based on an existing popular character, but, at the time (1989), did not have the financial resources or organizational infrastructure to retain and exploit the proprietary rights to the program. Film Roman proposed to Howie Mandel the creation of an animated series based upon "Bobby," a child-like character created by Mandel for his stand-up comedy act. Film Roman and Howie Mandel developed the appearance of Bobby and together with a writing team developed the world in which "Bobby" lives. The "Bobby's World" concept was pitched to several Networks and was licensed in 1989 to FOX.
 FOX paid the Company on a "fee-for-services" basis, funded the entire production cost and acquired substantially all of the proprietary rights to the series. Subsequently, the Company's merchandising and licensing division was established and recently negotiated with FOX to license back to the Company the worldwide merchandising rights to Bobby's
 World.



 MIGHTY MAX. Mighty Max is another example of how the Company acquires the rights to a concept with potential broad appeal and then develops and produces a program based on that concept. Film
 Roman was presented with an exciting prototype for a toy which the Company believed provided a basis for a promising animated series for the U.S. market because of the uniqueness of the toy and Mattel's commitment to distribute it. Since the Company did not have the financial resources or organizational infrastructure at the time to retain and exploit proprietary rights, associated with this program, it formed a partnership with Canal Plus, a French cable company, and negotiated to participate in the program's profits. Film Roman assembled a creative team of writers and artists and designed characters and story lines to be presented to potential broadcasters. Since its original broadcast, Mighty
 Max has continued to rank among the top animated syndicated programs.

 C-BEAR & JAMAL. C-Bear and Jamal is an example of how the Company creates, develops and produces proprietary programming based on a well-known personality. After rap star Tone Loc approached
 Film Roman with an interest in developing an animated series, Film Roman's creative team explored a number of concepts for the show.
 Ultimately, Tone Loc's husky voice and street-wise persona were captured by Film Roman in the urban character, C-Bear. The Company further developed the concept with a team of writers and artists and presented the program idea to a number of the Networks. FOX agreed to develop the show with Film
 Roman and ordered production of three episodes for the 1995-1996 season. Based upon the success of these episodes, FOX ordered ten more episodes for the 1996-1997 season. Through its international and merchandising and licensing divisions, the Company has secured a number of commitments, including international television license arrangements and a master toy license.



 FELIX THE CAT. Felix the Cat is an example of how the Company acquires the rights to an existing character, develops and produces programming based on the character, controls and exploits the distribution rights and participates in the revenue generated from the licensing and merchandising activities. Recognizing the equity in the 75 year old character "Felix the Cat," the Company acquired certain rights from Felix's owners, and after completing preliminary development for a series, presented the program idea to CBS which decided to develop the project with Film Roman. The Company's writers and artists developed the concept, "look" and sample storylines for the series utilizing the visual style "Felix" had in the 1920's and 1930's. Based upon the development work, CBS ordered 13 episodes for the 1995-1996 television season. Film Roman's international distribution division licensed the project to several territories throughout the world during the development period. CBS has renewed the series for the 1996-1997 season, ordering 8 new episodes. The Company is also currently developing a video game based upon "Felix" for IBM.



 THE SIMPSONS. The Simpsons is an example of how the Company produces programming on a "fee-for-services" basis when the proprietary rights to the programming are not available for acquisition. In
 1991, Twentieth Television (a division of
 Twentieth Century Fox) and Jim Brooks' Gracie
 Films decided to move animation production of the series from the animation studio then producing the series. Film Roman was selected to produce the series due to the Company's strong reputation for producing quality animation on time and on budget.
 Film Roman's 80 person production team is now entering its fifth year producing The Simpsons on a "fee-for-services" basis and anticipates delivering the 122nd episode of the series in 1997.

  The Company has applications pending with the United States Patent and Trademark Office to register several trademarks, including Film Roman, C-Bear & Jamal, King of the Hill and BRUNO the Kid. Pursuant to arrangements with the owners of the programs it produces, the Company utilizes certain trademarks and copyrighted materials, including The Simpsons, Garfield, Bobby's World, Felix the Cat, The Mask, Richie Rich, Mortal Kombat and Mighty Max. This Prospectus includes other trade names and trademarks of the Company and other companies.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAK-ING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   14
Selected Financial Information............................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   21
Management................................................................   34
Principal and Selling Stockholders........................................   45
Certain Transactions......................................................   46
Description of Capital Stock..............................................   48
Shares Eligible for Future Sale...........................................   51
Underwriting..............................................................   52
Legal Matters.............................................................   53
Experts...................................................................   53
Additional Information....................................................   53
Glossary..................................................................   54
Index to Financial Statements.............................................  F-1

                                 ------------

  UNTIL      , 1996 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,785,000 SHARES

                               FILM ROMAN, INC.

                                 COMMON STOCK

                                  [LOGO]

                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                          MONTGOMERY SECURITIES

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

[Brief Narrative Description of Cartoon Pictures on page 2: Includes cartoon Pictures of 7 television sets featuring the Company's characters (The Simpsons, Felix the Cat, The Critic, The Mask, Garfield and Friends, Mighty Max and Bobby's World).]

["The Twisted Tales of Felix the Cat" (C) 1996 Film Roman, Inc./Felix the Cat Creations, Inc. The character "Felix the Cat" is (C) and (TM) Felix the Cat Productions, Inc. All Rights Reserved. "The Mask" (C) 1996 New Line Television, Inc./Sunbow Productions. All Rights Reserved. "The Simpsons" (C) & (TM) Twentieth Century Fox Film Corp. All Rights Reserved. "Garfield and Friends" (C) PAWS, Inc. "Mighty Max" (C) 1996 Film Roman, Inc., Bluebird (UK) and Canal+ D.A. "Bobby's World" (C) 1996 Fox Children's Network, Inc. "Bobby" character is (TM) Alevy Productions. All Rights Reserved. "The Critic" (C) 1996 Columbia Pictures Television, Inc. All Rights Reserved. All other characters (C) 1996 Film Roman, Inc.]

[Brief Narrative Description of Cartoon Pictures on the fold-out page behind page 2: Caption stating, "Film Roman offers a bright and colorful future... with five new shows for the 1996-97 season." Includes cartoon pictures of 12 television sets featuring the Company's characters (Mortal Kombat, C-Bear & Jamal, The Simpsons, King of the Hill, Bobby's World, Felix the Cat, Garfield and Friends, The Critic, The Mask, Richie Rich, BRUNO the Kid and Mighty Max).]

[Brief Narrative Description of Cartoon Pictures on the inside back cover pages:
Includes cartoon drawings of the following characters: Garfield, Bobby, Mighty Max, C-Bear, Felix the Cat and Bart Simpson.]

["The Twisted Tales of Felix the Cat" (C) 1996 Film Roman, Inc./Felix the Cat Creations, Inc. The character Felix the Cat" is (C) and (TM) Felix the Cat Productions, Inc. All Rights Reserved. "The Mask" (C) 1996 New Line Television, Inc./Sunbow Productions. All Rights Reserved. "The Simpsons" (C) & (TM) Twentieth Century Fox Film Corp. All Rights Reserved. "Garfield and Friends" (C) PAWS, Inc. "Mighty Max" (C) 1996 Film Roman, Inc., Bluebird (UK) and Canal+ D.A. "Bobby's World" (C) 1996 Fox Children's Network, Inc. "Bobby" character is (TM) Alevy Productions. All Rights Reserved. "The Critic" (C) 1996 Columbia Pictures Television, Inc. All Rights Reserved. All other characters (C) 1996 Film Roman, Inc.]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered hereby. All of the amounts shown are estimates except for the Commission registration fee and the NASD filing fee.

   Commission Registration Fee........................................ $ 18,012
   NASD Filing Fee....................................................    5,723
   Nasdaq National Market Listing Fees................................   30,000
   Accounting Fees and Expenses.......................................  275,000
   Blue Sky Fees and Expenses.........................................   15,000
   Legal Fees and Expenses............................................  300,000
   Printing and Engraving Expenses....................................  200,000
   Transfer Agent Fees................................................   10,000
   Miscellaneous Expenses.............................................   16,265
                                                                       --------
       TOTAL.......................................................... $870,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. The Bylaws also provide that the Company may advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified by the Company.

  The Company has entered into, or intends to enter into, agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

  Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

  The form of Underwriting Agreement, filed as Exhibit 1.1. hereto, provides for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Registrant was incorporated in Delaware in May 1996 in order to act as a holding company for Film Roman, Inc., a California corporation ("FRCal"). In May 1996 the Registrant issued 100 shares of its Common Stock ("Registrant Common Stock") to FRCal at a price of $100 per share. The transaction was exempt from registration by virtue of Section 4(2) of the Securities Act.

  In May 1996 the Registrant entered into a Plan of Reorganization Agreement (the "Reorganization Agreement") with FRCal and the holders of all common stock, preferred stock, and warrants of FRCal. Pursuant to the Reorganization Agreement, which is filed as Exhibit 2.1 to the Registration Statement, such holders approved the merger of a wholly-owned subsidiary of Registrant with and into FRCal (the "Merger"), as a result of which FRCal will become a wholly owned subsidiary of the Registrant. The Merger is to occur immediately prior to the closing of the offering (the "Offering") contemplated by this Registration Statement. Immediately prior to the Merger, (a) Phil Roman will convert his Convertible Preferred Stock (as defined below) into 750,000 shares of common stock of FRCal, no par value (the "FRCal Common Stock"), and surrender his Founder Warrant (as defined below) to FRCal for cancellation,
(b) the five holders of FRCal Redeemable Preferred Stock (as defined below) and Investor Warrants (as defined below) (BCI Growth III, L.P., Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plan of ICI American Holding, Inc., Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc., and Opco Senior Executive Investment Partnership, L.P. (collectively, the "Investors")) will exercise their Investor Warrants in full for 1,200,000 shares of FRCal Common Stock at the price provided in the Investor Warrants ($.01 per share unless the "Equity Value of the Company" as defined in the Investor Warrants shall exceed $100,000,000, in which case the exercise price may escalate from $4.55 per share up to $10.00 per share at increasing levels of Equity Value of the Company up to $130,000,000) by surrendering FRCal Redeemable Preferred Stock to satisfy the exercise price, and (c) Oppenheimer & Co., Inc. ("Opco") will exercise its Opco Warrant (as defined below) for 37,000 shares of FRCal Common Stock by using the cashless exercise feature of the Opco Warrant, resulting in the issue of 4,709 shares of FRCal Common Stock to Opco. Such transactions will be exempt from registration by virtue of Sections 3(a)(11) or 4(2) of the Securities Act. In the Merger, each outstanding share of FRCal Common Stock will be converted into and become 1.25 shares of Registrant Common Stock, and each share of FRCal Redeemable Preferred Stock will be converted into and become one share of redeemable preferred stock of the Registrant ("Registrant Redeemable Preferred Stock"). By virtue of the antidilution provisions of FRCal employee options (described below), each option will become exercisable after the Merger for a number of shares of Registrant Common Stock equal to 1.25 times the number of shares of FRCal Common Stock for which it was theretofore exercisable, at a price equal to the price at which it was theretofore exercisable divided by 1.25, disregarding fractions of a share or cent. Such transactions will be exempt from registration by virtue of Section 4(2) of the Securities Act (provided that after the effectiveness of the Registration Statement and prior to the time of the Merger Registrant expects to have filed an effective Registration Statement on Form S-8 with respect to employee options). Immediately following the Merger and the closing of the Offering, the Registrant Redeemable Preferred Stock will be redeemed at the redemption price of $10 per share plus accrued dividends.

  In July 1995 FRCal entered into a Securities Purchase Agreement with the Investors pursuant to which, in August 1995, FRCal issued to the Investors 1,200,000 shares of FRCal Class A 8% Cumulative Redeemable Preferred Stock ("FRCal Redeemable Preferred Stock") and warrants to purchase 1,200,000 shares of FRCal Common Stock ("Investor Warrants") for an aggregate purchase price of $12,000,000. In connection with such transaction, Phil Roman received for his 1,000 shares of FRCal capital stock 1,713,000 shares of FRCal Common Stock and 750,000 shares of FRCal Class B Convertible Preferred Stock ("Convertible Preferred Stock"). Mr. Roman also received a warrant to purchase 185,000 shares of FRCal Common Stock at a price of $32.43 per share, subject to adjustment (the "Founder Warrant"). In partial payment for services in connection with the transaction, FRCal issued to Opco a Warrant to purchase 37,000 shares of FRCal Common Stock at $12 per share (the "Opco Warrant"). Such transactions were exempt from registration by virtue of Sections 3(a)(11) or 4(2) of the Securities Act.

  In August 1995 FRCal issued to William Schultz, an officer, an option to purchase 60,000 shares of FRCal Common Stock at $.01 per share in satisfaction of certain rights under Mr. Schultz' employment agreement. Such transaction was exempt from registration by virtue of Section 4(2) of the Securities Act.

  In January 1996 FRCal pursuant to its Stock Option Plan granted 44 employees options to purchase an aggregate of 493,000 shares of FRCal Common Stock at a price of $10 per share. The options are not transferable, or exercisable prior to September 1996. Such transactions were exempt from registration by virtue of Section 4(2) of and Rule 701 under the Securities Act.

  In May 1996, FRCal pursuant to this Stock Option Plan granted to five employees and one consultant options to purchase 134,500 shares of FRCal Common Stock at a price of $10.65 per share. The options are not transferable, or exercisable prior to May 1997. Such transactions were exempt from registration by virtue of Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)Exhibits:

    See Exhibit Index.

  (b)Financial Statement Schedules:

    Schedules for which provision is made in the applicable accounting regulation of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) The undersigned will provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NORTH HOLLYWOOD, STATE OF CALIFORNIA, ON JULY 12, 1996.

                                          FILM ROMAN, INC.

                                                    /s/ Phil Roman
                                          By___________________________________
                                                       Phil Roman
                                           President, Chief Executive Officer
                                                      and Director


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
         /s/ Phil Roman              President, Chief Executive      July 12, 1996
____________________________________  Officer and Director
             Phil Roman               (Principal Executive
                                      Officer)
     */s/ Gregory Arsenault          Senior Vice President--         July 12, 1996
____________________________________  Finance and Administration
         Gregory Arsenault            (Principal Accounting and
                                      Financial Officer)
       */s/ Robert Cresci            Director                        July 12, 1996
____________________________________
           Robert Cresci
       */s/  Dennis Draper           Director                        July 12, 1996
____________________________________
           Dennis Draper
  */s/ Theodore T. Horton, Jr.       Director                        July 12, 1996
____________________________________
      Theodore T. Horton, Jr.
      */s/ Peter Mainstain           Director                        July 12, 1996
____________________________________
          Peter Mainstain
       */s/ Dixon Q. Dern            Director                        July 12, 1996
____________________________________
           Dixon Q. Dern
                                                                     July 12, 1996

       /s/ Phil Roman

 *By________________________

      Attorney-in-Fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1.1    Form of Underwriting Agreement
 *2.1    Plan of Reorganization Agreement dated as of May 15, 1996 by and among the Registrant, Film Roman, Inc., a California
         corporation ("Film Roman California"), and certain stockholders party thereto
 *3.1    Certificate of Incorporation of Registrant
 *3.2    Bylaws of Registrant
  4.1    Specimen Stock Certificate
  5.1    Opinion and Consent of Latham & Watkins
 10.1    Employment Agreement dated as of August 7, 1995 by and between
         Film Roman California and Mr. Phil Roman
 10.2    Employment Agreement dated as of August 7, 1995 by and between
         Film Roman California and Mr. William Schultz
 10.3    Employment Agreement dated as of February 14, 1995 by and
         between Film Roman California and Mr. Jon Vein
 10.4    Employment Agreement dated as of December 15, 1995 by and
         between Film Roman California and Ms. Jacqueline Blum
 10.5    Employment Agreement dated as of January 2, 1996 by and between
         Film Roman California and Mr. Gregory Arsenault
 10.6    Stock Option Plan of Film Roman California
 10.7    Stock Option Plan of Registrant
 10.8    Form of Stock Option Agreement for Employees
 10.9    Form of Stock Option Agreement for Directors
 10.10   Form of Stock Option Agreement for Mr. Schultz
 10.11   Lease for Registrant's headquarters and studio in North
         Hollywood, California
 10.12   Promissory Note for $1,230,000 dated as of May 31, 1996 between
         Film Roman, Inc and First Charter Bank, N.A.
 10.13   Rights Agreement dated May 30, 1995 between Daniel Aykroyd,
         Judith Belushi Pisano and Film Roman, Inc.
 10.14   Agreement dated December 11, 1990, between Film Roman, Inc. and
         Alevy Productions, Inc.
 10.15   Series Production Agreement dated as of April 27, 1990 between
         Fox Children's Network and Film Roman, Inc.
 10.16   Agreement dated as of June 20, 1995, between Film Roman, Inc.
         and Starstream Limited
 10.17   Amendment dated December 18, 1992 between Film Roman, Inc. and
         Fox Children's Network
 10.18   Amendment dated March 22, 1994 between Film Roman, Inc. and Fox
         Children's Network
 10.19   Agreement dated October 5, 1994 between Flying Heart, Inc. and
         Film Roman, Inc.
 10.20   Agreement dated February 20, 1996 with Live Film and
         Mediaworks, Inc. and Film Roman, Inc.
 10.21   Letter Agreement dated January 9, 1995 with Agreement dated
         November 22, 1993, revised December 9, 1994, December 13, 1993,
         June 23, 1994 and August 1, 1994 between Fox Children's Network
         ("FCN") and Film Roman, Inc.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  10.22  Agreement dated June 1, 1995, between Fox Children's Network and Film Roman, Inc.
  10.23  Amendment dated March 1, 1996 to the Agreement dated as of
         November 22, 1993 between Fox Children Network and Film Roman,
         Inc.
  10.24  Agreement dated September 12, 1994 between Film Roman, Inc. and
         Tone Loc, Inc.
  10.25  Agreement dated as of May 7, 1993 between Film Roman, Inc. and
         Adelaide Productions, Inc.
  10.26  Amendment dated as of May 18, 1994 revised as of June 14, 1994 between Film Roman, Inc. and Adelaide Productions, Inc.
  10.27  Amendment dated as of June 20, 1994 revised as of July 7, 1994 between Film Roman, Inc. and Adelaide Productions, Inc.
  10.28  Agreement dated November 9, 1993 between Film Roman, Inc. and
         Felix The Cat Creations, Inc.
  10.29  Agreement dated as of June 28, 1994 between CBS Entertainment and Film Roman, Inc.
  10.30  Agreement dated September 27, 1994 between Felix The Cat
         Creations, Inc. and Film Roman, Inc.
  10.31  Letter Agreement dated June 6, 1995 between Felix The Cat
         Corporation and Film Roman, Inc.
  10.32  Agreement dated September 1, 1995 between Felix Comics, Inc.
         and Film Roman, Inc.
  10.33  Agreement dated November 20, 1995 between Felix The Cat
         Creations, Inc. and Film Roman
  10.34  Amendment to Output Distribution Agreement dated February 1,
         1994 between Film Roman, Inc. and Taurus Film GmbH & Company
  10.35  Output Distribution Agreement dated as of September 1, 1994 between Film Roman, Inc. and Taurus Film GmbH & Company
  10.36  Agreement dated April 1, 1991 between United Media/Mendelson
         Production and Film Roman, Inc. re: Prime Time Television
         special
  10.37  Agreement dated April 1, 1991 between United Media/Mendelson
         Production and Film Roman, Inc. re: Saturday Morning Series
  10.38  Co-Production Agreement dated June 11, 1993 between Canal Plus and Bluebird Toys (the U.K.) Limited and Film Roman, Inc.
         regarding Mighty Max
  10.39  Agreement dated April 12, 1994 between Canal Plus and Bohbot
         Entertainment Worldwide, Inc. and Film Roman, Inc.
  10.40  Form of Agreement between Film Roman, Inc. and Threshold
         Entertainment
  10.41  Agreement dated as of March 30, 1995 as revised May 10, 1995 between Film Roman, Inc. and Greengrass Productions, Inc.
  10.42  Agreement dated as of April 15, 1996 between Film Roman, Inc.
         and The Harvey Entertainment Company
  10.43  Agreement dated as of January 29, 1992 between Film Roman, Inc.
         and 20th Television
  10.44  Agreement dated as of March 7, 1996, between Film Roman, Inc.
         and LUK International
  10.45  Agreement dated as of May 22, 1996, between Film Roman, Inc.
         and Canal-Plus--Spain
  10.46  Co-Production Agreement between Television Espanola, S.A. and
         Film Roman, Inc.
  11.1   Pro forma Earnings Per Share
 *21.1   Subsidiaries of the Registrant
  23.1   Consent of Ernst & Young LLP
  23.2   Consent of Ernst & Young LLP

 EXHIBIT
 NUMBER                       DESCRIPTION                        PAGE
 -------                      -----------                        ----
  23.3   Consent of Tanner, Mainstain & Hoffer
  23.4   Consent of Latham & Watkins (included in Exhibit 5.1)
 *24.1   Power of Attorney
 *27.1   Financial Data Schedule

- ---------------------

* Previously filed